As filed with the Securities and Exchange Commission on February 28, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CITI TRENDS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	5600	52-2150697
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(IRS employer identification number)

102 Fahm Street
Savannah, Georgia 31401
(912) 236-1561
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Edward Anderson
Chief Executive Officer
Citi Trends, Inc.
102 Fahm Street
Savannah, Georgia 31401
(912) 236-1561
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William F. Schwitter, Esq.	Richard C. Tilghman, Jr., Esq.
Paul, Hastings, Janofsky & Walker LLP	Wm. David Chalk, Esq.
75 East 55th Street	DLA Piper Rudnick Gray Cary US LLP
New York, New York 10022	6225 Smith Avenue
(212) 318-6000	Baltimore, Maryland 21209
(212) 319-4090 (fax)	(410) 580-3000
(410) 580-3001 (fax)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum	Amount of
Securities to be Registered	Aggregate Offering Price(1)(2)	Registration Fee

Common Stock, par value $.01 per share	$57,500,000	$6,767.75

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes shares of common stock subject to the underwriters’ over-allotment option.
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated February 28, 2005
Preliminary Prospectus
                        Shares
Common Stock
$             per share
This is an initial public offering of shares of common stock of Citi Trends, Inc. Citi Trends is offering                      shares of common stock and the selling stockholders identified in this prospectus are offering                      shares of common stock.
We anticipate that the initial public offering price will be between $          and $           per share. The market price of the shares after the offering may be higher or lower than the offering price.
We intend to list our common stock on the Nasdaq National Market under the symbol “CTRN.”
Investing in the common stock involves risks. See “Risk Factors” beginning on page 6.

	Per Share	Total

Price to the public	$	$
Underwriting discount	$	$
Proceeds to Citi Trends, Inc.	$	$
Proceeds to the selling stockholders	$	$
We and the selling stockholders have granted an option to the underwriters to purchase up to a maximum of                     additional shares of our common stock within 30 days following the date of this prospectus to cover over-allotments, if any. The underwriters may purchase up to  of the additional shares from us and up to                of the additional shares from the selling stockholders.
The underwriters expect to deliver the shares of common stock to purchasers on or about                     , 2005.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CIBC World Markets

Piper Jaffray	SG Cowen & Co.	Wachovia Securities
The date of this prospectus is                     , 2005

[Pictures of the outside and inside of various stores]

Page

Prospectus Summary	1
Risk Factors	6
Special Note Regarding Forward-Looking Statements	16
Use of Proceeds	17
Dividend Policy	17
Capitalization	18
Dilution	19
Selected Financial and Operating Data	20
Management’s Discussion and Analysis of Financial Condition and Results of Operations	22
Business	33
Management	42
Related Party Transactions	55
Principal and Selling Stockholders	57
Description of Capital Stock	58
Shares Eligible for Future Sale	62
Underwriting	64
Legal Matters	67
Experts	67
Where You Can Find More Information	67
Index to Financial Statements	F-1
FORM OF UNDERWRITING AGREEMENT
FORM OF SECOND AMENDED & RESTATED CERTIFICATE OF INCORPORATION
FORM OF AMENDED & RESTATED BY-LAWS
LETTER AGREEMENT
EMPLOYMENT AND NON-INTERFERENCE AGREEMENT
AMENDED EMPLOYMENT & NON-INTERFERENCE AGREEMENT
LOAN AND SECURITY AGREEMENT
FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT
SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT
THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT
FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
LEASE AGREEMENT
BANK OF AMERICA REVOLVING LINE OF CREDIT
FORM OF 2005 LONG TERM STOCK INCENTIVE PLAN
CONSENT OF KPMG LLP

You should rely only on the information contained in this prospectus. Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.
“Citi Trends,” “Citi Club,” “Citi Knights,” “Citi Nite,” “Citi Steps,” “Citi Trends Fashion for Less,” “Citi Women,” “CT Sport,” “Vintage Harlem” and “Univer Soul” are registered trademarks of Citi Trends, Inc. We also have applications pending with the U.S. Patent and Trademark Office for additional trademarks. All rights are reserved. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

Prospectus Summary
This summary highlights information contained in other parts of this prospectus, and because it is only a summary, it does not contain all of the information that you should consider before buying shares. You should read the entire prospectus carefully. All share numbers in this prospectus reflect a                     -for-one stock split of our common stock, which will occur simultaneously with the closing of this offering. Our fiscal year ends on the Saturday closest to January 31, and, except as otherwise provided, references in this prospectus to a fiscal year mean the 52- or 53-week period ended on the Saturday closest to January 31 of the succeeding year. Fiscal 2004, for example, refers to the fiscal year ending January 29, 2005.
Citi Trends, Inc.
We are a rapidly growing, value-priced retailer of urban fashion apparel and accessories for the entire family. We offer quality, branded merchandise for men, women and children, including products from nationally recognized brands, as well as private label products and a limited assortment of home décor items. Our merchandise offerings are designed to appeal to the preferences of fashion conscious consumers, particularly African-Americans. Through strong relationships with our suppliers, we are able to offer our products at compelling values, with nationally recognized branded merchandise offered at 20% to 60% discounts to department and specialty stores’ regular prices.
We currently operate 200 stores in both urban and rural markets in 12 states. Originally our stores were located in the Southeast, and we have recently expanded into the Mid-Atlantic region and Texas. Our stores average approximately 8,500 square feet of selling space, and our stores opened since the beginning of fiscal 2003 average approximately 10,300 square feet of selling space. Our stores are typically located in neighborhood strip shopping centers that are convenient to low and moderate income consumers. These store locations typically have attractive lease terms, and along with our differentiated merchandise assortment, compelling value proposition and efficient operating model, generate strong returns on store investments. Our new stores typically pay back our unit investment within 12 to 14 months.
Our predecessor was founded in 1946 and grew to become a chain of family apparel stores operating in the Southeast under the Allied Department Stores name. In 1999, our chain of stores was acquired by Hampshire Equity Partners II, L.P., or Hampshire Equity Partners, a private equity firm. Our management team has implemented several strategies designed to differentiate our stores, improve our operating and financial performance and position us for growth, including:

•	focusing our merchandise offerings on more urban fashion apparel for the entire family, with a greater emphasis on nationally recognized brands;

•	accelerating and completing the remodeling of virtually all of the 85 stores acquired in 1999;

•	refining our new store model and implementing a real estate approach focused on locating stores in low to moderate income neighborhoods close to our core customers;

•	rebranding our stores and our company to Citi Trends;

•	investing in infrastructure to support growth; and

•	implementing an aggressive growth strategy, including entering several new markets such as Houston, Norfolk and, most recently, Baltimore and Washington, D.C.
These strategies have enabled us to grow from 85 stores at the time of the acquisition to 200 stores as of January 29, 2005 and generate comparable store sales increases in each of the past four fiscal years. Our net sales increased from $80.9 million in fiscal 2000 to $157.2 million in fiscal 2003, representing a compound annual growth rate of approximately 25%, and from $108.0 million in the 39-week period ended November 1, 2003 to $137.1 million in the 39-week period ended October 30, 2004. Net income has increased from $1.2 million in fiscal 2000 to $5.9 million in fiscal 2003.

Our goal is to be the leading value-priced retailer of urban fashion apparel and accessories. We believe the following business strengths differentiate us from our competitors and are important to our success:

•	focus on providing a timely and fashionable assortment of urban apparel and accessories;

•	superior value proposition, with nationally recognized brands offered at 20% to 60% discounts to department and specialty stores’ regular prices;

•	merchandise mix that appeals to the entire family, distinguishing our stores from many competitors that focus only on women and reducing our exposure to fashion trends and demand cycles in any single category;

•	strong and flexible sourcing relationships managed by our 20-member buying team, staffed by individuals with an average of more than 20 years of retail experience;

•	attractive fashion presentation and store environment similar to a specialty apparel retailer, rather than a typical off-price store; and

•	highly profitable store model.
Our growth strategy is to open stores in new and existing markets, as well as to increase sales in existing stores. Adding stores in the markets we currently serve enables us to benefit from enhanced name recognition and achieve advertising and operating synergies, and entering new markets opens additional growth opportunities. We believe that we benefit from attractive store level economics. Our new stores opened in fiscal 2002 and fiscal 2003 generated average first full year cash return on investment of approximately 100%, and we expect for stores opened in fiscal 2004 to produce similar results. In each of fiscal 2005 and fiscal 2006, we intend to open an additional 40 stores, approximately 70% of which will be located in states we currently serve. We intend to increase comparable store sales primarily through merchandising enhancements and the expansion of product categories such as home décor and intimate apparel.
Industry
We seek to serve low to moderate income consumers generally and, particularly, to appeal to the preferences of those African-American and other consumers who want a differentiated, urban merchandise mix. We believe this market is underserved by existing retailers and benefits from several favorable characteristics including:

•	a growing market with favorable demographics;

•	our core consumers’ significant spending on apparel; and

•	the expanding appeal of urban apparel brands.
As a result of these characteristics, we believe there is significant consumer demand for a value-priced retailer that combines the operating efficiencies of a large retail chain with fashion and sourcing expertise and is focused on meeting the needs of low to moderate income consumers generally and African-American consumers specifically.
Corporate Information
We are incorporated in Delaware, and our principal executive offices are located at 102 Fahm Street, Savannah, Georgia 31401, and our telephone number is (912) 236-1561. Our website address is www.cititrends.com. Information contained in, or accessible through, our website does not constitute part of this prospectus.

The Offering

Common stock offered by Citi Trends, Inc.	shares

Common stock offered by the selling stockholders	shares

Common stock to be outstanding after the offering	shares

Use of proceeds	We estimate that the net proceeds to be received by us from this offering will be approximately $ million, after deducting underwriting discounts and commissions and offering expenses payable by us. Approximately $ million of these net proceeds will be used to redeem all of our outstanding Series A preferred stock, $.01 par value per share, or Series A Preferred Stock, and to pay all accrued and unpaid dividends thereon, and $ million will be used to repay outstanding indebtedness. We expect that the remainder of our net proceeds will be used for new store openings, the acquisition or design and construction of a new distribution center in fiscal 2006 and general corporate purposes. We will not receive any of the proceeds from the sale of shares of common stock offered by the selling stockholders.

Proposed Nasdaq National Market Symbol	“CTRN”
Unless otherwise stated, information in this prospectus assumes:

•	a for-one stock split of our common stock, which will occur simultaneously with the completion of this offering;

•	no exercise of outstanding options to purchase shares of common stock outstanding as of , 2005; and

•	no exercise of the underwriters’ over-allotment option.

Summary Financial and Operating Data
The following table provides summary financial and operating data for each of the fiscal years in the five-year period ended January 31, 2004 and for each of the 39-week periods ended November 1, 2003 and October 30, 2004, including: (a) our statement of operations data for each such period, (b) additional operating data for each such period and (c) our balance sheet data as of October 30, 2004, on an actual basis and as adjusted to give effect to the receipt and application of the net proceeds from this offering. The statement of operations data for fiscal 2002 and fiscal 2003 are derived from financial statements included elsewhere in this prospectus that have been audited by KPMG LLP, independent registered public accountants. The statement of operations data for fiscal 2001 are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for fiscal 1999 and fiscal 2000 are derived from our audited financial statements that are not included in this prospectus. The statement of operations data for the 39-week periods ended November 1, 2003 and October 30, 2004 and the balance sheet data as of October 30, 2004 are derived from our unaudited condensed interim financial statements included elsewhere in this prospectus. In the opinion of management, these unaudited condensed interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments (consisting only of normal recurring adjustments) and fairly present the financial information for these periods. The summary financial and operating data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the sections of this prospectus entitled “Selected Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. Historical results are not necessarily indicative of results to be expected for any future period.

	Fiscal Year Ended(1)										39 Weeks Ended

	January 29,		February 3,		February 2,		February 1,		January 31,		November 1,		October 30,
	2000(2)		2001		2002		2003		2004		2003		2004

	(dollars in thousands, except per share data amounts and additional operating data)
Statement of Operations Data:
Net sales		$42,220		$80,939		$97,933		$124,951		$157,198		$107,952		$137,129
Cost of sales		27,717		51,762		62,050		77,807		98,145		67,466		86,288

Gross profit		14,503		29,177		35,883		47,144		59,053		40,486		50,841
Selling, general and administrative expenses		14,976		26,834		31,405		38,760		48,845		35,932		46,014

Income (loss) from operations		(472)		2,343		4,478		8,385		10,208		4,554		4,827
Interest expense(3)		172		787		455		256		563		315		558

Income (loss) before income taxes		(645)		1,556		4,023		8,129		9,645		4,239		4,269
Income tax expense		19		358		1,566		3,101		3,727		1,638		1,644

Net income (loss)		$(664)		$1,198		$2,457		$5,028		$5,918		$2,601		$2,625

Net income per common share:
Basic	$		$		$		$		$		$		$
Diluted	$		$		$		$		$		$		$
Weighted average shares used to compute net income per share:
Basic
Diluted

Additional Operating Data:
Number of stores:
Opened during period		-		23		12		16		25		23		35
Closed during period		-		0		4		2		1		1		1
Open at end of period		92		115		123		137		161		159		195
Comparable store sales increase(4)		-		17.6%		6.5%		14.6%		5.5%		5.9%		2.3%
(footnotes on following page)

	As of October 30, 2004

	Actual	As Adjusted

	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$2,156	$
Total assets	60,908
Total liabilities	41,787
Total stockholders’ equity	19,121

(1)	Our fiscal year ends on the Saturday closest to January 31 of each year. Fiscal years 2001, 2002 and 2003 comprise 52 weeks. Fiscal year 2000 comprises 53 weeks.

(2)	The fiscal year ended January 29, 2000 consists only of the period from April 13, 1999 (the date we were acquired by Hampshire Equity Partners) to January 29, 2000. The period contained 41 weeks and five days.

(3)	Our Series A Preferred Stock, which will be redeemed using a portion of the net proceeds from this offering, was reclassified as debt as of the second quarter of fiscal 2003, in accordance with the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The amount of dividends treated as interest expense in fiscal 2003 was $189,000 and none in fiscal 2002. For the 39-week periods ended October 30, 2004 and November 1, 2003, the amount of dividends treated as interest expense was $243,000 and $108,000, respectively.

(4)	Stores included in the comparable store sales calculation for any period are those stores that were opened prior to the beginning of the preceding fiscal year and were still open at the end of such period. Relocated stores and expanded stores are included in the comparable store sales results.

Risk Factors
An investment in shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition and results of operations.
Risks Relating to Citi Trends, Inc.

Our success depends on our ability to anticipate, identify and respond rapidly to changes in consumers’ fashion tastes, and our failure to evaluate adequately fashion trends could have a material adverse effect on our business, financial condition and results of operations.
The apparel industry in general and our core customer market in particular are subject to rapidly evolving fashion trends and shifting consumer demands. Accordingly, our success is heavily dependent on our ability to anticipate, identify and capitalize on emerging fashion trends, including products, styles and materials that will appeal to our target consumers. Our failure to anticipate, identify or react appropriately to changes in styles, trends, brand preferences or desired image preferences is likely to lead to lower demand for our merchandise, which could cause, among other things, sales declines, excess inventories and higher markdowns. The inaccuracy of our forecasts regarding fashion trends could have a material adverse effect on our business, financial condition and results of operations.

The success of our growth strategy depends on our ability to add a significant number of new stores, and we may be unable to do so. Also, the addition of a significant number of stores could strain our resources and cause the performance of our existing stores to suffer.
Our ability to continue to increase our net sales and earnings depends, in large part, on opening new stores and operating our new and existing stores profitably. We opened 40 new stores in fiscal 2004 and 25 new stores in fiscal 2003, and we intend to open 40 new stores in each of fiscal 2005 and fiscal 2006. If we are unable to open all of these stores or operate them profitability, we may not achieve our forecasted sales and earnings growth targets. This could have a material adverse effect on our financial condition and results of operation as well as cause a significant decline in the market price of our common stock.
The success of our growth strategy is dependent upon, among other things:

•	identifying suitable markets and sites within those markets for new store locations;

•	negotiating acceptable lease terms for new store locations;

•	hiring, training and retaining competent sales and store management personnel;

•	obtaining adequate capital;

•	effectively managing higher levels of inventory to meet the needs of new and existing stores on a timely basis;

•	maintaining the appropriate proportion of new stores to existing stores in a particular market so that sales at existing stores do not decline due to a lack of new customers and a dispersion of existing customers;

•	fostering existing and new relationships with suppliers capable of providing us with a sufficient amount of merchandise to meet our growing needs as we increase the number of our stores;

•	successfully integrating the new stores into our existing operations and expanding our infrastructure to accommodate our growing number of stores; and

•	developing and operating additional distribution capacity as we increase the number of stores.
Growth of our store base will place increased demands on our operating, managerial and administrative resources and may lead to management and operating inefficiencies. These demands and inefficiencies may cause deterioration in the financial performance of our individual stores and, therefore, our entire business.

Expansion into new markets may present risks different from our existing markets, and we may have difficulty overcoming them.
Our growth strategy includes entry into new geographic markets, which may:

•	present competitive and distribution challenges that are different from those we currently face;

•	require us to alter our merchandise to appeal to fashion preferences in new markets that are different from those in our existing markets;

•	require us to alter our merchandise selection to meet cultural and/or climate differences, such as colder winter weather than in the southeastern United States where most of our current stores are located;

•	result in higher costs, such as rent, distribution, labor and advertising; and

•	cause the stores we open in new markets to achieve lower sales because consumers are not familiar with the Citi Trends name and concept in new markets.
The opening of stores in new markets could have a material adverse effect on our business, financial condition and results of operations if the new stores do not perform at comparable levels to our current stores or if we are unable to open new stores on a timely basis.

Our net sales, inventory levels and earnings fluctuate on a seasonal basis, which makes our business more susceptible to adverse events that occur during those seasons.
Our net sales and earnings are disproportionately higher during the first and fourth quarters each year due to the importance of the spring selling season, which includes Easter, and the fall selling season, which includes Christmas. Factors negatively affecting us during the first and fourth quarters, including adverse weather and unfavorable economic conditions, will have a greater adverse effect on our financial condition than if our business were less seasonal.
In order to prepare for the spring and fall selling seasons, we must order and keep in stock significantly more merchandise than during other parts of the year. This seasonality makes our business more susceptible to the risk that our inventory will not satisfy actual consumer demand. Any unanticipated demand imbalances during these peak shopping seasons could require us either to sell excess inventory at a substantial markdown or fail to satisfy our consumers. In either event, our net sales and gross margins may be lower than historical levels, which could have a material adverse effect on our business, financial condition and results of operations.

Our business and growth strategies depend on our ability to obtain a sufficient amount of merchandise, and our failure to meet current and increased merchandising needs could have a material adverse effect on our business, financial condition and results of operations.
Our relationships with our suppliers generally are not on a contractual basis and do not guarantee us adequate supplies, quality or acceptable pricing on a long-term basis. Most of our suppliers could discontinue selling to us at any time. In addition, our growth strategy presents potential supply problems if our existing suppliers are unable to meet our increased needs and we cannot locate alternative sources of supply. If we lose the services of one or more of our significant suppliers or one or more of them fail to meet our needs, we may be unable to obtain replacement merchandise in a timely manner. Any such unforeseen supply problems could have a material adverse effect on our business, financial condition and results of operations. It is important that we establish relationships with reputable vendors to prevent the possibility that we inadvertently receive counterfeit brands or unlicensed goods. Although we have a quality assurance team to check merchandise in an effort to assure that we purchase only authentic brands and licensed goods and are careful in selecting our vendors, we may receive products that we are prohibited from selling or incur liability for selling counterfeit brands or unlicensed goods, which could have a material adverse effect on our business, financial condition and results of operations.
Additionally, some of our suppliers sell us products under license agreements with other manufacturers or other owners of the brand or trademark. If any of these licenses is terminated, we may be unable to obtain replacement merchandise of comparable fashion appeal or quality, in the same quantities or at the same prices. This could have a material adverse effect on our business, financial condition and results of operations.

We rely on only two distribution centers, one of which also serves as our corporate headquarters, and our stores are concentrated in the southeastern United States. Therefore, any significant disruption to our distribution process or southeastern retail locations could have a material adverse effect on our business, financial condition and results of operations.
Our ability to distribute merchandise to our store locations in a timely manner is essential to the efficient and profitable operation of our business. At the center of our distribution process are our two distribution centers located in Savannah, Georgia, one of which also serves as our corporate headquarters. Any natural disaster or other disruption to the operation of either of these facilities due to fire, hurricane, other natural disaster or any other cause could damage a significant portion of our inventory or impair our ability to stock adequately our stores and process product returns to suppliers.
In addition, Savannah, Georgia and the southeastern United States are vulnerable to significant damage or destruction from hurricanes and tropical storms. Although we maintain insurance on our stores and other facilities, the economic effects of a natural disaster that affects our distribution centers and/or a significant number of our stores could have a material adverse effect on our business, financial condition and results of operations.
We will need additional distribution capacity in the next two to three years to support our anticipated growth. Although we currently intend to acquire or design and construct a new distribution center in southeastern Georgia during this time period, there is no assurance that we will be able to acquire or design and construct such a center in a cost efficient manner. In order to maintain the efficient operation of our business, additional centers may need to be located in closer proximity to the new markets that we enter. In addition, we may have difficulty finding suitable locations for new distribution centers, and, if we do, they may be more expensive to operate than our existing facilities. Our failure to expand our distribution capacity on a timely basis to keep pace with our anticipated growth in stores could have a material adverse effect on our business, financial condition and results of operations.
Fluctuations in our comparable store sales and quarterly results of operations could cause the market price of our common stock to decline substantially.
Our comparable store sales and quarterly results have fluctuated significantly in the past, and we expect them to continue to fluctuate in the future. Our comparable store sales and quarterly results of operations are affected by a variety of factors, including:

•	fashion trends, including consumer response to new and existing styles;

•	seasonal demand for apparel;

•	calendar shifts of holidays;

•	our merchandise mix and the gross margins we achieve on the various merchandise we sell;

•	our ability to source, manage and distribute merchandise effectively;

•	changes in general economic conditions, the retail sales environment and consumer spending patterns;

•	weather conditions, natural disasters, acts of war or terrorism and other events outside of our control;

•	actions of our competitors or anchor tenants in the strip shopping centers where our stores are located;

•	the timing and effectiveness of our advertising and other marketing campaigns;

•	the level of pre-opening expenses associated with new stores; and

•	the timing of new store openings and the relative proportion of new stores to existing stores.
Since the beginning of fiscal 2003, our quarter-to-quarter comparable store sales have ranged from an increase of 0.3% to an increase of 9.6%. In addition, our comparable store sales in the 39-week period ended October 30, 2004 were lower than our historical average. We cannot assure you that we will be able to maintain historical levels of comparable store sales as we execute our growth strategy and expand our business.
If our comparable store sales and quarterly results fail to meet the expectations of the market generally, the market price of our common stock could decline substantially.

We depend on the experience and expertise of our senior management team, and the departure of one or more members of that team could have a material adverse effect on our business, financial condition and results of operations.
The success of our business is dependent upon the close supervision of all aspects of our business by our senior management, particularly the operation of our stores, the selection of our merchandise and the site selection for new stores. If we lose the services of R. Edward Anderson, our Chief Executive Officer, or George Bellino, our President and Chief Merchandising Officer, or another member of our senior management team, our business could be adversely affected.
We experience significant employee turnover rates, particularly among store sales associates and managers, and we may be unable to hire and retain enough trained employees to support our existing operations or our planned growth.
Like most retailers, we experience significant employee turnover rates, particularly among store sales associates and managers, and our continued growth will require us to hire and train even more new personnel. We therefore must continually hire and train new personnel to meet our staffing needs. We constantly compete for qualified personnel with companies in our industry and in other industries. A significant increase in the turnover rate among our store sales associates and managers would increase our recruiting and training costs and could decrease our operating efficiency and productivity. If this were to occur, we may not be able to service our customers as effectively, thus reducing our ability to continue our growth and to operate our existing stores as profitably as we have in the past. It is possible that we will be unable to continue to recruit, hire, train and retain a sufficient number of qualified store sales associates and managers to execute our growth strategy or meet the needs of our current business. Our continued success is dependent on our ability to attract, retain and motivate quality employees, including managers, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.
Increases in the minimum wage could have a material adverse effect on our business, financial condition and results of operations.
From time to time, legislative proposals are made to increase the minimum wage in the United States, as well as certain individual states. Wage rates for many of our employees are at or slightly above the minimum wage. As federal and/or state minimum wage rates increase, we may need to increase not only the wage rates of our minimum wage employees but the wages paid to our other hourly employees as well. Any increase in the cost of our labor could have a material adverse effect on our business, financial condition and results of operations.
Our failure to protect our trademarks could have a negative effect on our brand image and limit our ability to penetrate new markets.
We believe that our “Citi Trends” trademark is integral to our store design and our success in building consumer loyalty to our brand. We have registered this trademark with the U.S. Patent and Trademark Office. We have also registered, or applied for registration of, additional trademarks with the U.S. Patent and Trademark Office that we believe are important to our business. We cannot assure you that these registrations will prevent imitation of our name, merchandising concept, store design or private label merchandise or the infringement of our other intellectual property rights by others. Imitation of our name, concept, store design or merchandise in a manner that projects lesser quality or carries a negative connotation of our brand image could have a material adverse effect on our business, financial condition and results of operations.
In addition, we cannot assure you that others will not try to block the manufacture or sale of our private label merchandise by claiming that our merchandise violates their trademarks or other proprietary rights. Other entities may have rights to trademarks that contain the word “Citi” or may have rights in similar or competing marks for apparel and/or accessories. If these entities were to claim that we have infringed on their rights, we may be unable to reach licensing arrangements with these parties or otherwise reach agreements for the continued manufacture and sale of our merchandise. This could have a material adverse effect on our business, financial condition and results of operations.

We are subject to various legal proceedings, which could have a material adverse effect on our business, financial condition and results of operations, if the outcome of such proceedings are adverse to us.
We are from time to time involved in various legal proceedings incidental to the conduct of our business. Such claims may be made by our customers, employees or former employees. We are currently the defendant in two putative collective action lawsuits commenced by former employees under the Fair Labor Standards Act. The plaintiff in each of the lawsuits is represented by the same law firm, and both suits are pending in District Court of the United States for the Middle District of Alabama, Northern Division. Each of the cases is in its early stages, and we are in the process of evaluating the claims made. Our review of the allegations is preliminary, and we plan to defend these suits vigorously. No assurance can be given about the outcome of these cases, and if they are adversely decided they could have a material adverse effect on our business, financial condition and results of operations.
Our ability to attract consumers to our stores depends on the success of the strip shopping centers and downtown business districts where our stores are located.
We locate our stores in strip shopping centers, street front locations and downtown business districts where we believe our consumers and potential consumers shop. The success of an individual store can depend on favorable placement within a given strip shopping center or business district. We cannot control the development of alternative shopping destinations near our existing stores or the availability or cost of real estate within existing or new shopping destinations. If our store locations fail to attract sufficient consumer traffic or we are unable to locate replacement locations on terms acceptable to us, our business, results of operations, and financial condition could suffer. If one or more of the anchor tenants located in the strip shopping centers or business districts where our stores are located close or leave, or if there is significant deterioration of the surrounding areas in which our stores are located, our business, results of operations and financial condition may be adversely affected.
A key part of our operating policy is to offer merchandise from nationally recognized brands, and our inability to obtain this branded merchandise could have a material adverse effect on our business, financial condition and results of operations.
Approximately 30% of our net sales consist of merchandise of nationally recognized brands. These brands are also offered by a number of the major department stores, specialty retailers and other off-price apparel chains such as The TJX Companies, Inc., or TJX Companies, Burlington Coat Factory Warehouse Corp., or Burlington Coat Factory and Ross Stores, Inc., or Ross Stores. Many of these retailers have better name recognition among consumers than we have and purchase significantly more merchandise from vendors. As a result, these retailers may be able to purchase branded merchandise that we cannot purchase because of their name recognition and relationships with suppliers, or they may be able to purchase branded merchandise with better pricing concessions than we receive. As a result, we cannot be certain that we can continue to obtain sufficient quantities of the most popular items of the nationally recognized brands at attractive prices. If we cannot, our business, financial condition and results of operations may be adversely affected.
The retail apparel market is highly competitive, and our failure to meet the challenges of our competitors could have a material adverse effect on our business, financial condition and results of operations.
The retail apparel market is highly competitive, with few barriers to entry. We compete against a diverse group of retailers, including national and local off-price and specialty retail stores, regional retail chains, traditional department stores, Internet and other direct retailers, and, to a lesser extent, mass merchandisers. Our competitors include national off-price apparel chains such as TJX Companies, Burlington Coat Factory and Ross Stores. We also compete with mass merchants such as Wal-Mart and Kmart, general merchandise discount stores and dollar stores, which offer a variety of products, including apparel, for the value-conscious consumer. Finally, we compete with a variety of smaller discount retail chains that only sell women’s products, such as Rainbow, Dots, Fashion Cents, and Simply Fashions. The level of competition we face from these retailers varies depending on the product segment, as many of our competitors do not offer apparel for the entire family. Our greatest competition is generally in women’s apparel. Many of our competitors are larger than we are and have substantially greater resources than we do and, as a result, may be able to adapt better to changing market conditions, exploit new opportunities, exert greater pricing pressures on suppliers and open new stores more quickly and effectively than we can. Our local and regional competitors have extensive knowledge of the consumer base and may be able to garner more loyalty from the consumer than we can. If the consumer base we serve is satisfied with the selection, quality and price of our competitors’ products, consumers may decide not to shop in our stores. Additionally, if our existing competitors or other retailers decide to focus more on our core customers, particularly African-Americans consumers, we may have greater difficulty in competing effectively and our business, financial condition and results of operations could be adversely affected.
The retail industry periodically has experienced consolidation and other ownership changes. In the future, other United States or foreign retailers may consolidate, undergo restructurings or reorganizations, or realign their affiliations. Any of these developments could result in our competitors increasing their buying power or market visibility. These developments may cause us to lose market share and could have a material adverse effect on our business, financial condition and results of operations.
We are in the process of upgrading our website to enable Internet sales of selected urban branded apparel provided by third parties. While we are performing our upgrade, the loss of consumers to online competitors could have a material adverse effect on our business, financial condition and results of operations.
Changes in the regulatory environment governing our business could have a material adverse effect on our business, financial condition and results of operations.
We are subject to a wide range of laws and regulations related to the operation of our business. These include truth-in-advertising, customs, consumer protection, zoning, occupancy and other laws that regulate retailers generally and/or govern the importation, promotion and sale of merchandise, and the operation of retail stores and warehouse facilities. Although we monitor changes in these laws, violations by our employees, importers, buying agents, manufacturers or distributors could result in delays in shipments and receipt of goods and could subject us to fines or other penalties, any of which could have a material adverse effect on our business, financial condition and results of operations.
Our business is sensitive to general economic conditions and consumer spending patterns, and adverse changes in these conditions or spending patterns could have a material adverse effect on our business, financial condition and results of operations.
Downturns, or the expectation of a downturn, in general economic conditions could adversely affect consumer spending patterns and our sales and results of operations. Because apparel generally is a discretionary purchase, declines in consumer spending patterns may have a more negative effect on apparel retailers than some other retailers. Therefore, we may not be able to maintain our historical rate of growth in revenues and earnings, or remain as profitable, if there is a decline in consumer spending patterns. In addition, since the majority of our stores are located in the southeastern United States, our operations are more susceptible to regional factors than the operations of our more geographically diversified competitors. Therefore, any adverse economic conditions that have a disproportionate effect on the southeastern United States could have a greater negative effect on our business, financial condition and results of operations than on retailers with a more geographically diversified store base.
We depend on our management information systems to operate our business efficiently, and we rely on third parties for upgrading and maintaining these systems. Any failure of these systems or the inability of third parties to continue to upgrade and maintain the systems could have a material adverse effect on our business, financial condition and results of operations.
We depend on the accuracy, reliability and proper functioning of our management information systems, including systems used to track our sales and facilitate inventory management. We also rely on our management information systems for merchandise planning, replenishment and markdowns, and other key business functions. These functions enhance our ability to optimize sales while limiting markdowns and reducing inventory risk through properly marking down slow-selling styles, reordering existing styles and effectively distributing new inventory to our stores. We do not currently have redundant systems for all functions performed by our management information systems. Any interruption in these systems could impair our ability to manage our inventory effectively, which could have a material adverse effect on our business, financial condition and results of operations. To support our growth, we will need to expand our management information systems, and our failure to link and maintain these systems adequately could have a material adverse effect on our business, financial condition and results of operations.
We depend on third-party suppliers to maintain and periodically upgrade our management information systems, including the software programs supporting our inventory management functions. This software is licensed to us by third-party suppliers. If any of these suppliers is unable to continue to maintain and upgrade these software programs and if we are unable to convert to alternate systems in an efficient and timely manner, it could result in a material adverse effect on our business, financial condition and results of operations.
Our failure to implement and maintain effective internal controls in our business could have a material adverse effect on our business, financial condition, results of operations and stock price.
We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. We will be required to comply with Section 404 no later than the time we file our annual report for fiscal 2005 with the Securities and Exchange Commission, or the Commission. During the course of our testing, we may identify deficiencies in our internal controls, which we may be unable to correct in time to meet the deadline imposed by the Sarbanes-Oxley Act of 2002. If we fail to achieve and maintain the adequacy of our internal controls in accordance with applicable standards as then in effect supplemented or amended from time to time, we may be unable to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important in our effort to prevent financial fraud. If we cannot produce reliable financial reports or prevent fraud, our business, financial condition and results of operations could be harmed, investors could lose confidence in our reported financial information, the market price of our stock could decline significantly and we may be unable to obtain additional financing to operate and expand our business.
We may need additional capital to fund future growth and may not be able to obtain it on acceptable terms or at all.
We may need to raise additional debt or equity capital in the future to open new stores, to respond to competitive pressures or to respond to unforeseen financial requirements. We may not be able to obtain additional capital on commercially reasonable terms or at all. If this were to occur, we could be forced to incur indebtedness with above-market interest rates or with substantial restrictive covenants, issue equity securities that dilute the ownership interests of existing stockholders or scale back our operations and/or store growth strategy. If we cannot find adequate capital on acceptable terms, we could be forced to curtail our growth plans and/ or our existing operations, which could have a material adverse effect on our business, financial condition and our results of operations.
Adverse trade restrictions may disrupt our supply of merchandise. We also face various risks because much of our merchandise is imported from abroad.
We cannot predict whether any of the countries in which our merchandise currently is manufactured or may be manufactured in the future will be subject to new trade restrictions imposed by the United States or other foreign governments, including the likelihood, type or effect of any such restrictions. Trade restrictions, including increased tariffs or quotas, embargoes, and customs restrictions, against apparel items, as well as United States or foreign labor strikes, work stoppages or boycotts, could increase the cost or reduce the supply of apparel available to us and have a material adverse effect on our business, financial condition and results of operations.
We purchase the products we sell directly from over 1,000 vendors, and a substantial portion of this merchandise is manufactured outside of the United States and imported by our vendors. Our vendors’ imports may be subject to existing or future duties and quotas, and they may face competition from other companies for production facilities, import quota capacity and shipping capacity. We also face a variety of other risks generally associated with relying on vendors that do business in foreign markets and import merchandise from abroad, such as: (i) political instability; (ii) enhanced security measures at United States ports, which could delay delivery of imports; (iii) imposition of new or supplemental duties, taxes, and other charges on imports; (iv) delayed receipt or non-delivery of goods due to the failure of foreign-source suppliers to comply with applicable import regulations; (v) delayed receipt or non-delivery of goods due to organized labor strikes or unexpected or significant port congestion at United States ports; and (vi) local business practice and political issues, including issues relating to compliance with domestic or international labor standards which may result in adverse publicity. The United States may impose new initiatives that adversely affect the trading status of countries where apparel is manufactured. These initiatives may include retaliatory duties or other trade sanctions that, if enacted, would increase the cost of products imported from countries where our vendors acquire merchandise. Any of these factors could have a material adverse effect on our business, financial condition and result of operations.
The removal of import quotas may adversely affect our business.
On January 1, 2005, in accordance with the World Trade Organization, or the WTO, Agreement on Textiles and Clothing, the import quotas on textiles and clothing manufactured by countries that are members of the WTO were eliminated. While the exact impact of this quota removal is uncertain, the increased access to foreign textile markets could result in a surge of imported goods from countries that benefit from the removal of the quotas which, in turn, could create logistical delays in our ability to maintain required inventory levels. In addition, the quota removal may alter the cost differential between vendors that source domestically and vendors that source more extensively from overseas. We believe this could lower the cost of apparel products and thereby reduce our average dollar amount of sales per customer in our stores. Further, a number of actions have been taken or threatened by parties affected by the removal of the quotas, including domestic producers and foreign countries that allege they will be unfairly competitively harmed by the removal of the quotas on goods manufactured in larger countries. These may include legal actions challenging the removal of the quotas as well as retaliatory actions, which may disrupt the supply chain of products from foreign markets or make it difficult to predict accurately the prices of merchandise to be imported from a particular country. The outcome of these actions or other trade disruptions may have an adverse effect on our business, financial condition or results of operations.
Risks Relating to this Offering of Common Stock
Our stock price may be volatile, and you may lose all or a part of your investment.
Prior to this offering, there has been no public market for our common stock, and an active market for our shares may not develop or be sustained after this offering. The initial public offering price for our common stock will be determined by negotiations between us and the underwriters and may not be representative of the price that will prevail in the open market. The market price of our common stock may be subject to significant fluctuations after our initial public offering. It is possible that in some future periods, our results of operations may be below the expectations of investors and any securities analysts that choose to follow our common stock. If this occurs, our stock price may decline. Factors that could affect our stock price include the following:

•	actual or anticipated fluctuations in our operating results;

•	changes in securities analysts’ recommendations or estimates of our financial performance;

•	publication of research reports by analysts;

•	changes in market valuations of companies similar to ours;

•	announcements by us, our competitors or other retailers;

•	the trading volume of our common stock in the public market;

•	changes in economic conditions;

•	financial market conditions; and

•	the realization of some or all of the risks described in this section entitled “Risk Factors.”
In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the market prices of the equity securities of retailers have been extremely volatile and have recently experienced sharp price and trading volume changes. These broad market fluctuations may adversely affect the market price of our common stock.

We will have broad discretion in how we use the proceeds of this offering, and we may not use these proceeds effectively.
We will have considerable discretion in how we use the net proceeds from this offering. We currently intend to use the net proceeds to redeem all of our Series A Preferred Stock and to pay all accrued and unpaid dividends thereon, to repay all indebtedness under the mortgage on our Fahm Street facility and under our existing revolving lines of credit, for new store openings, for the acquisition or design and construction of a new distribution center and for general corporate purposes. See the information in the section entitled “Use of Proceeds.” We have not yet finalized the amount of net proceeds that we will use specifically for each of these purposes, other than the redemption of our Series A Preferred Stock. We may use the net proceeds for purposes that do not yield a significant return for our stockholders.
As a new investor, you will incur substantial dilution as a result of this offering.
The initial public offering price will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution of $           per share in pro forma net tangible book value. See the information in the section entitled “Dilution.” This dilution is due primarily to earlier investors in our company having paid substantially less than the initial public offering price when they purchased their shares and to the deduction of the $          in underwriting discounts and commissions and estimated offering expenses payable by us.
Securities analysts may not initiate coverage of our common stock, or, if they do, they may issue negative reports that adversely affect the price of our common stock.
The trading market for our common stock will depend in part on the research and reports that industry or financial analysts publish about us or our industry. In the event that our common stock receives research coverage, public statements by these securities analysts may affect our stock price. If any of the analysts who cover our company downgrades the rating of our common stock, our common stock price would likely decline. If any of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our common stock price to decline. Further, if no analysts choose to cover our company, the lack of research coverage may depress the market price of our common stock.
In addition, recently-adopted rules mandated by the Sarbanes-Oxley Act of 2002 and a global settlement with the Commission have caused a number of fundamental changes in how securities analysts are reviewed and compensated. In particular, many investment banking firms are now required to contract with independent financial analysts for their stock research. In this environment, it may be difficult for companies with smaller market capitalizations, such as our company, to attract independent financial analysts to cover them, which could have a negative effect on the market price of our common stock.
After this offering, a significant amount of our common stock will be concentrated in the hands of one of our existing stockholders whose interests may not coincide with yours.
Upon the completion of this offering, Hampshire Equity Partners will own approximately      % of our common stock, or approximately      % if the over-allotment option is exercised in full. As a result, Hampshire Equity Partners will continue to have an ability to exercise control over matters requiring stockholder approval. These matters include the election of directors and the approval of significant corporate transactions, including potential mergers, consolidations or sales of all or substantially all of our assets. Immediately following the consummation of this offering, Hampshire Equity Partners will have one representative, our current Chairman of the Board, on our five member board of directors. In connection with this offering, we will enter into a nominating agreement with Hampshire Equity Partners pursuant to which we, acting through our nominating and corporate governance committee, will agree, subject to the requirements of our directors’ fiduciary duties, that (i) Hampshire Equity Partners will be entitled to designate two directors to be nominated for election to our board of directors as long as Hampshire Equity Partners owns in the aggregate at least 40% of the shares of our common stock which it owned immediately prior to the consummation of this offering or (ii) Hampshire Equity Partners will be entitled to designate one director to be nominated for election to our board of directors as long as Hampshire Equity Partners owns in the aggregate less than 40% and at least 15% of the shares of our common stock which it owned immediately prior to the consummation of this offering. If at any time Hampshire Equity Partners owns less than 15% of the shares of our common stock which it owned immediately prior to the consummation of this offering, it will not have the right to nominate any directors for election to our board of directors. Your interests as a holder of the common stock may differ from the interests of Hampshire Equity Partners.
There may be sales of substantial amounts of our common stock after this offering, which could cause our stock price to fall.
Our current stockholders hold a substantial number of shares that they will be able to sell in the public market in the near future. Upon the consummation of this offering,                      shares of our common stock will be outstanding. As of                     , 2005,                      additional shares of our common stock were subject to outstanding stock options. All of the shares sold in this offering will be freely tradable, except for any shares acquired by holders who are subject to market stand-off provisions or lock-up agreements entered into in connection with this offering, or by any of our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended, which generally includes officers, directors and 10% or greater stockholders. Sales of a significant portion of the shares of our common stock outstanding after this offering will continue to be restricted as a result of securities laws or contractual arrangements, including lock-up agreements entered into between our directors and officers and the representatives of the underwriters in this offering. These lock-up agreements restrict holders’ ability to transfer their stock for 180 days after the date of this prospectus. Of the outstanding restricted shares,                     will be available for sale in the public market beginning 90 days after the consummation of this offering, and                     will be available for sale in the public market 180 days after the date of this prospectus. The managing underwriter may, however, waive the lock-up period at any time for any stockholder who is party to a lockup agreement. In addition, following consummation of this offering, Hampshire Equity Partners will have certain registration rights related to shares of our common stock held by it. Sales of a substantial number of shares of our common stock after this offering, or after the expiration of applicable lock-up periods, could cause our stock price to fall and/or impair our ability to raise capital through the sale of additional stock.
Provisions in our certificate of incorporation and by-laws and Delaware law may delay or prevent our acquisition by a third party.
Our second amended and restated certificate of incorporation and amended and restated by-laws contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions include, among other things, a classified board of directors, advance notice for raising business or making nominations at stockholder meetings and “blank check” preferred stock. Blank check preferred stock enables our board of directors, without stockholder approval, to designate and issue additional series of preferred stock with such dividend, liquidation, conversion, voting or other rights, including convertible securities with no limitations on conversion, as our board of directors may determine, including rights to dividends and proceeds in a liquidation that are senior to the common stock.
We are also subject to several provisions of the Delaware General Corporation Law that could delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock or may otherwise be in the best interests of our stockholders. You should refer to the section entitled “Description of Capital Stock” for more information.
We do not currently intend to pay dividends on our common stock.
We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future.

Special Note Regarding Forward-Looking Statements
We have made forward-looking statements in this prospectus, including in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Business.” All statements other than historical facts contained in this prospectus, including statements regarding our future financial position, business policy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. For example, our statements to the effect that we intend to open a specified number of new stores, that we intend to increase comparable store sales, and that we intend to achieve a specified return on invested capital constitute forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events, including, among other things:

•	implementation of our growth strategy;

•	our ability to anticipate and respond to fashion trends;

•	competition in our markets;

•	consumer spending patterns;

•	actions of our competitors or anchor tenants in the strip shopping centers where our stores are located;

•	anticipated fluctuations in our operating results; and

•	economic conditions in general.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in the section entitled “Risk Factors” and elsewhere in this prospectus.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Commission, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

Use of Proceeds
We estimate that we will receive net proceeds from this offering of approximately $           million, at an assumed initial public offering price of $           per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that we will receive additional net proceeds of approximately $           million. We will not receive any of the proceeds from the sale of shares of common stock offered by the selling stockholders.
We intend to use the net proceeds from this offering as follows:

•	$ million to redeem all of our outstanding Series A Preferred Stock and to pay all accrued and unpaid dividends thereon;

•	$ million to repay outstanding indebtedness under the loan from National Bank of Commerce to us, that is secured by our Savannah, Georgia headquarters, and bears interest at a fixed rate of 6.80% and matures on July 12, 2007;

•	to repay outstanding indebtedness under our $3.0 million revolving line of credit with Bank of America that, as of October 30, 2004, bears interest at a rate of 3.96% per annum;

•	to repay outstanding indebtedness under our $25.0 million revolving line of credit with Congress Financial that, as of October 31, 2004, bears interest at a rate of 4.75% per annum; and

•	any remaining net proceeds for new store openings, including the acquisition or design and construction of a new distribution center in fiscal 2006 and general corporate purposes.
Dividend Policy
We have never declared or paid any dividends on our common stock and do not intend to pay any dividends on our common stock in the foreseeable future. We currently intend to retain any future earnings to finance the expansion of our business and for general corporate purposes. Our board of directors has the authority to declare and pay dividends on our common stock, in its discretion, so long as there are funds legally available to do so.

Capitalization
The table below sets forth the following information as of October 30, 2004:

•	on an actual basis; and

•	as adjusted to give effect to (a) the sale by us of shares of common stock in this offering, (b) the receipt and application of net proceeds of $ million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the repayment of indebtedness described under the section entitled “Use of Proceeds” and (c) the filing of our second amended and restated certificate of incorporation upon consummation of this offering.

	As of October 30, 2004

	Actual	As Adjusted

	(in thousands, except share and per
	share amounts)
Cash and cash equivalents	$2,156	$

Long-term debt (including current portion)	$1,521		$-
Capital lease obligations (including current portion)	$1,261	$
Preferred shares subject to mandatory redemption:
Series A preferred stock, $.01 par value per share, 3,500 shares authorized, issued and outstanding, actual; none authorized, issued or outstanding, as adjusted(1)	4,404		-
Stockholders’ equity:
Common stock, $.01 par value per share, shares authorized, issued and outstanding, actual; issued or outstanding, as adjusted	4
Preferred stock, $.01 par value per share, none authorized, issued or outstanding, actual; authorized, none issued or outstanding, as adjusted	-		-
Additional paid-in capital	4,110
Subscription receivable	(25)		-
Retained earnings	15,197
Treasury stock	(165)

Total stockholders’ equity	19,121

Total capitalization	$26,307	$

(1)	Our Series A Preferred Stock, which will be redeemed using a portion of the net proceeds from this offering, was reclassified as debt as of the second quarter of fiscal 2003, in accordance with SFAS No. 150.

Dilution
Our net tangible book value as of October 30, 2004 was $      million, or $          per share of common stock. “Net tangible book value” is our total assets minus the sum of our liabilities and intangible assets. “Net tangible book value per share of common stock” is our net tangible book value divided by the total number of our shares of common stock outstanding.
After giving effect to adjustments related to this offering, our pro forma net tangible book value on October 30, 2004 would have been $           million, or $          per share of common stock. Adjustments to net tangible book value to arrive at pro forma net tangible book value per share include:

•	an increase in our total assets to reflect the net proceeds from this offering (assuming an initial public offering price of $ per share); and

•	the issuance of an additional shares of common stock in this offering.
The following table illustrates the pro forma increase in our net tangible book value of $           per share of common stock and the dilution of $           per share of common stock (the difference between the offering price per share and the net tangible book value per share after giving effect to this offering) to new investors:

Assumed initial public offering price per share of common stock	$
Pro forma net tangible book value per share of common stock as of October 30, 2004	$
Increase in net tangible book value per share of common stock attributable to this offering	$
Pro forma net tangible book value per share of common stock as of October 30, 2004 after giving effect to adjustments related to this offering	$

Dilution per share of common stock to new investors in this offering		$(1)

(1)	Assuming exercise of all exercisable options to purchase common stock outstanding as of , 2005, the dilution per share of common stock to new investors in this offering would be $ .
The following table summarizes, on a pro forma basis as of October 30, 2004, the differences between the existing stockholders and new investors with respect to the number of shares of common stock sold by us, the total consideration paid to us and the average price paid per share. The table assumes that the initial public offering price will be $           per share of common stock.

	Share Purchased		Total Consideration
Average Price
	Number	Percent	Amount	Percent	Per Share

Existing stockholders(1)		%	$	%	$
New investors		%	$	%	$

Totals		%	$	%	$

(1)	Does not give effect to sales of shares by the selling stockholders in this offering.

Selected Financial and Operating Data
The following table provides selected financial and operating data for each of the fiscal years in the five-year period ended January 31, 2004 and for each of the 39-week periods ended November 1, 2003 and October 30, 2004, including: (a) our statement of operations data for each such period, (b) additional operating data for each such period and (c) our balance sheet data as of the end of each such period. The statement of operations data for fiscal 2002 and fiscal 2003, and the balance sheet data as of February 1, 2003 and January 31, 2004 are derived from financial statements included elsewhere in this prospectus that have been audited by KPMG LLP, independent registered public accountants. The statement of operations data for fiscal 2001 and the balance sheet data as of February 2, 2002 are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for fiscal 1999 and fiscal 2000 and the balance sheet data as of January 29, 2000 and February 3, 2001 are derived from our audited financial statements that are not included in this prospectus. The statement of operations data for the 39-week periods ended November 1, 2003 and October 30, 2004 and the balance sheet data as of November 1, 2003 and October 30, 2004 are derived from our unaudited condensed interim financial statements included elsewhere in this prospectus. In the opinion of management, these unaudited condensed interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments (consisting only of normal recurring adjustments) and fairly present the financial information for these periods. The selected financial and operating data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. Historical results are not necessarily indicative of results to be expected for any future period.

	Fiscal Year Ended(1)										39 Weeks Ended

	January 29,		February 3,		February 2,		February 1,		January 31,		November 1,		October 30,
	2000(2)		2001		2002		2003		2004		2003		2004

	(dollars in thousands, except per share data amounts)
Statement of Operations Data:
Net sales		$42,220		$80,939		$97,933		$124,951		$157,198		$107,952		$137,129
Cost of sales		27,717		51,762		62,050		77,807		98,145		67,466		86,288

Gross profit		14,503		29,177		35,883		47,144		59,053		40,486		50,841
Selling, general and administrative expenses		14,976		26,834		31,405		38,760		48,845		35,932		46,014

Income (loss) from operations		(472)		2,343		4,478		8,385		10,208		4,554		4,827
Interest expense (3)		172		787		455		256		563		315		558

Income (loss) before income taxes		(645)		1,556		4,023		8,129		9,645		4,239		4,269
Income tax expense		19		358		1,566		3,101		3,727		1,638		1,644

Net income (loss)		$(664)		$1,198		$2,457		$5,028		$5,918		$2,601		$2,625

Net income per common share:
Basic	$		$		$		$		$		$		$
Diluted	$		$		$		$		$		$		$
Weighted average shares used to compute net income per share:
Basic
Diluted
(footnotes on following page)

	Fiscal Year Ended(1)					39 Weeks Ended

	January 29,	February 3,	February 2,	February 1,	January 31,	November 1,	October 30,
	2000(2)	2001	2002	2003	2004	2003	2004

	(dollars in thousands, except per share data amounts)
Additional Operating Data:
Number of stores:
Opened during period	–	23	12	16	25	23	35
Closed during period	–	0	4	2	1	1	1
Open at end of period	92	115	123	137	161	159	195
Comparable store sales increase(4)	–	17.6%	6.5%	14.6%	5.5%	5.9%	2.3%
Balance Sheet Data:
Cash and cash equivalents	$1,857	$1,496	$4,098	$5,825	$9,954	$2,910	$2,156
Total assets	17,442	25,023	29,733	36,127	49,213	46,862	60,908
Total liabilities	11,001	17,404	19,489	20,693	32,709	33,696	41,787
Total stockholders’ equity	2,614	3,471	5,736	10,598	16,504	13,166	19,121

(1)	Our fiscal year ends on the Saturday closest to January 31 of each year. Fiscal years 2001, 2002 and 2003 comprise 52 weeks. Fiscal year 2000 comprises 53 weeks.

(2)	The fiscal year ended January 29, 2000 consists only of the period from April 13, 1999 (the date we were acquired by Hampshire Equity Partners) to January 29, 2000. The period contained 41 weeks and five days.

(3)	Our Series A Preferred Stock, which will be redeemed using a portion of the net proceeds from this offering, was reclassified as debt as of the second quarter of fiscal 2003, in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The amount of dividends treated as interest expense in fiscal 2003 was $189,000 and none in fiscal 2002. For the 39-week periods ended October 30, 2004 and November 1, 2003, the amount of dividends treated as interest expense was $243,000 and $108,000, respectively.

(4)	Stores included in the comparable store sales calculation for any period are those stores that were opened prior to the beginning of the preceding fiscal year and were still open at the end of such period. Relocated stores and expanded stores are included in the comparable store sales results.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Financial and Operating Data” and our financial statements and related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.
Overview
We are a rapidly growing, value-priced retailer of urban fashion apparel and accessories for the entire family. Our merchandise offerings are designed to appeal to the preferences of fashion conscious consumers, particularly African-Americans. Originally our stores were located in the Southeast, and we have recently expanded into the Mid-Atlantic region and Texas. We currently operate 200 stores in both urban and rural markets in 12 states.
Our predecessor was founded in 1946 and grew to become a chain of family apparel stores operating in the Southeast under the Allied Department Stores name. In 1999, our chain of stores was acquired by Hampshire Equity Partners, a private equity firm. Since the acquisition, our management team has implemented a focused merchandising and operating model to differentiate our stores and serve our core customers more effectively. Specifically, we concentrated the merchandise offerings on more urban fashion apparel for the entire family and increased the offering of nationally recognized brands. We also accelerated a remodeling campaign to upgrade the acquired store base and create a more appealing shopping environment in our stores. By the end of fiscal 2003, virtually all of the acquired stores had been remodeled and, in some cases, expanded. These initiatives resulted in gains in comparable store sales. More recently, the pace of our comparable store sales gains has moderated as the revamping of our existing store base has been substantially completed. We expect that the impact of our remodel, relocate and expansion initiatives will be far less significant in the future and that the primary causes of any increased comparable store sales will result from merchandising enhancements or the expansion of certain product categories.
We have implemented an aggressive store growth strategy and believe that the addition of new stores will be the primary source of future growth. In fiscal 2003 and 2004, we opened 25 and 40 stores, respectively. During this period, we entered Houston, Norfolk and, most recently, the Baltimore and Washington, D.C. markets, where we opened a total of 15 new stores. In each of fiscal 2005 and 2006, we intend to open 40 new stores, approximately 70% of which are expected to be located in states that we currently serve.
Our new store expansion is fueled by store economics that we believe to be very attractive. From an investment perspective, our stores are designed to be inviting and easy to shop, but we do not spend large sums of money to outfit and open new stores. We have relatively low store operating costs. Our real estate approach is focused on strip shopping center sites within low to moderate income neighborhoods, and we generally utilize previously occupied store sites rather than newly constructed sites. As a result, we are usually able to secure sites with substantial customer traffic at attractive lease terms. Our ongoing advertising expenses are also low, with a significant amount of advertising focused on new store openings.
Our stores generate rapid payback of investment. The average investment for the 41 stores opened in fiscal 2002 and fiscal 2003, including leasehold improvements, equipment, fixturing, cost of inventory to stock the store (net of accounts payables), and pre-opening store expenses, was approximately $240,000. These 41 stores generated average sales of $1.2 million and average store level cash flow (defined as store operating profit before pre-opening expenses, depreciation and amortization and allocated corporate overhead and interest expense) of approximately $240,000 during their first 12 months of operation. Our average investment for the 40 stores opened in fiscal 2004 was approximately $280,000. This investment represents an increase over prior years as the size of our stores has increased and we have assumed a larger portion of the costs associated with leasehold improvements in our stores, which we expect to recover over time. We expect that the stores opened in fiscal 2004 will achieve similar levels of return on investment.

We measure our performance using key operating statistics. One of our main performance measures is comparable store sales growth. We define a comparable store as a store that has been open for an entire fiscal year. Therefore, a store will not be considered a comparable store until its 13th month of operation at the earliest or its 24th month at the latest. As an example, all stores opened in fiscal 2002 and fiscal 2003 were not considered comparable stores in fiscal 2003. Relocated and expanded stores are included in the comparable store sales results. We also use other operating statistics including customer counts, items purchased per customer and average item price. Beyond sales, we measure gross margin percentage and store operating expenses, with a particular focus on labor as a percentage of sales. These results translate into store contribution, which we use to evaluate overall performance of each individual store. Finally, we monitor corporate expenses in absolute amounts. We measure the performance of our distribution centers based on employee cost per item shipped and items shipped per employee hour.
The new distribution center we opened in November 2004 increased our receiving and shipping capabilities in order to support the growth of our store base. The new center is located in the greater Savannah area and increases our total distribution space by approximately 60,000 square feet and our office space by approximately 10,000 square feet. We are leasing the center through September 2006 with options to renew for up to four additional years. We currently intend to acquire or design and construct a new distribution center in southeastern Georgia in fiscal 2006.
Our cash requirements are primarily for working capital, construction of new stores, remodeling of existing stores and improvements to our information systems. Historically we have met these cash requirements from cash flow from operations, short-term trade credit and borrowings under our revolving lines of credit, long-term debt and capital leases.
We may be affected by the phase out of quotas on textiles and clothing under the WTO Agreement on Textiles and Clothing as implemented on January 1, 1995. Under this agreement, the import quotas on textiles and clothing manufactured by countries that are members of the WTO were eliminated. While the impact of the quota removal is uncertain, the increased access to foreign textile markets could create logistical delays arising from a surge of imported goods from countries that benefit from the removal of the quotas. In addition, the quota removal may alter the cost differential between vendors that source primarily domestically and vendors that source more extensively from overseas. We believe this could significantly reduce the cost of apparel products and thereby reduce the average dollar amount of sales per customer spent in our stores. Various actions have been taken or threatened by parties affected by the removal of the quotas. However, the effect of these actions, and the removal of the quotas, cannot be accurately assessed at this time.
Basis of Presentation
Net sales consists of store sales, net of returns by customers, and layaway fees. Cost of sales consist of the cost of the products we sell and associated freight costs. Selling, general and administrative expense is comprised of store costs, including salaries and store occupancy costs, handling costs, corporate and distribution center costs and advertising costs. We operate on a 52- or 53-week fiscal year, which ends on the Saturday closest to January 31. Each of our fiscal quarters consists of four 13-week periods, with an extra week added on to the fourth quarter every five or six years. Our last three fiscal years ended on February 2, 2002, February 1, 2003 and January 31, 2004 and each included 52 weeks.

Results of Operations
Net Sales and Additional Operating Data. The following table sets forth, for the periods indicated, selected statement of income data expressed both in dollars and as a percent of net sales:

	Fiscal Year Ended						39 Weeks Ended

	February 2,		February 1,		January 31,		November 1,		October 30,
	2002		2003		2004		2003		2004

	(dollars in thousands)
Statements of Income Data
Net sales	$97,933	100.0%	$124,951	100.0%	$157,198	100.0%	$107,952	100.0%	$137,129	100.0%
Cost of sales	62,050	63.4	77,807	62.3	98,145	62.4	67,466	62.5	86,288	62.9

Gross profit	35,883	36.6	47,144	37.7	59,053	37.6	40,486	37.5	50,841	37.1
Selling, general and administrative expenses	31,405	32.1	38,760	31.0	48,845	31.1	35,932	33.3	46,014	33.6

Income from operations	4,478	4.6	8,385	6.7	10,208	6.5	4,554	4.2	4,827	3.5
Interest expense	455	0.5	256	0.2	563	0.4	315	0.3	558	0.4

Income before income taxes	4,023	4.1	8,129	6.5	9,645	6.1	4,239	3.9	4,269	3.1
Income tax expense	1,566	1.6	3,101	2.5	3,727	2.4	1,638	1.5	1,644	1.2

Net income	$2,457	2.5%	$5,028	4.0%	$5,918	3.8%	$2,601	2.4%	$2,625	1.9%

The following table provides information, for the periods indicated, about the number of total stores open at the beginning of the period, stores opened and closed during each period and the total stores open at the end of each period and comparable store sales for the periods:

	Fiscal Year Ended			39 Weeks Ended

	February 2,	February 1,	January 31,	November 1,	October 30,
	2002	2003	2004	2003	2004

Total stores open, beginning of period	115	123	137	137	161
New stores	12	16	25	23	35
Closed stores	4	2	1	1	1

Total stores open, end of period	123	137	161	159	195

Comparable store sales increase	6.5%	14.6%	5.5%	5.9%	2.3%
39 Weeks Ended October 30, 2004 Compared to 39 Weeks Ended November 1, 2003
Net Sales. Net sales increased $29.2 million, or 27.0%, to $137.1 million for the 39-week period ended October 30, 2004 from $108.0 million for the 39-week period ended November 1, 2003. The increase resulted primarily from net sales of $39.5 million during the 39-week period ended October 30, 2004 from stores opened in the 39-week period ended October 30, 2004 and stores opened in fiscal 2003 as compared to net sales of $11.4 million during the 39-week period ended November 1, 2003 from stores opened in the 39-week period ended November 1, 2003. In addition, the increase was due to a comparable store sales increase of $2.2 million, or 2.3%. The increase in comparable store sales was caused primarily by an increase in the number of customer transactions and items sold per customer, partially offset by a decrease in the average price of an item sold.
Gross Profit. Gross profit increased $10.4 million, or 25.6%, to $50.8 million for the 39-week period ended October 30, 2004 from $40.5 million for the 39-week period ended November 1, 2003. The increase resulted primarily from the operation of new stores opened in the 39-week period ended October 30, 2004 and the full period impact of new stores opened during fiscal 2003, partially offset by a decrease in gross profit margin. Gross profit as a percentage of net sales was 37.1% for the 39-week period ended October 30, 2004, compared to 37.5% for the 39-week period ended November  1, 2003. Gross profit margin decreased primarily as a result of a shift in sales mix towards more nationally recognized branded merchandise that carries lower profit margins than non-branded merchandise. Gross margins also decreased as a result of higher freight costs to ship products to stores primarily due to fuel surcharges.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $10.1 million, or 28.1%, to $46.0 million for the 39-week period ended October 30, 2004 from $35.9 million for the 39-week period ended November 1, 2003. This increase was caused primarily by store level, distribution and corporate costs associated with the growing store base and the full period impact of new stores opened during the 39-week period ended November 1, 2003. As a percentage of net sales, selling, general and administrative expenses increased to 33.6% for the 39-week period ended October 30, 2004 from 33.3% for the 39-week period ended November 1, 2003.
Interest Expense. Interest expense increased approximately $243,000 for the 39-week period ended October 30, 2004 to $558,000 compared to approximately $315,000 for the 39-week period ended November 1, 2003. The increase was primarily the result of the adoption of SFAS No. 150, which increased interest expense by the inclusion of dividends on mandatory redeemable obligations that were previously deducted from equity as dividends, and increased borrowings related to the cost of new stores during the period, inclusive of inventory. We adopted SFAS No. 150 on July 6, 2003 and dividends treated as interest expense in the 39-week period ended October 30, 2004 and November 1, 2003 were approximately $243,000 and approximately $108,000, respectively.
Income Tax Expense. Income tax expense was $1.6 million for both the 39-week period ended October 30, 2004 and 39-week period ended November 1, 2003. Our effective tax rate was 38.5% and 38.6% for the 39-week period ended October 30, 2004 and November 1, 2003, respectively.
Net Income. Net income was $2.6 million for both the 39-week period ended October 30, 2004 and the 39-week period ended November 1, 2003.
Fiscal 2003 Compared to Fiscal 2002
Net Sales. Net sales increased $32.2 million, or 25.8%, to $157.2 million for fiscal 2003 from $125.0 million for fiscal 2002. The increase resulted primarily from net sales of $38.6 million in fiscal 2003 from stores opened during fiscal 2003 and fiscal 2002 as compared to net sales of $10.8 million in fiscal 2002 from stores opened in fiscal 2002. In addition, the increase was due to a comparable store sales increase of $6.1 million, or 5.5%. The increase in comparable store sales resulted, in part, from an increase in the number of customer transactions and average items per sale and the full period impact of new stores opened during the fiscal year, partially offset by a decrease in the average price of an item sold. In addition, in fiscal 2002, we took over shoe operations in our stores from a third party licensee that had previously managed the shoe merchandise and paid us a commission on sales. As a result of this purchase, we recognized shoe sales as part of net sales (amounting to $3.8 million in fiscal 2003) instead of recognizing only the commissions as an increase to operating income. The increase in comparable store sales in fiscal 2003 benefited from the full year impact of this change. The increase was also caused by the impact of increased sales from stores that were relocated, remodeled or expanded during the two year period, with these stores accounting for approximately one-third of the 5.5% comparable store sales increase.
Gross Profit. Gross profit increased $11.9 million, or 25.3%, to $59.1 million for fiscal 2003 from $47.1 million for fiscal 2002. The increase resulted primarily from the operation of 25 new stores opened in fiscal 2003 and the full year impact of 16 new stores opened during fiscal 2002. Gross margin was 37.6% for fiscal 2003 compared to 37.7% for fiscal 2002. The decrease resulted from higher freight costs.
Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $10.1 million, or 26.0%, to $48.8 million for fiscal 2003 from $38.8 million for fiscal 2002. As a percentage of net sales, selling, general and administrative expenses increased slightly to 31.1% for fiscal 2003 from 31.0% for fiscal 2002. The dollar increase was caused primarily by increases in store level expenses, distribution costs and corporate costs associated with the growing store base and the full period impact of new stores opened during fiscal 2002.
Interest Expense. Interest expense increased approximately $307,000 for fiscal 2003 to approximately $563,000, compared to approximately $256,000 for fiscal 2002. The increase was primarily the result of our adoption of SFAS No. 150, which increased interest expense by the inclusion of dividends on mandatory redeemable obligations that were previously deducted from equity as dividends, increased borrowings related to the costs of opening new stores during the year, and the full year impact of the purchase of, and mortgage on, the office and distribution facility in Savannah, Georgia. The amount of dividends treated as interest expense in fiscal 2003 was approximately $189,000 and none in fiscal 2002.
Income Tax Expense. Income tax expense increased approximately $626,000 for fiscal 2003 to $3.7 million compared to $3.1 million for fiscal 2002. Our effective tax rate was 38.6% and 38.1% for fiscal 2003 and fiscal 2002 respectively. The rate increased in fiscal 2003 due to reclassifying nondeductible preferred stock dividends as interest expense with the adoption of SFAS No. 150 in July 2003.
Net Income. Net income increased to $5.9 million for fiscal 2003 from $5.0 million in fiscal 2002 as a result of the factors discussed above.
Fiscal 2002 Compared to Fiscal 2001
Net Sales. Net sales increased $27.1 million, or 27.6%, to $125.0 million for fiscal 2002 from $97.9 million for fiscal 2001. The increase resulted primarily from net sales of $24.8 million during fiscal 2002 from stores opened during fiscal 2002 and fiscal 2001 as compared to net sales of $9.1 million from stores opened in fiscal 2001. In addition, the increase was due to a comparable store sales increase of $13.0 million, or 14.6%. The increase in comparable store sales was caused in part by an increase in the number of customer transactions and average items per sale and to a lesser extent the relocating and remodeling of a number of stores.
Gross Profit. Gross profit increased $11.3 million, or 31.4%, to $47.1 million for fiscal 2002 from $35.9 million for fiscal 2001. The increase resulted primarily from the operation of 16 new stores opened in fiscal 2002 and the full year impact of 12 new stores opened during fiscal 2001. Gross margin was 37.7% for fiscal 2002 compared to 36.6% for fiscal 2001. The increase resulted from lower markdowns and inventory shrinkage.
Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $7.4 million, or 23.4%, to $38.8 million for fiscal 2002 from $31.4 million for fiscal 2001. As a percentage of net sales, selling, general and administrative expenses decreased to 31.0% for fiscal 2002 from 32.1% for fiscal 2001. This decrease as a percentage of sales was caused primarily by benefits realized from higher comparable stores sales which provided greater operating efficiencies at store level.
Interest Expense. Interest expense decreased approximately $199,000 for fiscal 2002 to approximately $256,000, compared to approximately $455,000 for fiscal 2001. The decrease was primarily the result of improved results from operations and cash flow resulting in significantly lower monthly average line of credit balances.
Income Tax Expense. Income tax expense increased $1.5 million for fiscal 2002 to $3.1 million, compared to $1.6 million for fiscal 2001, as a result of improved profitability. Our effective tax rate was 38.1% and 38.9% for fiscal 2002 and fiscal 2001, respectively. The rate decreased in fiscal 2002 due to larger state and local tax credits.
Net Income. Net income increased to $5.0 million in fiscal 2002 from $2.5 million in fiscal 2001 as a result of the factors discussed above.
Quarterly Results of Operations
The following table sets forth our unaudited quarterly results of operations for fiscal 2003 and 2004. Each quarterly period presented below consists of 13 weeks and the information includes our statement of operations data for each such period and additional operating data for each such period. In the opinion of management, this unaudited interim financial data has been prepared on the same basis as the audited financial statements and reflect all adjustments (consisting only of normal recurring adjustments) and fairly present the financial information disclosed for these periods. The interim financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the audited financial statements and related notes included elsewhere in this prospectus. The results of operations for historical periods are not necessarily indicative of results for any future period.
Due to the importance of the spring selling season, which includes Easter, and the fall selling season, which includes Christmas, the first and fourth fiscal quarters have historically contributed, and we expect they will continue to contribute, disproportionately to our profitability for our entire fiscal year. As a result, any factors negatively affecting us in any year during the first and fourth fiscal quarters, including adverse weather and unfavorable economic conditions, could have a material adverse effect on our financial condition and results of operations for the entire year.

Our quarterly results of operations also may fluctuate based upon such factors as the timing of holiday seasons, the number and timing of new store openings, the amount of associated store preopening expenses, the amount of net sales contributed by new and existing stores, the mix of products sold, the timing and level of markdowns, store closings, remodels and relocations, competitive factors, weather and general economic conditions.

	Quarter Ended

	May 4,	Aug. 3,	Nov. 2,	Feb. 1,	May 3,	Aug. 2,	Nov. 1,	Jan. 31,	May 1,	July 31,	Oct. 30,
	2002	2002	2002	2003	2003	2003	2003	2004	2004	2004	2004

	(dollars in thousands)
Statement of Operations Data:
Net sales	$31,024	$28,434	$27,895	$37,598	$37,575	$34,209	$36,168	$49,246	$48,069	$43,011	$46,049
Cost of sales	18,706	17,935	17,687	23,479	22,023	22,452	22,991	30,679	29,034	28,095	29,159

Gross profit	12,318	10,499	10,208	14,119	15,552	11,757	13,177	18,567	19,035	14,916	16,890
Selling, general and administrative expenses	8,969	9,355	9,793	10,642	11,719	11,655	12,558	12,913	15,014	14,745	16,255

Income from operations	3,349	1,144	415	3,477	3,833	102	619	5,654	4,021	171	635
Interest expense	36	60	89	70	57	98	160	248	174	176	208

Earnings (loss) before income taxes	3,313	1,084	326	3,407	3,776	4	459	5,406	3,847	(5)	427
Income tax expense (benefit)	1,264	413	124	1,300	1,459	2	177	2,089	1,481	(2)	165

Net income (loss)	$2,049	$671	$202	$2,107	$2,317	$2	$282	$3,317	$2,366	$(3)	$262

Additional Operating Data:
Number of Stores:
Open, beginning of quarter	123	126	129	132	137	147	154	159	161	178	182
Opened during quarter	3	5	3	5	10	7	6	2	17	5	13
Closed during quarter	-	2	-	-	-	-	1	-	-	1	-

Total open at end of period	126	129	132	137	147	154	159	161	178	182	195
Comparable store sales increase	14.3%	18.6%	13.7%	12.6%	3.2%	5.6%	9.6%	4.3%	3.5%	0.3%	3.0%
Liquidity and Capital Resources
Our cash requirements are primarily for working capital, construction of new stores, remodeling of existing stores and improvements to our information systems. Historically, we have met these cash requirements from cash flow from operations, short-term trade credit and borrowings under our revolving lines of credit, long-term debt and capital leases.
Discussion of Cash Flows
For the 39-week period ended October 30, 2004, cash and cash equivalents decreased by $7.8 million to $2.2 million from $10.0 million at the end of fiscal 2003. The primary contributor to the decrease in cash and cash equivalents was $6.2 million of cash used in investing activities, primarily for new stores, and $5.3 million of cash used in operating activities, primarily an increase in inventory levels, partially offset by $3.8 million of cash from financing activities, primarily borrowings under our revolving lines of credit.
For fiscal 2003, cash and cash equivalents increased by $4.2 million to $10.0 million from $5.8 million at the end of fiscal 2002. The primary contributor to the increase in cash and cash equivalents was $11.3 million of cash provided by operations, partially offset by $6.2 million used in investing activities, primarily to construct new stores. For fiscal 2002, cash and cash equivalents increased by $1.7 million to $5.8 million from $4.1 million at the end of fiscal 2001. The primary contributor to the increase in cash and cash equivalents was $10.5 million of cash provided by operations, partially offset by $5.9 million used in investing activities, primarily to construct new stores and $2.8 million from cash used in financing activities, primarily to pay down our revolving lines of credit.
Net cash provided by operating activities decreased in the 39-week period ended October 30, 2004 compared to the 39-week period ended November 1, 2003 primarily because of increased investments in inventory totaling $14.7 million compared to $10.8 million in the prior 39-week period. This change related to the timing of the flow of goods for the Christmas season and the funding of 35 new store inventories in the fiscal 2004 period compared to 22 in the prior period. Net cash provided by operating activities was $11.3 million for fiscal 2003 and $10.5 million for fiscal 2002. Net cash provided by operating activities increased in fiscal 2003 compared to fiscal 2002 primarily because net income increased. Net cash provided by (used in) operating activities was $(5.3) million for the 39-week period ended October 30, 2004 and approximately $(84,000) for the 39-week period ended November 1, 2003.
Net cash used in investing activities was $6.2 million for the 39-week period ended October 30, 2004 and $5.1 million for the 39-week period ended November 1, 2003. Net cash used in investing activities increased in the 39-week period ended October 30, 2004 compared to the 39-week period ended November 1, 2003 because we purchased additional property and equipment to open 35 new stores compared to 22 new stores in the prior period. Net cash used in investing activities was $6.2 million for fiscal 2003 and $5.9 million for fiscal 2002. Net cash used in investing activities increased in fiscal 2003 compared to fiscal 2002 because we purchased additional property and equipment to open 25 new stores compared to 16 new stores in the prior year.
We anticipate that our capital expenditures will increase to approximately $10 million in fiscal 2005 and $26 million in fiscal 2006. Fiscal 2005 spending relates to the purchase of property and equipment for the 40 stores we plan to open in 2005. The increase in fiscal 2006 relates to the planned purchase or construction of a new distribution center and the purchase of property and equipment for the 40 stores we plan to open in fiscal 2006. We plan to finance these capital expenditures over the next two fiscal years with cash flow from operations and a portion of the net proceeds from this offering.
Net cash provided by financing activities was $3.8 million for the 39-week period ended October 30, 2004 and $2.3 million for the 39-week period ended November 1, 2003. Net cash provided by financing activities for the 39-week period ended October 30, 2004 was primarily attributable to borrowings of $5.4 million on our secured line of credit, partially offset by $1.0 million in preferred stock dividend payments and approximately $623,000 in capital lease and mortgage payments. Net cash provided by financing activities for the 39-week period ended November 1, 2003 was primarily attributable to borrowings on our secured line of credit. Net cash used in financing activities was approximately $942,000 for fiscal 2003 and $2.8 million for fiscal 2002. Net cash used in financing activities for fiscal 2003 was attributable to payments on capital lease obligations and mortgage payments on our Fahm Street facility. Net cash used in financing activities for fiscal 2002 was primarily attributable to $3.7 million in repayments of our secured line of credit and approximately $742,000 in payments on capital lease obligations, partially offset by $1.7 million in proceeds from the mortgage on our Fahm Street facility. Until required for other purposes, we maintain our cash and cash equivalents in deposit accounts or highly liquid investments with remaining maturities of 90 days or less at the time of purchase.
Liquidity Sources, Requirements and Contractual Cash Requirements and Commitments
Our principal sources of liquidity will consist of: (i) cash and cash equivalents (which equaled $2.2 million as of October 30, 2004); (ii) a secured line of credit with a maximum available borrowing of $25.0 million subject to our inventory levels (with availability of $21.0 million and $4.0 million drawn down as of October 30, 2004); (iii) an unsecured line of credit with a maximum available borrowing of $3.0 million subject to our inventory levels (with availability of $1.6 million and $1.4 million drawn down as of October 30, 2004); (iv) cash generated from operations on an ongoing basis as we sell our merchandise inventory; (v) trade credit; and (vi) the remainder of the net proceeds from this offering after the redemption of our Series A Preferred Stock and the repayment of outstanding indebtedness. Short-term trade credit represents a significant source of financing for our inventory purchases. Trade credit arises from customary payment terms and trade practices with our vendors. Our management regularly reviews the adequacy of credit available to us from our vendors. Historically, our principal liquidity requirements have been to meet our working capital and capital expenditure needs.
We believe that our sources of liquidity will be sufficient to fund our operations and anticipated capital expenditures for at least the next 24 months. Our ability to fund these requirements and comply with the financial covenants under our secured lines of credit will depend on our cash flow, which in turn is subject to prevailing economic conditions and financial, business and other factors, some of which are beyond our control. In addition, as part of our strategy, we intend to continue to open new stores, which will require additional capital. We cannot assure you that additional capital or other sources of liquidity will be available on terms acceptable to us, or at all.

The following table discloses aggregate information about our contractual obligations as of October 30, 2004 and the periods in which payments are due:

	Payments Due by Period

		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(in thousands)
Contractual obligations:
Series A Preferred Stock(1)	$5,864	$-	$-	$5,864	$-
Debt maturing within one year(2)	5,388	5,388	-	-	-
Long-term debt(3)	1,758	179	1,579	-	-
Capital leases	1,372	736	636	-	-
Operating leases(4)	31,459	7,898	13,588	8,105	1,868
Purchase obligations	31,461	31,461	-	-	-
Consulting fee(5)	780	240	480	60	-

Total contractual cash obligations	$78,082	$45,902	$16,284	$14,029	$1,868

(1)	Includes Series A Preferred Stock of $3.6 million, accrued dividends of approximately $799,000 as of October 30, 2004 and dividends of $1.5 million accruing through maturity in April 2009. The board of directors approved a resolution whereby we began making payments of approximately $500,000 per quarter beginning in the second quarter of fiscal 2004. Our Series A Preferred Stock will be redeemed using a portion of the net proceeds from this offering.

(2)	Does not include interest on our revolving lines of credit, which is variable. Upon consummation of this offering, we intend to repay any outstanding balance.

(3)	Our outstanding long-term debt will be repaid using a portion of the net proceeds from this offering.

(4)	Represents fixed minimum rentals in stores and does not include rentals which are computed as a percentage of net sales.

(5)	Represents minimum payments for the four year term of a management consulting agreement that is subject to automatic annual renewals unless terminated with 60 days notice by either party. Upon consummation of this offering, the parties shall terminate the consulting agreement and we will pay the consultant a termination fee of $1.2 million.
Indebtedness. We have a revolving line of credit secured by substantially all of our assets pursuant to which we pay customary fees. This secured line of credit expires in April 2007. This secured line of credit provides for aggregate cash borrowings and the issuance of letters of credit up to the lesser of $25.0 million or our borrowing base (which was approximately $24.0 million at October 30, 2004), with a letter of credit sub-limit of $2.0 million. Borrowings under this secured line of credit bear interest at the prime rate plus a spread or LIBOR plus a spread, at our election, based on conditions in the credit agreement. As of October 30, 2004, outstanding borrowings on the line of credit totaled $4.0 million at an interest rate of 4.75%, and there were no outstanding letters of credit as of that date. Under the terms of the credit agreement, we are required to maintain a minimum tangible net worth of $3.9 million.
In September 2003, we entered into an annual unsecured revolving line of credit with Bank of America that was renewed in June 2004. The line of credit provides for aggregate cash borrowings up to $3.0 million to be used for general operating purposes. Borrowings under the credit agreement bear interest at LIBOR plus a spread, and the interest rate was 3.96% as of October 30, 2004. At October 30, 2004, $1.4 million was outstanding under this revolving line of credit. We intend to pay down any outstanding balance on this unsecured line of credit with a portion of the net proceeds from this offering.
We borrow funds under these revolving lines of credit from time to time and subsequently repay such borrowings with available cash generated from operations.
Capital Leases. We have capital lease obligations that financed the purchase of our computer equipment. At October 30, 2004, our capital lease obligations were $1.3 million. These obligations have maturity dates ranging from May 2004 to October 2007. The interest rates on these obligations range from 0.6% to 11.5%. All of these obligations are secured by the computer equipment.

Operating Leases. We lease our stores under operating leases, which generally have an initial term of five years with one five-year renewal option. Some operating leases provide for fixed monthly rentals while others provide for rentals computed as a percentage of net sales. Some operating leases provide for a combination of both fixed monthly rental and rentals computed as a percentage of net sales. Rental expense was $6.4 million for fiscal 2003 and $4.8 million for fiscal 2002.
Purchase Obligations. As of October 30, 2004, we had purchase obligations of $31.5 million, all of which were for less than one year. These purchase obligations primarily consist of outstanding merchandise orders.
Critical Accounting Policies
The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We believe the following critical accounting policies describe the more significant judgments and estimates used in the preparation of our financial statements:
     Revenue Recognition
Revenue from retail sales is recognized at the time of the sale, net of an allowance for estimated returns. Revenue from layaway sales is recognized when the customer has paid for and received the merchandise. If the merchandise is not fully paid for within 60 days, the customer is given a refund or store credit for merchandise payments made, less a re-stocking fee and a program service charge. Program service charges, which are non-refundable, are recognized in revenue when collected. All sales are from cash, check or major credit card company transactions. We do not offer company-sponsored customer credit accounts.
     Inventory
Inventory is stated at the lower of cost (first-in, first-out basis) or market as determined by the retail inventory method less a provision for inventory shrinkage. Under the retail inventory method, the cost value of inventory and gross margins are determined by calculating a cost-to-retail ratio and applying it to the retail value of inventory. We believe the first-in first-out retail inventory method results in an inventory valuation that is fairly stated.
     Property and Equipment, net
Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments. Depreciation and amortization are computed using the straight-line method over the lesser of the estimated useful lives (primarily three to five years for computer equipment and furniture, fixtures and equipment, five years for leasehold improvements, and 15 years for buildings) of the related assets or the relevant lease term, whichever is shorter.
     Goodwill
Goodwill represents the excess of the purchase price over the fair value of assets acquired. We adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of February 3, 2002. Pursuant to SFAS No. 142, goodwill acquired in a purchase business combination and determined to have an indefinite useful life is not amortized, but instead tested for impairment at least annually. We performed this analysis at the end of fiscal 2003 and no impairment was indicated.
     Impairment of Long-Lived Assets
If facts and circumstances indicate that a long-lived asset, including property and equipment, may be impaired, the carrying value is reviewed. If this review indicates that the carrying value of the asset will not be recovered as determined based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of the asset is reduced to its estimated fair value. Impairment losses in the future are dependent on a number of factors such as site selection and general economic trends, and thus could be significantly different from historical results. To the extent our estimates for net sales, gross profit and store expenses are not realized, future assessments of recoverability could result in impairment charges.

     Stock-Based Compensation
We apply the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB interpretation (FIN) No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for our fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current fair value of the underlying stock exceeds the exercise price. We recognize the fair value of stock rights granted to non-employees in the accompanying financial statements. SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123, establishes accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, we have elected to continue to apply the intrinsic-value-based method of accounting described above, and we have adopted only the disclosure requirements of SFAS No. 123, as amended. Pro forma information regarding net income and net income per share is required in order to show our net income as if we had accounted for employee stock options under the fair value method of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation— Transition Disclosure. This information is contained in notes 2 and 8 to our financial statements. The fair values of options and shares issued pursuant to our option plan at each grant date were estimated using the Black-Scholes option pricing model.
     Store Opening and Closing Costs
New and relocated store opening costs are charged directly to expense when incurred. When we decide to close or relocate a store, we record an expense for the present value of expected future rent payments net of sublease income in the period that a store closes or relocates.
     Accounting for Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The above listing is not intended to be a comprehensive list of all our accounting policies. In many cases the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.
Quantitative and Qualitative Disclosure about Market Risk
We are exposed to financial market risks related to changes in interest rates connected with our revolving lines of credit which bear interest at variable rates. We cannot predict market fluctuations in interest rates. As a result, future results may differ materially from estimated results due to adverse changes in interest rates or debt availability. A hypothetical 100 basis point increase in prevailing market interest rates would not have materially impacted our financial position, results of operations, cash flows for fiscal 2004. We do not engage in financial transactions for trading or speculative purposes, and we have not entered into any interest rate hedging contracts.
We source all of our product from apparel markets in the United States and, therefore, are not subject to fluctuations in foreign currency exchange rates. We have not entered into forward contracts to hedge against fluctuations in foreign currency prices.
If we were to begin sourcing product directly from overseas, our risk management policy would allow us to utilize foreign currency forward and option contracts to manage currency exposures. If we were to enter into hedging contracts, we anticipate that the contracts would have maturities of less than three months and would settle before the end of each quarterly period. Additionally, we do not expect to enter into any hedging contracts for trading or speculative purposes.
We had cash and cash equivalents totaling $2.2 million at October 30, 2004. These amounts were maintained in deposit accounts or highly liquid investments with remaining maturities of 90 days or less at the time of purchase. Due to the short-term nature of these investments, we believe that we do not have material exposure to changes in the fair value of our investments as a result of changes in interest rates. Declines in interest rates, however, will reduce future investment income. We do not enter into investments for trading or speculative purposes.
Recently Issued Accounting Standards
In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. SFAS No. 153 amends APB Opinion No. 29, Accounting for Nonmonetary Transactions, which requires that exchanges of nonmonetary assets be measured based on the fair value of the assets exchanged, but which includes certain exceptions to that principle. SFAS No. 153 eliminates the exception from APB Opinion No. 29 for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have a commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on our consolidated financial position or results of operations.
In December 2004, the FASB issued a revision to SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123R replaces SFAS No. 123 and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions and is effective as of the beginning of the first reporting period that begins after June 15, 2005 for public entities that do not file as small business issuers. We have illustrated the effect on our earnings as if we had adopted the fair value method of accounting for stock-based compensation under SFAS No. 123. This information is contained in notes 2 and 8 to our financial statements. The fair values of options and shares issued pursuant to our option plan at each grant date were estimated using the Black-Scholes option pricing model. The fair value-based method of SFAS No. 123 is similar in most respects to the fair value-based method under SFAS No. 123R, although the election of certain methods within the applicable transition rules of SFAS No. 123R may affect the impact on our consolidated financial position or results of operations. Such impact, if any, on our consolidated financial position or results of operations has not been determined.
In December 2003, the FASB issued FIN 46R, Consolidation of Variable Interest Entities, which is an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. FIN 46R requires that if an entity has a controlling interest in a variable interest entity, the assets, liabilities and results of activities of the variable interest entity should be included in the consolidated financial statements of the entity. FIN 46R is effective immediately for all new variable interest entities created or acquired after December 31, 2003. The adoption of FIN 46R is not expected to have an impact on our consolidated financial position or results of operations.

Business
We are a rapidly growing, value-priced retailer of urban fashion apparel and accessories for the entire family. We offer quality, branded products from nationally recognized brands, as well as private label products and a limited assortment of home décor items. Our merchandise offerings are designed to appeal to the preferences of fashion conscious consumers, particularly African-Americans. We provide this offering at compelling values with nationally recognized branded merchandise offered at 20% to 60% discounts to department and specialty stores’ regular prices. Our stores average approximately 8,500 square feet of selling space and are typically located in neighborhood shopping centers that are convenient to low to moderate income customers. Originally our stores were located in the Southeast, and we have recently expanded into the Mid-Atlantic region and Texas. We currently operate 200 stores in both urban and rural markets in twelve states. In each of fiscal 2005 and fiscal 2006, we intend to open 40 new stores, approximately 70% of which are expected to be located in states that we currently serve.
Our predecessor was founded in 1946 and grew to become a chain of family apparel stores operating in the Southeast under the Allied Department Stores name. In 1999, our chain of stores was acquired by Hampshire Equity Partners, a private equity firm. Our management team has implemented several strategies designed to differentiate our stores, improve our operating and financial performance and position us for growth, including:

•	focusing our merchandise offerings on more urban fashion apparel for the entire family, with greater emphasis on nationally recognized brands;

•	accelerating and completing the remodeling of virtually all of the 85 stores acquired in 1999 to create a more appealing shopping environment;

•	refining our new store model and implementing a real estate approach focused on locating stores in low to moderate income neighborhoods close to our core customers;

•	rebranding our stores and our company to Citi Trends in order to convey more effectively our positioning to consumers;

•	investing in infrastructure to support growth, including opening an additional distribution center and installing new point of sale systems in all of our stores; and

•	implementing an aggressive growth strategy, including entering several new markets such as Houston, Norfolk and, most recently, Baltimore and Washington, D.C.
Industry
According to a nationally recognized firm that specializes in apparel research, retail sales of off-price apparel totaled $16.5 billion in the U.S. in 2004, up more than 15% from 2003. The popularity of this segment continues to grow, with off-price retailers accounting for 9.5% of overall retail apparel sales in the U.S. in 2004, versus 8.6% in 2003 and 8.2% in 2002.
The off-price apparel market is dominated by large format, national apparel companies, such as The TJX Companies, Burlington Coat Factory and Ross Stores. These retailers generally target more affluent consumers and seek to achieve high volumes by serving the fashion needs of a broad segment of the population. Mass merchants and general merchandise discount retailers, such as Wal-Mart Stores, Inc. and Kmart Corp., also offer apparel at reduced prices, but generally focus on basic apparel and are less fashion oriented. As a result, we believe there is significant demand for a value retailer that addresses the market of low to moderate income consumers generally and, particularly, African-American and other minority consumers who seek value-priced, urban fashion apparel and accessories. We believe this market benefits from several favorable characteristics, including:
Growing Market with Favorable Demographics. Based on U.S. Census Bureau data, approximately 31% of the U.S. population was non-white in 2000 versus approximately 20% in 1980. This percentage is estimated to increase to approximately 35% by 2010. Within this market, African-Americans represented 12.7% of the population as of 2000, which is expected to increase to 13.1% in 2010.
Significant Spending on Apparel. Minority consumers possess significant spending power. According to the Selig Center for Economic Growth at The University of Georgia, or the Selig Center, the combined U.S. buying power of non-whites grew from $540.8 billion in 1990 to approximately $1.2 trillion in 2000. During that period, buying power for African-Americans grew from $318.3 billion to $584.9 billion and is estimated by the Selig Center to grow approximately 65% to $964.6 billion in 2009.
We believe our core customers are more fashion oriented, which results in a greater propensity to purchase apparel. According to the U.S. Department of Labor, African-Americans spend 4.7% of their annual income on apparel and related products and services, compared to 3.5% for the U.S. population as a whole.
Expansion of Urban Apparel Brands. In recent years, a series of nationally recognized urban brands, often associated with hip-hop and rap musicians, has emerged and gained significant popularity. These brands offer distinctive, urban apparel designed to appeal to African-American consumers, as well as to the broader population. Sales from 13 national urban apparel brands tracked by a nationally recognized firm that specializes in apparel research totaled approximately $1.9 billion in 2004, an increase of approximately 46% from 2003.
Business Strengths
Our goal is to be the leading value-priced retailer of urban fashion apparel and accessories. We believe the following business strengths differentiate us from our competitors and are important to our success:
Focus on Urban Fashion Mix. We focus our merchandise on urban fashions, which we believe appeals to our core customers. We do not attempt to dictate trends, but rather devote considerable effort to identifying emerging trends and ensuring that our apparel assortment is considered timely and fashionable in the urban market. Our merchandising staff tests new merchandise before reordering and actively manages the mix of brands and products in our stores to keep our offering fresh and minimize markdowns.
Superior Value Proposition. As a value-priced retailer, we seek to offer first quality, fashionable merchandise at compelling prices. Our assortment includes nationally recognized brands offered at 20% to 60% discounts to department and specialty stores’ regular prices. We also offer products under our proprietary brands such as Citi Steps, Diva Blue and Urban Sophistication. These private labels enable us to expand product selection, offer fashion merchandise at lower prices and enhances our product offerings.
Merchandise Mix that Appeals to the Entire Family. We merchandise our stores to create a destination environment capable of meeting the fashion needs of the entire value-conscious family. Each store offers a wide variety of products for men and women, as well as infants, toddlers, boys and girls. Our stores feature sportswear, dresses, plus-sized apparel, outerwear, footwear and accessories, as well as a limited assortment of home décor items. We believe that the breadth of our merchandise distinguishes our stores from many competitors that offer urban apparel primarily for women, and reduces our exposure to fashion trends and demand cycles in any single category.
Strong and Flexible Sourcing Relationships. We maintain strong sourcing relationships with a large group of suppliers. We have purchased merchandise from more than 1,000 vendors in the past twelve months. Purchasing is controlled by our 20-member buying team located at our Savannah, Georgia headquarters and in New York, New York, and our buyers have an average of more than 20 years of retail experience. We purchase merchandise through planned programs with vendors at reduced prices and opportunistically through close-outs, with the majority of our merchandise purchased for the current season and a limited quantity held for sale in future seasons. To foster our vendor relationships, we pay vendors promptly and do not ask for typical retail concessions such as promotional and markdown allowances or delivery concessions such as drop shipments to stores.
Attractive Fashion Presentation and Store Environment. We seek to provide a fashion-focused shopping environment that is similar to a specialty apparel retailer, rather than a typical off-price store. Products from nationally recognized brands are prominently displayed by brand, rather than by size, on dedicated, four-way fixtures featuring multiple sizes and styles. The remaining merchandise is arranged on hanging racks. All stores are carpeted and well-lit, with most featuring a sound system that plays urban adult and urban contemporary music throughout the store. Nearly all of our stores have either been opened or remodeled in the past six years.
Highly Profitable Store Model. We operate a proven and efficient store model that delivers strong cash flow and store level return on investment. We locate stores in high traffic strip shopping centers that are convenient to low and moderate income neighborhoods. We generally utilize previously occupied store sites. This approach enables us to generate substantial traffic at attractive rents. Similarly, our advertising expenses are low as we do not rely on promotion-driven sales but rather seek to build our reputation for value through everyday low prices. At the same time, our unit investment is limited, as we do not spend large sums on fixturing, leasehold improvements, equipment or other startup costs. As a result, our stores generate rapid payback of investments, typically within 12 to 14 months.
Growth Strategy
Our growth strategy is to open stores in new and existing markets, as well as to increase sales in existing stores. Adding stores in the markets we currently serve often enables us to benefit from enhanced name recognition and achieve advertising and operating synergies. In fiscal 2003 and fiscal 2004, we opened 25 and 40 stores, respectively, and entered the Houston, Norfolk, Baltimore and Washington, D.C. markets. Of the 25 stores opened in fiscal 2003, the average sales of the 23 stores open for the twelve months ended October 31, 2004 was $1.2 million.
In each of fiscal 2005 and fiscal 2006, we intend to open 40 new stores, approximately 70% of which we expect to locate in states we currently serve.
We intend to increase comparable store sales through merchandising enhancements and the expansion of adjacent product categories. We have recently added a dedicated buyer in home décor and upgraded our buying capabilities and focus within the intimate apparel category.
Store Operations
Store Format. Our existing 200 stores’ average selling space is approximately 8,500 square feet, which allows us space and flexibility to departmentalize our stores and provide directed traffic patterns. New stores added in fiscal 2004 averaged approximately 10,700 square feet, which is larger than the stores added in fiscal 2003 and significantly larger than our historical store base. As a result of these new stores, as well as due to the remodeling and expansion of existing stores in fiscal 2003, our average square footage of selling space per store has increased from approximately 7,500 at the end of fiscal 2002 to its current level.
We arrange our stores in a racetrack format with women’s sportswear, our most attractive and fashion current merchandise, in the center of each store, and complementary categories adjacent to those items. Men’s and boy’s apparel is displayed on one side of the store while dresses, footwear and accessories are displayed on the other side. Merchandise for infants, toddlers and girls is displayed along the back of the store. Impulse items, such as jewelry and sunglasses, are featured near the checkout area. Products from nationally recognized brands are prominently displayed on four way racks at the front of each department. The remaining merchandise is displayed on hanging racks and occasionally on table displays. Large hanging signs identify each category location. The unobstructed floor plan allows the customer to see virtually all of the different product areas from the store entrance and provides us the flexibility easily to expand and contract departments in response to consumer demand, seasonality and merchandise availability.
Virtually all of our inventory is displayed on the selling floor. Our prices are clearly marked and often have the comparative retail-selling price noted on the price tag.
Store Management. Store operations are managed by our Vice President of Store Operations, three regional managers and 21 district managers, each of whom typically manages eight to ten stores. Our typical store is staffed with a store manager, two or three assistant managers and seven to eight part time sales associates, all of whom rotate work days on a shift basis. District managers and store managers participate in a bonus program based on achieving predetermined levels of sales and profits. The district managers also participate in bonus programs based on achieving targeted payroll costs. Our regional managers participate in a bonus program based on a rollup of the district managers’ bonuses. The assistant managers and sales associates are compensated on an hourly basis with incentives. Moreover, we recognize individual performance through internal promotions and provide extensive opportunities for advancement, particularly given our rapid growth.
We place significant emphasis on loss prevention in order to control inventory shrinkage. Our initiatives include electronic tags on all of our products, training and education of store personnel on loss prevention issues, digital video camera systems, alarm systems and motion detectors in the stores. We also capture extensive point-of-sale data and maintain systems that monitor returns, voids and employee sales, and produce trend and exception reports to assist us in identifying shrinkage issues. We have a centralized loss prevention team that focuses exclusively on implementation of our initiatives and specifically on stores that have experienced above average levels of shrinkage.
Employee Training. Our employees are critical to achieving our goals, and we strive to hire employees with high energy levels and motivation. We have well-established store operating policies and procedures and an extensive 90-day in-store training program for new store managers and assistant managers. Our sales associates also participate in a 30-day customer service and store procedures training program, which is designed to enable them to assist customers in a friendly, helpful manner.
Layaway Program. We offer a layaway program that allows customers to purchase merchandise by initially paying a 20% deposit together with a $2.00 service charge. The customer then makes additional payments every two weeks and has 60 days within which to complete the purchase. If the purchase is not completed, the customer receives a merchandise credit for amounts paid less a re-stocking fee and the service charge. Sales under our layaway program accounted for approximately 13% of our total sales in fiscal 2003.
Store Economics. We believe we benefit from attractive store-level economics. The average investment for the 41 stores we opened in fiscal 2002 and fiscal 2003, including leasehold improvements, equipment, cost of inventory to stock the store (net of accounts payable) and preopening store expenses, was approximately $240,000. These 41 stores generated average sales of $1.2 million and average store level cash flow (exclusive of pre-opening expense) of $240,000 during their first twelve months of operation. Our average investment for the 40 stores opened in fiscal 2004 was approximately $280,000. This investment represents an increase over prior years as the size of our stores has increased and, in some instances, we have paid for leasehold improvements that we expect to recover over time. We expect these stores to generate similar levels of return on investment.
Store Locations
As of January 29, 2005, we operated 200 stores located in twelve states. Our stores are primarily located in strip shopping centers and downtown business districts. We have no franchising relationships as all of our stores are company-operated. The table below sets forth the number of stores in each of these twelve states and the specific markets within each such state in which we operated at least two stores as of January 29, 2005:

Alabama—17	Louisiana—23	South Carolina—32

Birmingham—4	Shreveport—3	Charleston—2

Montgomery—2	Baton Rouge—2	Columbia—2

Mobile—2	Monroe—2	Orangeburg—2

Single store locations—9	New Orleans—2	Single store locations—26

Arkansas—4	Single store locations—14	Tennessee—9

Little Rock—3	Maryland—3	Memphis—6

Single store locations—1	Baltimore—2	Nashville—2

Florida—13	Single store locations—1	Single store locations—1

Jacksonville—3	Mississippi—15	Texas—6

Tampa—2	Jackson—2	Houston—6

Single store locations—8	Single store locations—13	Virginia—11

Georgia—41	North Carolina—26	Norfolk—6

Atlanta—9	Durham—2	Richmond—4

Albany—2	Fayetteville—2	Single store locations—1

Augusta—2	Greensboro—2

Macon—2	Single store locations—20

Savannah—2

Single store locations—24

Site Selection. Cost-effective store locations are an important part of our profitability model. Accordingly, we look for second and third use store locations that offer attractive rents, but also meet our demographic and economic criteria.
In selecting a location, we target both urban and rural markets. Demographic criteria used in site selection include concentrations of our core consumers. In addition, we require convenient site accessibility, as well as strong co-tenants, such as food stores, dollar stores, rent-to-own stores and other apparel stores. We prepare detailed demographic studies and pro forma financial statements for each prospective store location. Our economic criteria for a site include specific store-level profitability and return on capital invested.
We have a dedicated real estate management team responsible for new store site selection. Our group has identified a significant number of target sites in existing strip shopping centers and off-mall locations with appropriate market characteristics in both new and existing markets. We opened a total of 65 new stores in fiscal 2003 and fiscal 2004. In each of fiscal 2005 and fiscal 2006, we intend to open an additional 40 stores. We expect to fund our store openings with a portion of the net proceeds from this offering and cash flow from operations.
Shortly after we sign a new store lease, our store construction department prepares the store by installing fixtures, signs, dressing rooms, checkout counters, cash register systems and other items. Once we take possession of a store site, we can open the store within approximately three to four weeks.
Product Merchandising and Pricing
Merchandising. Our merchandising policy is to offer high quality, branded products at attractive prices for the entire value-conscious family. We seek to maintain a diverse assortment of first quality, in-season merchandise that appeals to the distinctive tastes and preferences of our core customers. Approximately 30% of our sales are typically represented by nationally recognized brands. We also offer a wide variety of products from less recognized brands that represent approximately 60% of sales. The remaining 10% of sales represent private label products under our proprietary brands such as Citi Steps, Diva Blue and Urban Sophistication. Our private label products enable us to expand product selection, offer merchandise at lower prices and enhances our product offerings.
Our merchandise includes apparel, accessories and home décor. Within apparel, we offer men’s, women’s, which includes dresses, sportswear and plus size offerings, and children’s, which includes offerings for infants, toddlers, boys and girls. We also offer accessories, which includes intimate apparel, handbags, hats, jewelry, footwear, toys, belts and sleepwear, as well as a limited assortment of home décor, which includes giftware, lamps, pictures, mirrors and figurines.
The following table sets forth our merchandise assortment by classification as a percentage of net sales for fiscal 2003.

Percentage of
Net Sales

Women’s	38%
Children’s	27%
Men’s	21%
Accessories	13%
Home décor	1%
Pricing. We purchase our merchandise at low prices and mark prices up less than department or specialty stores. Our nationally recognized brands are offered at prices 20% to 60% below regular retail prices available in department stores and specialty stores, and that product offering validates both our value and fashion positioning to our consumers. We also consider the price-to-value relationships of our non-branded products to be strong. Our basic pricing strategy is everyday low prices. Our discount from the suggested retail price is usually reflected on the price tag. We review each department in our stores at least monthly for possible markdowns based on sales rates and fashion seasons to promote faster turnover of inventory and to accelerate the flow of current merchandise.

Sourcing and Allocation
Our merchandising department oversees the sourcing and allocation of merchandise to our stores, which allows us to utilize volume purchase discounts and maintain control over our inventory. We source our merchandise from over 1,000 vendors, consisting of domestic manufacturers and importers. For fiscal 2004, no vendor represented over 6% of our net sales. Our President and Chief Merchandising Officer supervises our 13 member planning and allocation team, as well as our buying team which is comprised of five merchandise managers and 14 buyers. Consistent with our plan to grow the intimate apparel and home décor categories, we recently added a dedicated buyer in home décor and upgraded our buying capabilities and focus in intimate apparel.
Our buyers have an average of 20 years of experience in the retail business and have developed long-standing relationships with many of our vendors, including those controlling the distribution of branded apparel. These buyers are responsible for maintaining vendor relationships, securing high quality, fashionable merchandise that meets our margin requirements and identifying and responding to emerging fashion trends. Our buyers, who are based in Savannah and New York, accomplish this by traveling to the major United States apparel markets regularly, visiting our major manufacturers and attending national and regional apparel trade shows, including urban-focused trade shows. We also retain the services of two independent fashion consulting firms that monitor market trends.
Our buyers purchase merchandise in styles, sizes and quantities to meet inventory levels developed by our planning staff. We work closely with our suppliers and are able to differentiate ourselves by our willingness to purchase less than a full assortment of styles, colors and sizes and by our policy of paying promptly and not asking for typical retail concessions such as promotional and markdown allowances. Our purchasing department utilizes several buying techniques that enable us to offer to consumers branded and other merchandise at everyday low prices. The majority of the nationally recognized branded products we sell are purchased in-season and represent our vendors’ excess inventories resulting from production or retailer order cancellations. We generally purchase later in the merchandising buying cycle than department and specialty stores. This allows us to take advantage of imbalances between retailers’ demands for specific merchandise and manufacturers’ supply of that merchandise. We also purchase merchandise from some vendors in advance of the selling season at reduced prices. Occasionally, we purchase merchandise on an opportunistic basis, which we then “pack and hold” for sale three to nine months later. Where possible, we seek to purchase items based on style or color in limited quantities on a test basis with the right to reorder as needed. Finally, we purchase private label merchandise that we source to our specifications.
As is customary in the industry, we do not enter into long-term contracts with any of our suppliers. While we believe we may encounter delays if we change suppliers, we believe alternate sources of merchandise for all product categories are available at comparable prices.
We allocate merchandise across our store base according to store-level demand. Our merchandising staff utilizes a centralized management system to monitor merchandise purchasing, allocation and sales in order to maximize inventory turnover, identify and respond to changing product demands and determine the timing of mark-downs to our merchandise. Our buyers also regularly review the age and condition of our merchandise and manage both the reordering and clearance processes. In addition, our merchandising team communicates with our regional, district and store managers to ascertain regional and store-level conditions and to better ensure that our product mix meets our consumers’ demands in terms of quality, fashion, price and availability.
Advertising and Marketing
Our advertising goal is to build the “Citi Trends” brand and promote consumers’ association of our brand with value, quality, fashion and everyday low prices. We generally focus our advertising efforts during the Easter, back-to-school and Christmas seasons. This advertising consists of radio commercials on local hip-hop radio stations that highlight our brands, our value and our everyday low prices. We also do in-store advertising that includes window signs designated for special purposes, such as seasonal events and clearance periods, and taped audio advertisements co-mingled with our in-store music programs. Signs change in color, quantity and theme every three to six weeks. For store grand openings, we typically seek to create community awareness and consumer excitement through radio advertising preceding and during the grand opening and by creating an on-site event with local radio personalities broadcasting from the new location. We also distribute promotional items such as gift certificates and shopping sprees in connection with our grand openings.
Our marketing efforts center on promoting our everyday low prices and on demonstrating the strong price-to-value relationship of our products to our consumers. We do not utilize promotional advertising. Our merchandise is priced so that our competition rarely has lower prices. In the limited situations where our competition offers the same merchandise at a lower price, we will match the price.
Distribution
All merchandise sold in our stores is shipped directly from our distribution centers in Savannah, Georgia. In November 2004, we opened our second distribution center located on Coleman Boulevard, approximately 10 miles from our primary distribution center, the Fahm Street facility. The Coleman facility is used to process all receipts, as well as to warehouse “pack and hold” merchandise and merchandise held for new store openings. After merchandise is received and quality control functions are performed, the merchandise is moved to the Fahm Street facility for processing and shipping to the stores.
All work necessary to prepare the merchandise to be sales-floor ready is performed in our distribution centers. Some of our merchandise comes from vendors pre-ticketed and pre-packed and can be shipped directly from the distribution centers to our stores without repacking. However, most merchandise has to be price ticketed and repacked in store shipping units before being shipped to the stores.
We generally ship merchandise from Savannah to stores daily, but approximately 40 of our smaller volume stores receive merchandise every other day. Savannah is centrally located to our store base, and most of our stores are within a two-day drive from our distribution centers. We use United Parcel Service, Inc. and FedEx Corporation to ship merchandise to our stores. Our distribution centers have a combined 240,000 square feet, including approximately 20,000 square feet of office space. We expect these facilities to support our distribution and office capacity needs for at least the next two years. We intend to use a portion of the net proceeds from this offering to acquire or construct and design a new distribution center in fiscal 2006.
Quality control reviews of every merchandise receipt are performed by a dedicated team at the Coleman facility. This team is also responsible for working with our vendors and manufacturers to ensure consistent and superior quality across our private label merchandise, which accounts for approximately 10% of our net sales. Nearly all of our merchandise is purchased from recognized domestic manufacturers and importers, which reduces our risk of inadvertently handling counterfeit items.
Information Technology and Systems
We have information systems in place to support each of our business functions. We purchased our enterprise software from Island Pacific, a primary software provider to the retail industry. Our computer platform is an IBM AS400. The Island Pacific software supports the following business functions: purchasing, purchase order management, price and markdown management, distribution, merchandise allocation, general ledger, accounts payable and sales audit.
The Island Pacific merchandise system captures and reports sales and inventory by item, by store and by day. This information allows our merchandising team to evaluate merchandise performance in considerable detail with high levels of precision. Over the last four years we have enhanced the Island Pacific software, particularly to enhance merchandise allocation and distribution functions. In 2004, we purchased and installed Buyers Toolbox software to aid our merchandise planning and allocation functions.
Our stores use point-of-sale software from DataVantage, a division of MICROS Systems, Inc., to run our store cash registers. The system uses bar code scanners at checkout to capture item sales. It also supports end-of-day processing and automatically transmits sales and transaction data to Savannah each night. Additionally, the software supports store time clock and payroll functions. To facilitate marking down and re-ticketing merchandise, employees in our stores use hand-held scanners that read the correct item price and prepare new price tickets for merchandise. Our DataVantage software also enables us to sort and review transaction data, generate exception and other database reporting to assist in loss prevention.

In 2005, we plan to complete installation of the latest upgrade to the DataVantage software. The new software will enable improved and less costly telecommunications between stores and our Fahm Street facility. The upgrade will also provide improved credit and debit card processing, gift card capability, store e-mail and more reliable data transmissions to our home office systems.
We believe that our information systems, with upgrades and updates over time, are adequate to support our operations for the foreseeable future. Additionally, we are upgrading our website to enable Internet sales of selected urban branded apparel provided by third parties. We will earn commissions on these sales.
Competition
The markets we serve are highly competitive. We compete against a diverse group of retailers including national off-price retailers, mass merchants, smaller specialty retailers and dollar stores. The off-price retail companies that we compete with include The TJX Companies, Burlington Coat Factory and Ross Stores. In particular, TJX’s A.J. Wright stores target moderate income consumers. Ross Stores, Inc. has recently launched a similar concept targeting lower income consumers, called dd’s DISCOUNTS. We believe our strategy of appealing to African-American consumers and offering urban apparel products allows us to compete successfully with these retailers. We also believe we offer a more inviting store format than the off-price retailers with carpeted floors and more prominently displayed brands. We also compete with a group of smaller specialty retailers that only sell women’s products, such as Rainbow, Dots, Fashion Cents, It’s Fashions and Simply Fashions. Our mass merchant competitors include Wal-Mart and Kmart. These chains do not focus on fashion apparel and, within their apparel offering, lack the urban focus that we believe differentiates our offering and appeals to our core customers. Similarly, while some of the dollar store chains offer apparel, they typically offer a more limited selection focused on basic apparel needs.
Intellectual Property
We regard our trademarks and service marks as having significant value and as being important to our marketing efforts. We have registered the “Citi Trends” trademark with the U.S. Patent and Trademark Office on the Principal Register as both a trademark for retail department store services and as a trademark for clothing. We have also registered the following trademarks with the U.S. Patent and Trademark Office on the Principal Register: “Citi Club,” “Citi Knights,” “Citi Nite,” “Citi Steps,” “Citi Trends Fashion for Less,” “Citi Women,” “CT Sport,” “Univer Soul” and “Vintage Harlem.” We also have applications pending with the U.S. Patent and Trademark Office on the Principal Register for the following trademarks: “Citi Express,” “Diva Blue,” “Lil Citi Man,” “Lil Ms Hollywood” and “Urban Sophistication.” Our policy is to pursue registration of our marks and to oppose vigorously infringement of our marks.
Properties
All our existing 200 stores, totaling approximately 2.1 million gross square feet, are leased under operating leases. Additionally, as of February 10, 2005, we have signed leases for eleven new stores to be opened during fiscal 2005 aggregating approximately 148,320 total gross square feet. Our typical store lease is for five years with an option to extend our lease term for an additional five-year period, and requires us to pay percentage rent and increases in specified site-related charges. Nearly all of our store leases provide us the right to cancel following an initial three-year period in the event the store does not meet pre-determined sales levels.
We own an approximately 170,000 square foot facility located on Fahm Street in Savannah, Georgia, that serves as our headquarters and one of our two distribution centers. This facility is financed under a mortgage with a remaining principal balance of $1.5 million that is due in July 2007. We intend to repay this mortgage with a portion of the proceeds from this offering. We currently lease the land and building for our other distribution center located on Coleman Boulevard. The lease for this distribution center expires in September 2006, with options to renew for up to three more years. In addition, we currently lease 1,200 square feet in New York City, which is used for buyer operations and meetings with vendors.

Employees
As of January 29, 2005, we had approximately 800 full-time and approximately 1,000 part-time employees. Of these employees, approximately 1,500 are employed in our stores and the remainder are employed in our distribution centers and corporate offices. We are not a party to any collective bargaining agreements, and none of our employees is represented by a labor union.
Legal Proceedings
We are from time to time involved in various legal proceedings incidental to the conduct of our business, including claims by our customers, employees or former employees. We are currently the defendant in two putative collective action lawsuits commenced by former employees under the Fair Labor Standards Act. The plaintiff in each of the lawsuits is represented by the same law firm, and both suits are pending in District Court of the United States for the Middle District of Alabama, Northern Division. Each of the cases is in its early stages, and we are in the process of evaluating the claims made. While our review of the allegations is preliminary, we believe that our business practices are, and were during the relevant periods, in compliance with the law. We plan to defend these suits vigorously.

Management
Executive Officers and Directors
The following table sets forth information regarding our executive officers and directors, as well as our nominees for our board of directors pending the closing of this offering, and their ages:

Name	Age	Position

R. Edward Anderson	55	Chief Executive Officer and Director
George A. Bellino*	57	President, Chief Merchandising Officer and Director
Thomas W. Stoltz	44	Chief Financial Officer
James A. Dunn	48	Vice President of Store Operations
Gregory P. Flynn	48	Chairman of the Board of Directors
Laurens M. Goff*	32	Director
John S. Lupo	58	Director
Tracy L. Noll	56	Director
**		Director Nominee

*	Will resign from our board of directors upon the consummation of this offering.

**	Will join our board of directors upon the consummation of this offering.
Upon the consummation of this offering, our board of directors will consist of five members. After this offering we expect to restructure our board of directors and appoint                     as an independent director. In connection with this restructuring, we expect that two of our current directors, Messrs. Bellino and Goff, will resign upon the consummation of this offering.
R. Edward Anderson. Mr. Anderson has served as our Chief Executive Officer and as a director since December 2001. Prior to his current responsibilities, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Variety Wholesalers, our previous owner, from December 1997 to December 2001. From 1978 to 1994, Mr. Anderson served as Chief Financial Officer of Rose’s Stores, Inc., a discount retailer. In August 1994, Mr. Anderson was promoted to Chief Executive Officer and served in this position until December 1997. Mr. Anderson also served as the Chairman of the Board of Directors of Rose’s Stores, Inc. from August 1994 to December 1997.
George A. Bellino. Mr. Bellino has served as our President and Chief Merchandising Officer since January 1997 and has served as a director since April 1999. From June 1992 to December 1996, Mr. Bellino served as the Vice President of Merchandising at Pennsylvania Fashions, a privately held off-price apparel chain. From June 1990 to October 1991, Mr. Bellino served as President of General Textiles/ Family Bargain Center, a retail apparel chain.
Thomas W. Stoltz. Mr. Stoltz has served as our Chief Financial Officer since September 2000. From January 1999 to August 2000, Mr. Stoltz served as Chief Financial Officer of Sharon Luggage and Gifts, a privately held retailer. From August 1996 to December 1998, Mr. Stoltz served as the Chief Financial Officer and Vice President of Finance of Factory Card Outlet, a greeting card retailer. Mr. Stoltz is a certified public accountant licensed in North Carolina and a member of the American Institute of Certified Public Accountants.
James A. Dunn. Mr. Dunn has served as our Vice President of Store Operations since April 2001. From January to April 2001, Mr. Dunn was our Director of Training and Development and from January 2000 to January 2001 was one of our Regional Managers. Prior to joining us, Mr. Dunn was a Store Manager at Staples from January 1999 to December 2000. Prior to that Mr. Dunn was a Regional Manager at Dress Barn where he supervised 77 stores and 10 district sales managers with an annualized sales volume of $63.0 million.
Gregory P. Flynn. Mr. Flynn has served as our Chairman of the board of directors since 2001 and as a member of the compensation committee since 2001. Mr. Flynn is currently a Managing Partner of Hampshire Equity Partners II, L.P. and Hampshire Equity Partners III, L.P. and has been associated with Hampshire since 1996.

Hampshire Equity Partners and certain of its affiliates are selling stockholders in this offering. From 1994 to 1996, Mr. Flynn served as a Managing Partner of ING Equity Partners, L.P.
Laurens M. Goff. Mr. Goff has served as a director since September 2003 and as a member of the audit committee. Mr. Goff is currently a Principal of Hampshire Equity Partners II, L.P. and Hampshire Equity Partners III, L.P. and has been associated with Hampshire since August 1998. From 1996 to 1998, Mr. Goff served as an analyst of Furman Selz LLC.
John S. Lupo. Mr. Lupo has served as a director since May 2003, and is the Chairman of the compensation committee. Mr. Lupo is a principal in the consulting firm Renaissance Partners, LLC, which he joined in February 2000. From November 1998 until December 1999, Mr. Lupo served as Executive Vice President of Basset Furniture. From October 1996 until October 1998, Mr. Lupo served as the Chief Operating Officer of the International Division of Wal-Mart Stores Inc., and from September 1990 until September 1996, Mr. Lupo served as Senior Vice President and General Merchandise Manager of Wal-Mart Stores Inc. Mr. Lupo is a director for Rayovac Corp, a public reporting company, and serves on their Compensation and Corporate Governance and Nominating Committees.
Tracy L. Noll. Mr. Noll has served as a director since July 2000 and is the current Chairman of the audit committee. Mr. Noll is currently a private investor based in Dallas, Texas. He served as President and Chief Operating Officer of National Dairy Holdings, L.P. from April 2001 to September 2003. He served as Executive Vice President of Suiza Foods Corporation, a public reporting company, from September 1994 until March 2001, including serving as Chief Financial Officer from September 1994 until July 1997. He served as Vice President and Chief Financial Officer of Morningstar Foods Inc., a public reporting company, from April 1988 until June 1994. Mr. Noll currently serves as a Director and is Chairman of the Audit Committee of Reddy Ice Group, Inc., a public reporting company. Mr. Noll also serves as a Director of Lakeview Farms Inc., a privately held company.
Each of our executive officers serves at the discretion of the board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.
Board of Directors Composition After the Offering
Our board of directors currently consists of six directors. Following this offering, our board of directors will be divided into three classes and will consist of five directors, three of which will be “independent” under the rules of the Nasdaq National Market. We intend to avail ourselves of the transition periods provided for under the applicable rules of the Nasdaq National Market for issuers listing in conjunction with their initial public offering. Additionally, we intend to avail ourselves of the Nasdaq rule 4350(c) “controlled company” exception that applies to companies where more than 50% of the stockholder voting power is held by an individual, a group or another company, thereby eliminating the requirements that we have a majority of independent directors on our board of directors and that our compensation and nominating and corporate governance committees be entirely comprised of independent directors.
Our second amended and restated certificate of incorporation will divide our board into three classes having staggered terms, with one of such classes being elected each year for a new three-year term. Class I directors will have an initial term expiring in 2006, Class II directors will have an initial term expiring in 2007 and Class III directors will have an initial term expiring in 2008. Class I will be comprised of Messrs.                     . Class II will be comprised of Messrs. Noll and Lupo. Class III will be comprised of Messrs. Flynn and Anderson.
In connection with this offering, we will enter into a nominating agreement with Hampshire Equity Partners pursuant to which we, acting through our nominating and corporate governance committee, will agree, subject to the requirements of our directors’ fiduciary duties, that (i) Hampshire Equity Partners will be entitled to designate two directors to be nominated for election to our board of directors as long as Hampshire Equity Partners owns in the aggregate at least 40% of the shares of our common stock which it owned immediately prior to the consummation of this offering or (ii) Hampshire Equity Partners will be entitled to designate one director to be nominated for election to our board of directors as long as Hampshire Equity Partners owns in the aggregate less than 40% and at least 15% of the shares of our common stock which it owned immediately prior to the consummation of this offering. If at any time Hampshire Equity Partners owns less than 15% of the shares of our common stock which it owned immediately prior to the consummation of this offering, it will not have the right to nominate any directors for election to our board of directors.
Board of Director Committees
Our board of directors has established an audit committee and a compensation committee. Upon completion of this offering, we will create a nominating and corporate governance committee.

Audit Committee
The audit committee, currently consisting of Messrs. Noll and Goff, reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accountants. Mr. Noll is the current Chairman of the audit committee and qualifies as an “audit committee financial expert” for purposes of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Upon the consummation of this offering and after Mr. Goff’s anticipated resignation, we anticipate that our audit committee will consist of two independent directors, with Mr. Noll as the chairman. Following this offering, the principal duties and responsibilities of our audit committee will be to:

•	have direct responsibility for the selection, compensation, retention, replacement and oversight of the work of our independent auditors, including prescribing what services are allowable and approve in advance all services provided by the auditors;

•	set clear hiring policies for employees or former employees of the independent auditors;

•	review all proposed company hires formerly employed by the independent auditors;

•	have direct responsibility for ensuring its receipt from the independent auditors at least annually of a formal written statement delineating all relationships between the auditor and us, consistent with Independence Standards Board Standard No. 1;

•	discuss with the independent directors any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full board of directors take, appropriate action to oversee the independence of the independent auditor;

•	discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing, compensation and resources;

•	review, at least annually, the results and scope of the audit and other services provided by our independent auditors and discuss any audit problems or difficulties and management’s response;

•	review our annual audited financial statement and quarterly financial statements and discuss the statements with management and the independent auditors (including disclosures in our Exchange Act reports in response to Item 303, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Regulation S-K);

•	review and discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of our internal controls, including our ability to monitor and manage business risk, legal and ethical compliance programs and financial reporting;

•	review and discuss separately with the internal auditors and the independent auditors, with and without management present, the results of their examinations;

•	review our compliance with legal and regulatory independence;

•	review and discuss our interim financial statements and the earnings press releases prior to the filing of our quarterly reports on Form 10-Q, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	review and discuss our risk assessment and risk management policies;

•	prepare an audit committee report required by the Securities and Exchange Commission to be included in our annual proxy statement;

•	engage independent counsel and other advisors to assist the audit committee in carrying out its duties;

•	review and approve all related party transactions consistent with the rules applied to companies listed on the Nasdaq National Market; and

•	establish procedures regarding complaints received by us or our employees regarding accounting, accounting controls or accounting matters.
The audit committee will be required to report regularly to our board of directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent auditors, or the performance of the internal audit function.

Compensation Committee
The compensation committee, consisting of Messrs. Lupo and Flynn, reviews and determines the compensation and benefits of all of our officers, establishes and reviews general policies relating to the compensation and benefits of all of our employees, and administers our long-term incentive plan. Upon the consummation of this offering, we anticipate that our compensation committee will consist of two independent directors, with Mr. Lupo as the chairman. Following this offering the principal duties and responsibilities of our compensation committee will be to:

•	review and approve corporate goals and objectives relevant to our Chief Executive Officer’s and other named executive officers’ compensation;

•	evaluate the Chief Executive Officer’s performance in light of these goals and objectives;

•	either as a committee, or together with the other independent directors, determine and approve the Chief Executive Officer’s compensation;

•	make recommendations to our board of directors regarding the salaries, incentive compensation plans and equity-based plans for our employees; and

•	produce a compensation committee report on executive compensation as required by the Commission to be included in our annual proxy statements or annual reports on Form 10-K filed with the Commission.

Compensation Committee Interlocks and Insider Participation
Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of our current compensation committee serves or has ever served as one of our officers or employees. None of our executive officers serves or has ever served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Corporate Governance Committee
Upon the consummation of this offering, we will create a nominating and corporate governance committee. We anticipate that our nominating and corporate governance committee will consist of two independent directors. After this offering, the principal duties and responsibilities of our nominating and corporate governance committee will be to:

•	identify individuals qualified to become board members, consistent with criteria approved by the board of directors;

•	recommend the individuals identified be selected as nominees at annual meetings of our stockholders;

•	develop and recommend to the board of directors a set of corporate governance principles applicable to us; and

•	oversee the evaluation of the board of directors and management.

Code of Ethics
Upon the consummation of this offering, we will adopt a written code of ethics applicable to our directors, officers and employees in accordance with the rules of the Nasdaq National Market and the Commission. Our code of ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the Commission and in our other public communications;

•	compliance with applicable laws, rules and regulations, including insider trading compliance; and

•	accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.
After this offering, we will make our code available on our website at www.cititrends.com.
Director Compensation
Our independent directors currently receive a $20,000 annual retainer and an annual award of options as compensation from us for their services as members of the board of directors. We reimburse all of our directors for out-of-pocket expenses in connection with attendance at board of directors and committee meetings. After this offering, we expect that our independent directors will receive an annual fee of $          for serving as directors.
Executive Compensation
The following table sets forth a summary of the compensation paid during fiscal 2003 to our Chief Executive Officer and our four most highly compensated executive officers, together referred to as our named executive officers:
Summary Compensation Table

				Long-Term
	Annual Compensation(1)			Compensation
				Securities
Name and Principal Position	Fiscal Year	Salary	Bonus	Underlying Options

R. Edward Anderson	2003	$300,000	$78,000
Chief Executive Officer
George A. Bellino	2003	$231,923	$90,476
President and Chief
Merchandising Officer
Thomas W. Stoltz	2003	$165,000	$21,780
Chief Financial Officer
James A. Dunn	2003	$116,923	$24,968
Vice President of Store Operations

(1)	Excludes perquisites and other benefits, which for each named individual are less than 10% of the sum of such individual’s annual salary and bonus.

Stock Option Grants
The following table contains summary information regarding stock option grants made during fiscal 2003 by us to the named executive officers. We also granted stock options to purchase shares of common stock to certain of our employees and to our current stockholders, including Hampshire Equity Partners. All options were granted at fair market value of our common stock, as determine by our board of directors, on the grant date.
Option Grants In Last Fiscal Year

					Potential
					Realizable Value
					at Assumed
					Rates of Stock
					Price
		% of Total Options			Appreciation for
	Number of Securities	Granted to	Exercise		Option Term(1)
	Underlying Options	Employees in	Price Per	Expiration
Name	Granted	Fiscal Year	Share	Date	5%	10%

R. Edward Anderson		0.3%		10/30/14
George A. Bellino		0.7%		10/30/14
Thomas W. Stoltz		–
James A. Dunn		–

(1)	Potential realizable value is based upon the assumed initial public offering price of our common stock of $ . Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts representing hypothetical gains are those that could be achieved if options are exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Commission, based on the assumed initial public offering price of $ per share and do not represent our estimate or projection of the future stock price.
Year-End Option Values
The following table provides information about the number and value of unexercised options to purchase common stock held on January 31, 2004 by the named executive officers. There was no public market for our common stock on January 31, 2004. Accordingly, we have calculated the values of the unexercised options on the basis of an assumed initial public offering price of $           per share, less the applicable exercise price, multiplied by the number of shares acquired upon exercise. None of the named executive officers exercised any stock options in 2004.
Fiscal Year End Option Values

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at Fiscal Year End		at Fiscal Year End(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

R. Edward Anderson			$2,017,140	$672,000
George A. Bellino			2,217,792	—
Thomas W. Stoltz			480,000	—
James A. Dunn			316,000	84,000

(1)	The options were granted under our Amended and Restated 1999 Stock Option Plan. These options generally vest in equal installments over four years from the date of grant and are generally exercisable up to ten years from the date of grant. The fair value of the options granted during the year ended January 31, 2004 was $34.18 using the Black-Scholes option-pricing model, with weighted average assumptions: no dividend yield; 50% expected volatility; 2.50% risk-free interest rate; ten year expected life and a 10% forfeiture rate.
2005 Long-Term Incentive Plan
Prior to the consummation of the offering, we anticipate that our board of directors and stockholders will adopt the 2005 Long-Term Incentive Plan to replace our Amended and Restated 1999 Stock Option Plan. The 2005 Long-Term Incentive Plan will enable our key employees and directors to acquire and maintain stock ownership, thereby strengthening their commitment to our success and their desire to remain with us, focusing their attention on managing as an equity owner and aligning their interests with those of our stockholders. In addition, the plan is intended to attract and retain key employees, which, together with the key directors, we refer to collectively as eligible persons, and to provide incentives and rewards for superior performance that will ultimately lead to our profitable growth. The plan will be approved by our stockholders prior to the completion of this offering. As of                     , 2005, options to purchase up to            shares of our common stock remain outstanding under the option plan. Upon adoption of the new plan, the Amended and Restated 1999 Stock Option Plan will be terminated and no additional options will be granted under that plan.
The principal features of our incentive plan are described in summary form below.

Shares Subject to the Plan
The incentive plan provides that no more than                 shares of our common stock may be issued pursuant to awards under the incentive plan; provided that, in the aggregate, no more than 50% of the total shares of our common stock can be made the subject of an award other than as options under the incentive plan. These shares of our common stock will be authorized but unissued shares in such amounts as determined by the board of directors. However, the amount of shares of our common stock granted to an individual in any calendar year period can not exceed 5% of the total number of reserved shares of common stock. Also, in any calendar year period, the maximum dollar amount of cash or the fair market value of common stock that any individual can receive in connection with performance units can not exceed $2.5 million. The number of shares of our common stock available for awards, as well as the terms of outstanding awards, are subject to adjustment as provided in the incentive plan for stock splits, stock dividends, recapitalizations, mergers, consolidations, liquidations, changes in corporate structure and other similar events. Awards that may be granted under the incentive plan include stock options, stock appreciation rights (SARs), restricted shares, performance units, performance shares and director’s shares. Upon the granting of an award to an individual, the number of shares of common stock available shall be reduced depending on the type of award granted, as provided in the incentive plan.
The shares of our common stock subject to any award that expires, terminates or is cancelled, is settled in cash, or is forfeited or becomes unexercisable, will again be available for subsequent awards, except as prohibited by law.

Administration
Either our board of directors or a committee appointed by our board directors may administer the incentive plan. We refer to our board of directors and any committee exercising discretion under the incentive plan from time to time as the committee. With respect to decisions involving an award to a reporting person within the meaning of Rule 16a-2 under the Exchange Act, the committee is to consist of two or more directors who are disinterested within the meaning of Rule 16b-3 under the Exchange Act. With respect to decisions involving an award intended to satisfy the requirements of section 162(m) of the Internal Revenue Code, the committee is to consist solely of two or more directors who are “outside directors” for purposes of that code section. We currently expect that our compensation committee will administer the incentive plan.
Subject to the terms of the incentive plan, the committee has express authority to determine the eligible persons who will receive awards, when such awards will be granted, the number of shares of our common stock, units, or SARs to be covered by each award, the relationship between awards and the terms and conditions of awards. The committee has broad discretion to prescribe, amend, and rescind rules relating to the incentive plan and its administration, to interpret and construe the incentive plan and the terms of all award agreements, and to take all actions necessary or advisable to administer the incentive plan. Within the limits of the incentive plan, the committee may accelerate the vesting of any awards, allow the exercise of unvested awards, and may modify, replace, cancel, or renew them.
The incentive plan provides that the determination of the committee on all matters relating to awards and the incentive plan are final. The incentive plan also releases members of the committee from liability for good faith actions associated with the administration of the incentive plan.

Eligibility
The committee may grant options that are intended to qualify as incentive stock options, which we refer to as ISOs, only to employees, and may grant all other awards to employees or any nonemployee director. The incentive plan and the discussion below use the term “grantee” to refer to an eligible person who has received an award under the incentive plan. Although the incentive plan provides the general provisions of our available awards, upon the determination by the committee of the type and amount of award to be granted to a grantee, the eligible grantee will enter into an agreement with us specifying the specific terms of the award to be granted. Each type of award (i.e., stock option, restricted share, performance units and performance shares) is governed by a separate agreement that describes the respective terms governing such award, such as the exercise date, term and expiration, restrictions, value, form and timing of payment.

Stock Options
Stock options granted under the incentive plan provide grantees with the right to purchase shares of our common stock at a predetermined exercise price. The committee may grant stock options that are intended to qualify as ISOs, or stock options that are not intended to so qualify, which we refer to as non-ISOs. The incentive plan also provides that ISO treatment may not be available for stock options that become first exercisable in any calendar year to the extent the value of the underlying shares that are the subject of the stock option exceed $100,000, based upon the fair market value of the shares of our common stock on the stock option grant date. Any ISO shall be granted within ten years from the earlier of the date the incentive plan is adopted by our board of directors or the date the incentive plan is approved by our stockholders.

Stock Appreciation Rights (SARs)
A SAR generally permits a grantee to receive, upon exercise, shares of our common stock equal in value to the excess of (i) the fair market value, on the date of exercise, of the shares of our common stock with respect to which the SAR is being exercised, over (ii) the exercise price of the SAR for such shares. The committee may grant SARs in tandem with stock options, or independently of them. The committee has the discretion to grant SARs to any eligible employee or nonemployee director.

Exercise Price for Stock Options and SARs
The exercise price of non-ISOs and SARs may not be less than 100% of the fair market value of our common stock on the grant date of the award. The exercise price of ISOs may not be less than 110% of the fair market value of our common stock on the grant date of the award for owners who own more than 10% of our shares of common stock on the grant date. For ISOs granted to other participants and for options intended to be exempt from Internal Revenue Code Section 162(m) limitations, the exercise price may not be less than 100% of the fair market value of our common stock on the grant date. With respect to stock options and SARs, payment of the exercise price may be made in any of the following forms, or combination of them: shares of unrestricted stock held by the grantee for at least six months (or a lesser period as determined by the committee) prior to the exercise of the option or SAR, based upon its fair market value on the day preceding the date of exercise, or through simultaneous sale through a broker of unrestricted stock acquired on exercise. The exercise price of any option and SAR must be determined by the committee no later than the date of grant of such option or SAR and the exercise price shall be paid in full at the time of the exercise.

Exercise and Term of Options and SARs
The committee will determine the times, circumstances and conditions under which a stock option or SAR may be exercisable. Unless provided otherwise in the applicable award agreement, each option or SAR shall be exercisable in one or more installments commencing on or after the first anniversary of the grant date; provided, however, that all options or SARs shall become fully vested and exercisable upon a change of control, as defined in the incentive plan. To the extent exercisable in accordance with the agreement granting them, a stock option or SAR may be exercised in whole or in part, and from time to time during its term, subject to earlier termination relating to a holder’s termination of employment or service as may be determined by the committee at the time of the grant. The term during which grantees may exercise stock options and SARs may not exceed ten years from the date of grant or five years in the case of ISOs granted to employees who, at the time of grant, own more than 10% of our outstanding shares of common stock; provided that, an option (excluding ISOs) may, upon the death of the holder of such option, be exercised for up to one year following the date of the holder’s death, even if the period extends beyond the ten year limit.
Options and SARs granted to nonemployee directors will be exercisable with respect to one-third of the underlying shares on each of the first, second and third anniversaries of the grant date and will have a term of not more than ten years. If a nonemployee director ceases to serve as a director, any option or SAR granted to such director shall be exercisable during its remaining term, to the extent that the option or SAR was exercisable on the date the nonemployee director ceased to be a director.

Restricted Shares
Under the incentive plan, the committee may grant restricted shares that are forfeitable until certain vesting requirements are met. For restricted shares, the incentive plan provides the committee with discretion to determine the per share purchase price of such shares, which can not be less than the minimum consideration (as defined in the incentive plan generally as the par value of a share of common stock), and the terms and conditions under which a grantee’s interests in such awards become vested. The incentive plan also provides the committee with discretion to determine whether the payment of dividends declared on the shares should be deferred and held by us until restrictions on the shares lapse, whether dividends should be reinveseted in additional shares of restricted shares subject to certain restrictions and terms, whether interest will be credited to the account of such holder for dividends not reinvested and whether dividends issued on the restricted shares should be treated as additional restricted shares. Payment of the purchase price for shares of restricted stock shall be made in full by the grantee before the delivery of such shares and, in any event, no later than ten days after the grant date for such shares. This payment may be made in cash or, with prior approval of the committee and subject to certain conditions, shares of restricted or unrestricted stock owned by the grantee. Under the incentive plan, the committee has discretion to provide in the award agreement that all or any portion of a grantee’s award of restricted shares shall be forfeited (a) upon the grantee’s termination of employment within a specified time period, (b) if specified performance goals are not satisfied by us or the grantee within a specified time period or (c) if any other listed restriction in the governing award agreement is not satisfied. If a share of restricted stock is forfeited, then the grantee shall be deemed to have resold such share to us at a specified price, we shall pay the grantee the amount due as soon as possible, but no later than 90 days after forfeiture, and the share of restricted stock shall cease to be outstanding.

Performance Awards
The incentive plan authorizes the committee to grant performance-based awards in the form of performance units and performance shares that are “performance compensation awards” that are intended to be exempt from Internal Revenue Code Section 162(m) limitations unless otherwise designated in the applicable award agreement. In either case, unless otherwise specified in the award agreement, upon the achievement, within the specified period of time, of the performance objectives, a performance unit shall be deemed exercised on the date on which it first becomes exercisable. Performance units are payable in cash or restricted stock, except that the committee may decide to pay benefits wholly or partly in stock delivered to the grantee or credited to a specified brokerage account. For performance shares, unless otherwise specified in the award agreement or by the committee, upon the achievement within the specified period of time of the performance objectives, grantees shall be awarded shares of restricted stock or common stock, unless the committee decides to pay cash in lieu of stock, based upon the number of percentage shares specified in the award agreement multiplied by the performance percentage achieved. The committee decides the length of performance periods, but the periods may not be less than one year nor more than 5 years. Any performance shares with respect to which the performance goals have not been achieved at the end of the performance period shall expire.
With respect to performance compensation awards, the incentive plan requires that the committee specify in writing the performance period to which the award relates, and an objective formula by which to measure whether and the extent to which the award is earned on the basis of the level of performance achieved with respect to one or more performance measures. Once established for a performance period, the performance measures and performance formula applicable to the award may not be amended or modified in a manner that would cause the compensation payable under the award to fail to constitute performance-based compensation under Internal Revenue Code Section 162(m).

Under the incentive plan, the possible performance measures to be used by the committee for performance compensation awards include stock price, basic, earnings per share, operating income, return on equity or assets, cash flow, earnings before interest, taxes, depreciation and amortization, revenues, overall revenues or sales growth, expense reduction or management, market position, total income, return on net assets, economic value added, stockholder value added, cash flow return on investment, net operating profit, net operating profit after tax, return on capital and return on invested capital. Each measure will be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by us, or such other standard applied by the committee and, if so determined by the committee, and in the case of a performance compensation award, to the extent permitted under Internal Revenue Code Section 162(m), adjusted to reflect the impact of specified corporate transactions, special charges, foreign currency effects, accounting or tax law changes and other extraordinary or nonrecurring events. Performance measures may vary from performance period to performance period, and from grantee to grantee, and may be established on a stand-alone basis, in tandem or in the alternative.

Tandem Awards
The committee may grant and identify any award with another award granted under the incentive plan, on terms and conditions set forth by the committee.

Income Tax Withholding
As a condition for the issuance of shares of our common stock pursuant to awards, the incentive plan requires satisfaction of any applicable federal, state, local, or foreign withholding tax obligations that may arise in connection with the award or the issuance of shares of our common stock.

Transferability
Unless set forth in the agreement evidencing the award, awards (other than an award of restricted stock) may not be assigned or transferred except by will or the laws of descent and distribution or, in the case of an option other than an ISO, pursuant to a domestic relations order as defined under Rule 16a-12 under the Exchange Act. An option may be exercised during the lifetime of the grantee only by that grantee or his or her guardian, legal representatives or, except as would cause an ISO to lose such status, by a bankruptcy trustee. Notwithstanding the foregoing, the committee may set forth in the agreement evidencing the award (other than an ISO) that the award may be transferred to an immediate family member, or related trust or related partnership. The terms of an award shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the grantee. Each share of restricted stock shall be non-transferable until such share becomes non-forfeitable.

Certain Corporate Transactions
With respect to any award which relates to stock, in the event of our liquidation or dissolution or merger or consolidation with another entity, the incentive plan and awards issued thereunder shall continue in effect in accordance with their terms, except that following any of these events either (a) each outstanding award shall be treated as provided for in the agreement entered into in connection with the event or (b) if not so provided in the agreement entered into in connection with the event, a grantee shall be entitled to receive with respect to each share of stock subject to the outstanding award, upon the vesting, payment or exercise of the award the same number and kind of stock, securities, cash, property, or other consideration that each holder of a share of stock was entitled to receive in connection with that certain event.
The applicable award agreement pertaining to each award shall set forth the terms and conditions applicable to such award upon a termination of employment of any grantee by us, which, except for awards granted to nonemployee directors, shall be as the committee may, in its discretion, determine at the time the award is granted or thereafter.
     Term of Plan; Amendments and Termination
The term of the incentive plan is ten years from                     , 2005, the date it was approved by our board of directors and stockholders, or at such earlier time as our board of directors may determine. Our board of directors may from time to time, amend or modify the incentive plan without the approval of our stockholders, unless stockholder approval is required (a) to retain ISO treatment under the Internal Revenue Code, (b) to permit transactions in stock under the incentive plan to be exempt from liability under Section 16(b) of the Exchange Act or (c) under the listing requirements of any securities exchange on which any of our equity securities are listed.
     Governing Law
Except where preempted by federal law, the law of the State of Georgia shall be controlling in all matters relating to the incentive plan, without giving effect to the conflicts of law principles thereof.
Employment Agreements
Set forth below are summaries of all of our employment agreements and arrangements with our named executive officers. The following summaries does not contain all of the terms of the agreements they summarize, and we refer you to the agreements, which are included as exhibits to the registration statement of which this prospectus forms a part, for a complete understanding of the terms thereof. See “Where You Can Find More Information.”
Letter Agreement with R. Edward Anderson
In November 2001, we entered into a letter agreement with Mr. Anderson, pursuant to which Mr. Anderson was appointed our Chief Executive Officer and member of our board of directors.
     Compensation
The letter agreement provides that Mr. Anderson will receive an annual base salary of $300,000 (not including perquisites) and will be eligible to earn a bonus of up to 50% of his base salary. Mr. Anderson’s bonus is contingent upon our obtaining certain financial goals.
At the time he was hired, we granted Mr. Anderson options to purchase shares of our common stock. These options vest in equal amounts over four years, subject to accelerated vesting in the event that we reach targeted financial goals. In the event that Mr. Anderson is terminated for a reason other than “cause” (which term is not defined in the agreement), we may repurchase any or all of his vested options at “fair market value” as determined by our board of directors. In the event that Mr. Anderson is terminated for “cause”, any and all of his vested options will be cancelled. The agreement does not have a definite term, does not contain a noncompetition provision and does not provide for the treatment of unvested options held by Mr. Anderson at the time of his termination. The agreement provides that all of Mr. Anderson’s unvested options will vest upon a “change of control” (which term is not defined in the agreement).
     Severance
The letter agreement provides that in the event that Mr. Anderson is terminated for any reason other than for “cause,” he is entitled to severance pay of $150,000 to be paid in arrears over a period of six months.
Amended Employment and Non-Interference Agreement with George A. Bellino
     Term and Termination
In April 1999, we entered into an employment and non-interference agreement with Mr. Bellino, pursuant to which Mr. Bellino was appointed our Chief Executive Officer and President for a period of two years. In December 2001, we amended certain terms of this employment and non-interference agreement, one of which was to change Mr. Bellino’s position to Chief Merchandising Officer and President. Mr. Bellino’s amended agreement has a one year term and is automatically renewed for subsequent twelve-month periods subject to 90 days prior notice by either party. Mr. Bellino’s amended agreement provides that his employment may be terminated: (a) upon his death or disability, (b) by us for “cause” (described below), (d) by us for any reason other than those set forth in (a) or (b) or no reason, which the agreement defines as “no reason”, (e) by Mr. Bellino at will or (f) by Mr. Bellino if we do not satisfy our obligations under the agreement or materially reduce Mr. Bellino’s duties or change his title without consent, which the agreement defines as “reason.”
“Cause,” as defined in the agreement includes:

•	conviction or guilty plea to a serious felony, a crime of moral turpitude or other specified financial offenses,

•	a board determination that Mr. Bellino has committed a crime of moral turpitude,

•	a board determination that Mr. Bellino knowingly breach his fiduciary obligations to us, subject to notice and a cure period,

•	Mr. Bellino’s failure to discharge his duties under the agreement or substance abuse which materially interferes with the discharge of his duties, subject to notice and a cure period,

•	Mr. Bellino’s material violation of any non-competition or confidentiality agreement with us,

•	Mr. Bellino’s material violation of any other personal obligations under his agreement, subject to notice and a cure period, and

•	any other violation of law by Mr. Bellino that could have a material adverse effect on us, subject to notice and a cure period.
Mr. Bellino’s agreement provides that if he is terminated for any reason, he is entitled to receive all accrued and unpaid salary and benefits, reimbursement of expenses and continued medical coverage as legally required. In addition, in the event that Mr. Bellino is terminated (a) upon his death or disability, (b) by us for “no reason” or (c) by him with “reason,” then Mr. Bellino is entitled to receive payments, payable over a twelve-month period, equal to twelve months of his base salary on his termination date, subject to reduction for any compensation from other employment during such twelve-month period.
     Compensation
Under the agreement, Mr. Bellino receives an annual base salary of $215,000 (excluding perquisites), subject to review by the board, and is eligible for a bonus based on our performance. As provided in the agreement, Mr. Bellino’s bonus may be an amount equal to 35% of his base salary if we reach targeted financial goals. The agreement also provides for reimbursement of Mr. Bellino’s employment related expenses by us.
     Non-Interference and Non-Solicitation
During the term of his agreement and for a twelve-month period after his termination date, Mr. Bellino has agreed not to, without our consent:

•	own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, agent, representative or other participant, in any business which competes with us in any state where we operate.

•	Recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, customer, agent, representative or any other person with a business relationship with us to discontinue, reduce or modify their relationship with us.
Limitation of Liability and Indemnification of Officers and Directors
As permitted by the Delaware General Corporation Law, we have adopted provisions in our second amended and restated certificate of incorporation and our amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.
These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our second amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the full extent permitted under Delaware law.

As permitted by the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.
At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Related Party Transactions
Management Consulting Agreement
We are a party to an Amended and Restated Management Consulting Agreement, or the consulting agreement, effective as of February 1, 2004 with Hampshire Management Company LLC, or the consultant, which is an affiliate of the selling stockholders, pursuant to which it provides us with certain consulting services related to, but not limited to, our financial affairs, relationships with our lenders, stockholders and other third-party associates or affiliates, and the expansion of our business.
     Term and Termination
The consulting agreement has a four year term and is subject to automatic one year renewals each February 1, subject to 60 days prior notice of termination by either party. In addition, either party has the right to terminate the consulting agreement upon 90 days prior notice in the event of (a) a sale of all or substantially all of our common stock or assets, (b) a merger or consolidation in which we are not the surviving corporation or (c) a registered public offering of our common stock, which includes this offering. It is expected that both parties to the consulting agreement will waive any notice requirement for termination upon consummation of this offering.
     Compensation
Under the consulting agreement, we pay the consultant an annual management fee of $240,000, payable in monthly installments. We have also agreed to indemnify the consultant, its affiliates and associates, and each of the respective owners, partners, officers, directors, members, employees and agents of each, from and against any loss, liability, damage, claim or expenses (including the fees and expenses of counsel) relating to their performance under the consulting agreement.
Upon the consummation of this offering, the parties shall terminate the consulting agreement and we will pay the consultant a termination fee of $1.2 million.
Stockholders Agreement
We are party to a Stockholders Agreement, dated as of April 13, 1999, or the stockholders agreement, with Hampshire Equity Partners II, L.P., George Bellino and certain management stockholders. Pursuant to the stockholders agreement:

•	four members of our board of directors may be designated by the owners of the majority of the voting stock beneficially owned by Hampshire Equity Partners and its affiliates,

•	our stockholders have agreed generally not to transfer their shares,

•	our management stockholders have been granted tag-along rights in the event of the sale of more than 50% of our common stock,

•	our management stockholders have agreed to cooperate in any sale of the company by Hampshire Equity Partners, and

•	we have agreed to register shares of our common stock held by the stockholder parties in the event that we register additional shares of our common stock under the Securities Act, other than on a registration statement on Form S-4 or S-8, or in connection with an exchange offer, merger, acquisition, dividend reinvestment plan, stock option or other employee benefit plan.
Pursuant to these rights under the stockholders agreement, Hampshire Equity Partners is entitled to include its shares of common stock in this registration statement, subject to the ability of the underwriters to limit the number of shares included in this offering. We expect to terminate the stockholders agreement upon consummation of this offering.
Registration Rights Agreement
We expect to enter into a new registration rights agreement with Hampshire Equity Partners, who will hold                      shares of our common stock, or approximately           % of our shares of common stock on a fully diluted basis following the consummation of this offering. Pursuant to the terms and provisions of the new registration rights agreement, Hampshire Equity Partners will have the right from time to time, subject to certain restrictions, to cause us to register its shares of common stock for sale under the Securities Act on Form S-1 or, if available, on Form S-2, Form S-3 or any similar short-form registration statement. In addition, if at any time we register additional shares of common stock, Hampshire Equity Partners will be entitled to include its shares of common stock in the registration statement relating to that offering. If our subsequent registration is made pursuant to an underwritten offering, Hampshire Equity Partners must sell its registrable securities to the underwriters selected by us if they choose to participate in that registration.
Nominating Agreement
In connection with this offering, we will enter into a nominating agreement with Hampshire Equity Partners pursuant to which we, acting through our nominating and corporate governance committee, will agree, subject to the requirements of our directors’ fiduciary duties, that (i) Hampshire Equity Partners will be entitled to designate two directors to be nominated for election to our board of directors as long as Hampshire Equity Partners owns in the aggregate at least 40% of the shares of our common stock which it owned immediately prior to the consummation of this offering or (ii) Hampshire Equity Partners will be entitled to designate one director to be nominated for election to our board of directors as long as Hampshire Equity Partners owns in the aggregate less than 40% and at least 15% of the shares of our common stock which it owned immediately prior to the consummation of this offering. If at any time Hampshire Equity Partners owns less than 15%, it will not have the right to nominate any directors for election to our board of directors.

Principal and Selling Stockholders
The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of October 30, 2004, and as adjusted to reflect the sale of                      shares of common stock by selling stockholders, by the following persons:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each of our directors and named executive officers;

•	all directors and executive officers as a group; and

•	each of the selling stockholders.
This table lists applicable percentage ownership based on                      shares of common stock outstanding as of October 30, 2004 (including options exercisable within 60 days of October 30, 2004), and also lists applicable percentage ownership based on shares of common stock outstanding after completion of this offering. The information in the table is not adjusted for the        -for-one stock split of our common stock, which will occur simultaneously with the completion of this offering.
We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of October 30, 2004 to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder. Unless otherwise indicated, the address of all listed stockholders is c/o Citi Trends, Inc., 102 Fahm Street, Savannah, Georgia 31401.

Number of
	Number of		Shares	Percentage
	Shares		Beneficially	of Shares	Percentage of
	Beneficially	Number of	Owned	Outstanding	Shares
	Owned Prior	Shares Being	After the	Before the	Outstanding After
Name of Beneficial Owner	to the Offering	Offered	Offering	Offering	the Offering

Directors and Named Executive Officers:
R. Edward Anderson
George A. Bellino
Thomas W. Stoltz
James A. Dunn
Tracy L. Noll
John S. Lupo
Gregory P. Flynn
Laurens Goff
Directors and executive officers as a group (eight persons)
5% Stockholder:
Hampshire Equity Partners II, L.P.

Description of Capital Stock
General
Upon the completion of this offering, we will be authorized to issue                      shares of common stock, $0.01 par value per share, and shares of                     undesignated preferred stock, $0.01 par value per share. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our second amended and restated certificate of incorporation and amended and restated by-laws, which we have included as exhibits to the registration statement of which this prospectus forms a part.
Common Stock
Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the time and in the amounts as our board of directors may from time to time determine.
Voting Rights. Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.
No Preemptive or Similar Rights. No holder of our common stock is entitled to preemptive rights to subscribe for any shares of capital stock and our common stock is not subject to conversion or redemption.
Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.
Preferred Stock
Upon the closing of this offering, no shares of, and no securities convertible into, our preferred stock will be outstanding.
Upon the closing of this offering, under our second amended and restated certificate of incorporation our board of directors will be authorized, subject to the limits imposed by the Delaware General Corporation Law, but without further action by our stockholders to issue shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations and restrictions. Our board of directors can also increase or decrease the number of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders.
Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that adversely affect the voting power or other rights of our common stockholders. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of delaying, deferring or preventing our change in control and may cause the market price of our common stock to decline or impair the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.
Anti-Takeover Effects of Various Provisions of the Delaware General Corporation Law and Our Second Amended and Restated Certificate of Incorporation and Our Amended and Restated By-laws
Provisions of the Delaware General Corporation Law, our second amended and restated certificate of incorporation and our amended and restated by-laws contain provisions that may have some anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     Delaware Anti-Takeover Statute
We are subject to Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the person became an interested stockholder, unless:

•	the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or after the time a person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the shares of the corporation’s outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us.
In addition, provisions of our second amended and restated certificate of incorporation and amended and restated by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect.
Classified Board of Directors. Our amended and restated charter will divide our board into three classes having staggered terms, with one of such classes being elected each year for a new three-year term. Class I directors will have an initial term expiring in 2006, Class II directors will have an initial term expiring in 2007 and Class III directors will have an initial term expiring in 2008. Class I will be comprised of Mr.                     . Class II will be comprised of Messrs. Noll and Lupo. Class III will be comprised of Messrs. Flynn and Anderson.
Quorum Requirements; Removal of Directors. Our second amended and restated certificate of incorporation provides for a minimum quorum of one-third in voting power of the outstanding shares of our capital stock entitled to vote, except that a minimum quorum of a majority in voting power of the outstanding shares of our capital stock entitled to vote is necessary to hold a vote for any director in a contested election, the removal of a director or the filling of a vacancy on our board of directors. Directors may be removed only for cause by the affirmative vote of at least a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors.
No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless provided for otherwise in a company’s certificate of incorporation. Our second amended and restated certificate of incorporation does not grant our stockholder cumulative voting rights.
No Stockholder Action by Written Consent; Calling of Special Meeting of Stockholders. Our second amended and restated certificate of incorporation generally prohibits stockholder action by written consent. It and our amended and restated by-laws also provide that special meetings of our stockholders may be called only by (1) the chairman of our board of directors or (2) our board of directors pursuant to a resolution approved by our board of directors or (3) our board of directors upon a request by holders of at least 50% in voting power of all the outstanding shares entitled to vote at that meeting.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated by-laws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered or mailed and received at our principal executive offices not less than 90 nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders. Stockholder nominations for the election of directors at a special meeting must be received by our corporate secretary by the later of ten days following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made or 90 days prior to the date that meeting is proposed to be held and not more than 120 days prior to such meeting.
Limitations on Liability and Indemnification of Officers and Directors. The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our second amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful dividends or stock repurchases); or

•	for transactions from which the director derived improper personal benefit.
Our amended and restated by-laws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We are also expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability and indemnification provisions in our amended and restated by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Supermajority Provisions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority in voting power of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our second amended and restated certificate of incorporation provides that the following provisions in the second amended and restated certificate of incorporation may be amended only by a vote of two-thirds or more in voting power of all the outstanding shares of our capital stock entitled to vote:

•	the prohibition on stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested solely in (1) the chairman of our board of directors, (2) our board of directors pursuant to a resolution adopted by our board of directors and (3) our board of directors upon a request by holders of at least 50% in voting power of all the outstanding shares entitled to vote at that meeting;

•	the provisions relating to the classification of our board of directors;

•	the provisions relating to the size of our board of directors;

•	the provisions relating to the quorum requirements for stockholder action and the removal of directors;

•	the limitation on the liability of our directors to us and our stockholders;

•	the provisions granting authority to our board of directors to amend or repeal our by-laws without a stockholder vote, as described in more detail in the next succeeding paragraph; and

•	the supermajority voting requirements listed above.
Our second amended and restated certificate of incorporation grants our board of directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our second amended and restated certificate of incorporation.
In addition, our second amended and restated certificate of incorporation and our amended and restated by-laws provide that the same provisions listed above and found in our amended and restated by-laws may be amended by stockholders representing no less than two-thirds of the voting power of all the outstanding shares of our capital stock entitled to vote.
Listing
We intend to list our common stock on the Nasdaq National Market under the trading symbol “CTRN.”
Transfer Agent and Registrar
Upon consummation of this offering, the transfer agent and registrar for the common stock will be American Stock Transfer and Trust Company. The transfer agent’s address is 59 Maiden Lane, New York, New York 10038.

Shares Eligible for Future Sale
Immediately prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after the offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.
Upon completion of this offering,         shares of common stock will be outstanding, assuming no exercise of currently outstanding and exercisable options. Of these shares, the shares sold in this offering, plus any additional shares sold upon exercise of the underwriters’ over-allotment option, will be freely transferable without restriction under the Securities Act of 1933, as amended, unless they are held by our “affiliates” as that term is used under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. The remaining                      shares of common stock held by existing stockholders are restricted shares. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act of 1933, as amended, which rules are summarized below.
In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after the effective date of this offering, our affiliates, or a person (or persons whose shares are aggregated) who has beneficially owned restricted shares (as defined under Rule 144) for at least one year, are entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission.
Sales under Rule 144 are subject to requirements relating to the manner of sale, notice and the availability of current public information about us. A person (or persons whose shares are aggregated) who was not our affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.
Our employees, officers, directors or consultants who purchased or were awarded shares or options to purchase shares under a written compensatory plan or contract are entitled to rely on the resale provisions of Rule 701 under the Securities Act of 1933, as amended, which permits affiliates and non-affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the effective date of this offering. In addition, non-affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.
In addition, we expect to file a registration statement on Form S-8 registering shares of common stock subject to outstanding stock options or reserved for issuance under our Amended and Restated 1999 Stock Option Plan and 2005 Long-Term Incentive Plan. We expect to file this registration statement as soon as practicable after the consummation of this offering. Shares registered under this registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up agreements described below.
Lock-Up Agreements
Each of our officers and directors and substantially all other stockholders have agreed to a 180-day “lock up” with respect to                      shares of common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. We have also agreed to such a restriction. This means that, for a period of 180 days following the date of this prospectus (the “lock-up period”), subject to specified exceptions, we and such persons may not, directly or indirectly, offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp. In addition, the lock-up period may be extended in the event that we release earnings or announce certain material news within specified time periods prior to the termination of the lock-up period. The restrictions in the lock-up agreements will not prevent such persons from transferring their shares or other securities as gifts, to members of their immediate family or to a trust for the benefit of themselves of member of their family or by will or intestacy, provided, in each case, that the transferee of such shares of other securities agrees to be locked-up to the same extent as the person from whom they received the shares.
Registration Rights
Pursuant to the registration rights agreement to be executed upon consummation of this offering, Hampshire Equity Partners has the right to demand registration of its shares and to include its shares in registration statements that we file after the consummation of this offering, subject to certain exceptions. See “Related Party Transactions—Registration Rights Agreement.”

Underwriting
We and the selling stockholders will enter into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., Wachovia Capital Markets, LLC, SG Cowen & Co., LLC and Piper Jaffray & Co. are acting as the representatives of the underwriters.
The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Underwriters	Number of Shares

CIBC World Markets Corp.
Piper Jaffray & Co.
SG Cowen & Co.
Wachovia Capital Markets, LLC

Total

The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.
The shares should be ready for delivery on or about                     , 2005 against payment in immediately available funds. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The representatives have advised us and the selling stockholders that the underwriters propose to offer the shares directly to the public at the initial public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to other securities dealers at such price less a concession of $           per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $           per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.
We and the selling stockholders have granted the underwriters an over-allotment option. The underwriters may purchase up to                     of these additional shares from us and up to                     of these additional shares from the selling stockholders. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of                     additional shares to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $          , the total proceeds to us will be $          and the total proceeds to the selling stockholders will be $          . The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.
The following table provides information regarding the amount of the discount to be paid to the underwriters by us and the selling stockholders:

		Total Without	Total With Full
		Exercise of Over-	Exercise of Over-
	Per Share	Allotment Option	Allotment Option

Citi Trends, Inc.		$	$
Selling Stockholders
We estimate that the total expenses of the offering for us and the selling stockholders, excluding the underwriting discount, will be approximately $          . We have agreed to bear the expenses (other than underwriting discounts and commissions) of the selling stockholders in connection with this offering.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
Each of our officers and directors and substantially all other stockholders have agreed to a 180-day “lock up” with respect to                      shares of common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. We have also agreed to such a restriction. This means that for a period of 180 days following the date of this prospectus, (the “lock-up period”) subject to specified exceptions, we and such persons may not, directly or indirectly, offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp. In addition, the lock-up period may be extended in the event that we release earnings or announce certain material news within specified time periods prior to the termination of the lock-up period. The restrictions in the lock-up agreements will not prevent such persons from transferring their shares or other securities as gifts, to members of their immediate family or to a trust for the benefit of themselves of member of their family or by will or intestacy, provided in each case, that the transferee of such shares of other securities agree to be locked-up to the same extent as the person from whom they received the shares.
We have agreed not to issue, sell or register (other than pursuant to a registration statement on Form S-8), or otherwise dispose of, directly or indirectly, any of our equity securities (or any securities convertible into, exercisable for or exchangeable for our equity securities), except for this offering and the issuance of equity securities pursuant to our Amended and Restated 1999 Stock Option Plan or our 2005 Long-Term Incentive Plan, during the lock-up period without the consent of CIBC World Markets Corp. In the event that during the lock-up period, (A) any shares are issued pursuant to our Amended and Restated 1999 Stock Option Plan or our 2005 Long Term Incentive Plan that are exercisable during the lock-up period or (B) any registration is effected pursuant to a registration statement on Form S-8 relating to shares that are exercisable during the lock-up period, we have agreed to obtain the written agreement of such grantee or purchaser or holder of such registered securities that, during the lock-up period, such person will not, without the prior written consent of CIBC World Markets Corp., offer for sale, sell, distribute, grant any option for the sale of, or otherwise dispose of, directly or indirectly, or exercise any registration rights with respect to, any shares of our common stock (or any securities convertible into, exercisable for, or exchangeable for any shares of our common stock) owned by such person.
The representatives have informed us that it does not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.
There is no established trading market for the shares. The offering price for the shares has been determined by us, the selling stockholders and the representative, based on the following factors:

•	the history and prospects for the industry in which we compete;

•	our past and present operations;

•	our historical results of operations;

•	our prospects for future business and earning potential;

•	our management;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of securities of generally comparable companies; and

•	the market capitalization and stages of development of other companies which we and the representative believe to be comparable to us.
Rules of the Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing transactions—The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotments and syndicate covering transactions—The underwriters may sell more shares of our common stock in connection with this offering than the number of shares than they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either

“covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•	Penalty bids—If the representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.
Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.
Congress Financial Corporation (Southwest), an affiliate of Wachovia Capital Markets, LLC, is the lender under our credit agreement and Wachovia Capital Markets, LLC is acting as an underwriter in this offering. As such, Congress Financial Corporation (Southwest) has received and will continue to receive customary fees in connection with the credit agreement. In addition, in the future, certain of the underwriters or their affiliates, may provide us, from time to time, with other financial advisory or commercial or investment banking services, for which we expect they will receive customary fees and commissions.
In addition, an affiliate of CIBC World Markets Corp. has an indirect interest in our Series A Preferred Stock and our common stock, through ownership of a limited partnership interest in Hampshire Equity Partners II, L.P. This affiliate may be deemed to have received a portion of the net proceeds of this offering upon the redemption of our Series A Preferred Stock held by Hampshire Equity Partners II, L.P. with a portion of the net proceeds of this offering and its sale of common stock in this offering and receipt of the net proceeds therefrom. We do not expect these proceeds to exceed $          in the aggregate.

Legal Matters
The validity of the common stock offered hereby will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. DLA Piper Rudnick Gray Cary US LLP, Baltimore, Maryland, has represented the underwriters in this offering.
Experts
The financial statements of Citi Trends, Inc. as of January 31, 2004 and February 1, 2003 and for the years then ended have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the January 31, 2004 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.”
Where You Can Find More Information
We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, for the common stock offered in this offering. In addition, upon completion of this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy our registration statement and the attached exhibits and schedules without charge at the public reference room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1 (800) SEC-0330 for further information on the public reference room. You may also inspect reports, proxy and information statements and other information that we file electronically with the Securities and Exchange Commission without charge at its Internet site, http://www.sec.gov.
This prospectus constitutes part of the registration and does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.
After the offering, we intend to furnish our stockholders with annual reports containing financial statements audited by our independent registered public accountants.

Citi Trends, Inc.

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Citi Trends, Inc.:
We have audited the accompanying balance sheets of Citi Trends, Inc. (the “Company”) as of January 31, 2004 and February 1, 2003, and the related statements of income, stockholders’ equity, and cash flows for the fiscal years ended January 31, 2004 and February 1, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Citi Trends, Inc. as of January 31, 2004 and February 1, 2003, and the results of its operations and its cash flows for the fiscal years ended January 1, 2004 and February 1, 2003 in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the financial statements, effective July 6, 2003 the Company adopted the provisions of the Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”.
KPMG LLP
Jacksonville, Florida
April 15, 2004

Citi Trends, Inc.
Balance Sheets
January 31, 2004 and February 1, 2003

	January 31,	February 1,
	2004	2003

Assets
Current assets:
Cash and cash equivalents	$9,954,232	5,824,847
Inventory	22,712,369	17,042,512
Prepaid and other current assets	1,770,998	1,193,007
Income tax receivable	—	195,068
Deferred tax asset	530,604	374,604

Total current assets	34,968,203	24,630,038
Property and equipment, net	12,749,601	9,995,996
Goodwill	1,371,404	1,371,404
Other assets	123,992	129,118

Total assets	$49,213,200	36,126,556

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under revolving lines of credit	$—	—
Accounts payable	19,577,370	13,469,260
Accrued expenses	2,121,520	1,642,493
Accrued compensation	1,669,462	1,917,368
Current portion of long-term debt	74,762	71,440
Current portion of capital lease obligations	566,667	774,052
Income tax payable	331,342	—
Layaway deposits	133,028	161,789

Total current liabilities	24,474,151	18,036,402
Long-term debt , less current portion	1,494,302	1,566,129
Capital lease obligations, less current portion	494,547	490,208
Preferred shares subject to mandatory redemption	5,160,313	—
Deferred tax liability	333,445	15,562
Other long-term liabilities	752,574	584,556

Total liabilities	32,709,332	20,692,857

Series A preferred stock, $0.01 par value. Liquidation preference of $1,000 per share. Authorized 5,000 shares; issued and outstanding 3,605 shares in 2003 and 2002	—	4,835,863

Stockholders’ equity:
Common stock, $0.01 par value. Authorized 500,000 shares; 363,275 shares issued in 2004 and 2003	3,633	3,633
Paid-in-capital	4,011,601	3,888,328
Retained earnings	12,571,384	6,788,625
Treasury stock, at cost; 5,775 shares	(57,750)	(57,750)
Subscription receivable	(25,000)	(25,000)

Total stockholders’ equity	16,503,868	10,597,836

Commitments and contingencies (note 9)
Total liabilities and stockholders’ equity	$49,213,200	36,126,556

See accompanying notes to financial statements.

Citi Trends, Inc.
Statements of Income
Years Ended January 31, 2004 and February 1, 2003

	Fiscal	Fiscal
	2003	2002

Net sales	$157,198,306	$124,950,935
Cost of sales	98,145,216	77,806,541

Gross profit	59,053,090	47,144,394
Selling, general and administrative expenses	48,844,888	38,759,624

Income from operations	10,208,202	8,384,770
Interest expense, including redeemable preferred stock dividend	563,342	255,708

Income before provision for income taxes	9,644,860	8,129,062
Provision for income taxes	3,726,914	3,101,237

Net income	$5,917,946	$5,027,825

Basic income per common share	$15.92	$12.95

Diluted income per common share	$13.77	$11.21

Average number of shares outstanding
Basic	363,275	363,275

Diluted	420,060	419,510

See accompanying notes to financial statements.

Citi Trends, Inc.
Statements of Cash Flows
Years Ended January 31, 2004 and February 1, 2003

	Fiscal	Fiscal
	2003	2002

Operating activities:
Net income	$5,917,946	5,027,825
Adjustment to reconcile net income to net cash provided by operating activities:
Dividends on preferred shares subject to mandatory redemption	189,263	—
Depreciation and amortization	4,032,602	3,014,549
Deferred income taxes	161,883	541,742
Loss on disposal of fixed assets	23,396	93,189
Noncash compensation expense	123,273	161,882
Changes in assets and liabilities:
Inventory	(5,669,857)	(2,110,472)
Prepaid and other current assets	(577,991)	374,919
Income tax receivable	195,068	60,795
Other assets	(16,020)	(39,294)
Accounts payable	6,108,110	1,956,945
Accrued expenses and other long-term liabilities	647,045	576,631
Accrued compensation	(247,906)	880,225
Income tax payable	331,342	—
Layaway deposits	(28,761)	(82,278)

Net cash provided by operating activities	11,189,393	10,456,658

Investing activities:
Purchase of property and equipment	(6,117,954)	(5,926,622)

Financing activities:
Fee paid for continuance of revolving line of credit	—	(50,000)
Net repayments under revolving line of credit	—	(3,689,938)
Repayments on long-term debt and capital lease obligations	(942,054)	(742,969)
Proceeds from issuance of long-term debt	—	1,680,000
Purchase of treasury stock	—	—
Proceeds from sale of stock	—	—

Net cash used in financing activities	(942,054)	(2,802,907)

Net increase (decrease) in cash and cash equivalents	4,129,385	1,727,129
Cash and cash equivalents:
Beginning of period	5,824,847	4,097,718

End of period	$9,954,232	5,824,847

Supplemental disclosures of cash flow information:
Cash paid for interest	$352,933	255,708
Cash paid for income taxes	$3,036,620	2,498,700
Supplemental disclosures of noncash activities:
Dividends accrued on redeemable preferred stock	$135,187	327,713
Purchases of property and equipment financed by entering into capital leases	$670,503	660,012
Insurance settlement not yet received related to loss of fixed assets and inventory related to store fire	$192,384	—
See accompanying notes to financial statements.

Citi Trends, Inc.
Statements of Stockholders’ Equity
Years Ended January 31, 2004 and February 1, 2003

	Common Stock				Treasury Stock
			Paid-in	Retained			Subscription
	Shares	Amount	Capital	Earnings	Shares	Amount	Receivable	Total

Balance— February 2, 2002	363,275	3,633	3,726,446	2,088,513	5,775	(57,750)	(25,000)	5,735,842
Expense recorded in connection with issuance of stock options			161,882					161,882
Accrued preferred stock dividends				(327,713)				(327,713)
Net income				5,027,825				5,027,825

Balance— February 1, 2003	363,275	3,633	3,888,328	6,788,625	5,775	(57,750)	(25,000)	10,597,836
Expense recorded in connection with issuance of stock options			123,273					123,273
Accrued preferred stock dividends				(135,187)				(135,187)
Net income				5,917,946				5,917,946

Balance— January 31, 2004	363,275	3,633	4,011,601	12,571,384	5,775	(57,750)	(25,000)	16,503,868

See accompanying notes to financial statements.

Citi Trends, Inc.
Notes to Financial Statements
January 31, 2004 and February 1, 2003

(1)	Organization and Business
Citi Trends, Inc. (the “Company”) is a rapidly growing, value-priced retailer of urban fashion apparel and accessories for the entire family. As of January 31, 2004, the Company operated 161 stores in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, Texas, and Virginia.

(2)	Summary of Significant Accounting Policies

(a)	Fiscal Year
The Company’s fiscal year ends on the Saturday closest to January 31 of each year. Fiscal years 2003 and 2002 comprise 52 weeks. The years ended January 31, 2004 and February 1, 2003 are referred to as fiscal 2003 and 2002, respectively, in the accompanying financial statements.

(b)	Cash and Cash Equivalents
For purposes of the balance sheets and statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(c)	Inventory
Inventory is stated at the lower of cost (first-in, first-out basis) or market as determined by the retail inventory method less a provision for inventory shrinkage. Under the retail inventory method, the cost value of inventory and gross margins are determined by calculating a cost-to-retail ratio and applying it to the retail value of inventory. The Company believes the first-in first-out retail inventory method results in an inventory valuation that is fairly stated.

(d)	Property and Equipment, net
Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments. Depreciation and amortization are computed using the straight-line method over the lesser of the estimated useful lives (principally three to five years for computer equipment and furniture, fixtures and equipment, five years for leasehold improvements, and 15 years for buildings) of the related assets or the relevant lease term, whichever is shorter.

(e)	Goodwill
Goodwill represents the excess of the purchase price over the fair value of assets acquired. The Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, as of February 3, 2002. Pursuant to SFAS No. 142, goodwill acquired in a purchase business combination and determined to have an indefinite useful life is not amortized, but instead tested for impairment at least annually. The Company performed this analysis at the end of fiscal 2003 and no impairment was indicated.

(f)	Impairment of Long-Lived Assets
If facts and circumstances indicate that a long-lived asset, including property and equipment, may be impaired, the carrying value of long-lived assets is reviewed. If this review indicates that the carrying value of the asset will not be recovered as determined based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of the asset is reduced to its estimated fair value. Impairment losses in the future are dependent on a number of factors such as site selection and general economic trends, and thus could be significantly different from historical results. To the extent the Company’s estimates for net sales, gross profit and store expenses are not realized, future assessments of recoverability could result in impairment charges.

Citi Trends, Inc.
Notes to Financial Statements—(Continued)
January 31, 2004 and February 1, 2003

(g)	Stock-Based Compensation
The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including Financial Accounting Standards Board (“FASB”) interpretation (FIN) No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current fair value of the underlying stock exceeds the exercise price. The Company recognizes the fair value of stock rights granted to non-employees in the accompanying financial statements. SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation— Transition and Disclosure, an amendment of FASB Statement No. 123, establishes accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and the Company has adopted only the disclosure requirements of SFAS No. 123, as amended. The following table illustrates the effect on net income for fiscal 2003 and 2002 if the fair-value-based method had been applied to all outstanding and unvested awards in the period. Pro forma information regarding net income and net income per share is required in order to show our net income as if we had accounted for employee stock options under the fair value method of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation— Transition Disclosure. The fair values of options and shares issued pursuant to our option plan at each grant date were estimated using the Black-Scholes option pricing model.

	2003	2002

Net income, as reported	$5,917,946	5,027,825
Add stock-based employee compensation expense included in reported net income, net of tax of $45,855 and $62,729, respectively	77,415	99,153
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax of $68,120 and $47,157, respectively	(114,997)	(74,538)

Pro forma net income	$5,880,364	5,052,440

Pro forma Basic Income per common share	15.81	13.01

Pro forma Diluted Income per common share	13.68	11.27

(h)	Revenue Recognition
Revenue from retail sales is recognized at the time of the sale, net of an allowance for estimated returns. Revenue from layaway sales is recognized when the customer has paid for and received the merchandise. If the merchandise is not fully paid for within 60 days, the customer is given a refund or store credit for merchandise payments made, less a re-stocking fee and a program service charge. Program service charges, which are non-refundable, are recognized in revenue when collected. All sales are from cash, check or major credit card company transactions. The Company does not offer company-sponsored customer credit accounts.

(i)	Certain Financial Instruments with Characteristics of Liabilities and Equity
The Company prospectively adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 also includes required disclosures for financial instruments within its scope. For the Company, SFAS No. 150 was

Citi Trends, Inc.
Notes to Financial Statements—(Continued)
January 31, 2004 and February 1, 2003
effective for instruments entered into or modified after May 1, 2003 and otherwise effective as of February 1, 2004, except for mandatorily redeemable financial instruments. As such, the Company adopted the provisions of SFAS No. 150 for our Series A Preferred Stock on July 6, 2003 which required the Company to classify the Series A Preferred Stock as a liability on our balance sheet. The effective date of SFAS No. 150 has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. To illustrate the effect of SFAS No. 150 the following table shows net income if SFAS No. 150 had not been adopted for fiscal 2003 and 2002.

	2003	2002

Net income, as reported	$5,917,946	5,027,825
Add dividends on preferred shares subject to mandatory redemption	189,263	—

Pro forma net income	$6,107,209	5,027,825

(j)	Earnings per Share
Earnings per common share amounts are based on the weighted average number of common shares outstanding and diluted earnings per share amounts are based on the weighted average number of common shares outstanding plus the incremental shares that would have been outstanding upon the assumed exercise of all dilutive stock options.
The following table provides a reconciliation of the earnings figures used to calculate earning per share and used in calculating diluted earnings per share for fiscal 2003 and 2002:

	2003	2002

Net income, as reported	$5,917,946	5,027,825
Subtract dividends on preferred shares subject to mandatory redemption	135,188	324,450

Numerator for EPS Calculation	$5,782,758	4,703,375

The following table provides a reconciliation of the number of average common shares outstanding used to calculate earning per share to the number of common shares and common share equivalents outstanding used in calculating diluted earnings per share for fiscal 2003 and 2002:

	2003	2002

Average number of common shares outstanding	363,275	363,275
Incremental shares from assumed exercises of stock options	56,785	56,235

Average number of common shares and common stock equivalents outstanding	420,060	419,510

For fiscal 2003, there was an immaterial number of options outstanding to purchase shares of common stock excluded from the calculation of diluted earnings per share because of antidilution. For fiscal 2002 there were no options outstanding to purchase shares of common stock excluded from the calculation of diluted earnings per share because of antidilution.

(k)	Advertising
The Company expenses all advertising expenditures as incurred. Advertising expense for fiscal 2003 and 2002 was $905,872 and $618,051, respectively.

Citi Trends, Inc.
Notes to Financial Statements—(Continued)
January 31, 2004 and February 1, 2003

(l)	Store Opening and Closing Costs
New and relocated store opening costs are charged directly to expense when incurred. When the Company decides to close or relocate a store, the Company records an expense for the present value of expected future rent payments, net of sublease income, in the period that a store closes or relocates.

(m)	Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(n)	Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(o)	Business Reporting Segments
The Company is a rapidly growing, value-priced retailer of urban fashion apparel and accessories for the entire family and has determined that its operations are within one reportable segment. Accordingly, financial information on industry segments is omitted. All sales are to customers and assets are located within the United States.

(p)	Other Comprehensive Income
The Company did not have any components of other comprehensive income for fiscal 2003 and 2002.

(3)	Property and Equipment, Net
The components of property and equipment at January 31, 2004 and February 1, 2003 are as follows:

	2004	2003

Land	$810,000	810,000
Building	1,340,000	1,340,000
Leasehold improvements	8,885,163	6,134,865
Furniture, fixtures, and equipment	9,000,105	5,779,811
Computer equipment	4,823,922	4,126,003

	24,859,190	18,190,679
Accumulated depreciation and amortization	12,109,589	8,194,683

	$12,749,601	9,995,996

Depreciation expense for fiscal 2003 and 2002 was $4,011,456 and $2,999,666, respectively. Computer equipment held under capital leases and related accumulated depreciation was $3,373,409 and $2,448,245, respectively, at January 31, 2004, and $2,780,098 and $1,681,477, respectively, at February 1, 2003.

Citi Trends, Inc.
Notes to Financial Statements—(Continued)
January 31, 2004 and February 1, 2003

(4)	Revolving Lines of Credit
The Company has a revolving line of credit secured by substantially all of the Company’s assets pursuant to which the Company pays customary fees. This secured line of credit expires in April 2005. At January 31, 2004, the line of credit provided for aggregate cash borrowings and the issuance of letters of credit up to the lesser of $20,000,000 or the Company’s borrowing base ($14,569,838 at January 31, 2004), as defined in the credit agreement. The maximum credit available under the credit agreement increased to $25,000,000 effective April 13, 2004. Borrowings under this secured line of credit bear interest at either the prime rate plus 0.25% or the Eurodollar rate plus 2.75%, at the Company’s election, based on conditions in the credit agreement. Additionally, there is a letter of credit fee of 1.25% per annum on the outstanding balance of letters of credit. The interest rate on borrowings at January 31, 2004 was 4.00%. At January 31, 2004, there were no outstanding borrowings on the revolving line of credit, nor were there any outstanding letters of credit. Under the terms of the credit agreement, the Company is required to maintain a minimum tangible net worth. The Company was in compliance with this requirement at January 31, 2004.
In September 2003, the Company entered into an annual unsecured revolving line of credit with Bank of America that expires in June 2005. At January 31, 2004, the line of credit provided for aggregate cash borrowings up to $3,000,000. Borrowings under the credit agreement bear interest at the London Interbank Offered Rate (“LIBOR”) plus 2.00%. The interest rate on borrowings at January 31, 2004 was 3.10%. At January 31, 2004, there were no outstanding borrowings on the unsecured revolving line of credit.
The Company borrows funds under these revolving lines of credit from time to time and subsequently repays such borrowings with available cash generated from operations.

(5)	Long-term Debt and Capital Lease Obligations
Capital Leases. The Company has capital lease obligations that finance the purchase of its computer equipment. These obligations have maturity dates ranging from May 2004 to October 2007. The interest rates on these obligations range from 0.6% to 11.5%. All of these obligations are secured by the computer equipment.
As of January 31, 2004 and February 1, 2003, long-term debt and capital lease obligations consist of the following:

	2004	2003

Mortgage payable issued to finance purchase of land and building; payable in monthly installments of $14,913, including interest, through April 2007 with a balloon payment of $1,303,412 due May 2007; interest at a fixed rate of 6.80%; secured by land and building	$1,569,064	1,637,569
Capital lease obligations issued to finance purchase of computer equipment; payable in monthly installments averaging approximately $53,123, $32,101 and $11,106 in 2004, 2005 and 2006, with maturity dates ranging from August 2003 to October 2006; interest at rates ranging from 0.6% to 11.5%; secured by computer equipment	1,061,214	1,264,260

	2,630,278	2,901,829
Less current portion of long-term debt and capital lease obligations	641,429	845,492

	$1,988,849	2,056,337

Citi Trends, Inc.
Notes to Financial Statements—(Continued)
January 31, 2004 and February 1, 2003
As of January 31, 2004, annual long-term debt and capital lease obligation maturities are as follows:

	Long-term	Capital Lease
Fiscal Year	Debt	Obligations

2004	$74,762	637,482
2005	80,007	385,217
2006	85,620	133,277
2007	1,328,675	—

	1,569,064	1,155,976
Less portion attributable to future interest payments (at rates ranging from 0.6% to 11.5%)	—	94,762

	$1,569,064	1,061,214

(6)	Income Taxes
The provision for income taxes for fiscal 2003 and 2002 consists of the following:

	2003	2002

Current:
Federal	$2,987,496	2,136,445
State	577,535	423,050

	3,565,031	2,559,495

Deferred:
Federal	135,658	465,423
State	26,225	76,319

	161,883	541,742

	$3,726,914	3,101,237

Income tax expense computed using the federal statutory rate is reconciled to the reported income tax expense as follows for fiscal 2003 and 2002:

	2003	2002

Statutory rate applied to income before income taxes	$3,279,252	2,763,881
State income taxes, net of federal benefit	385,794	329,584
General business credits	(161,023)	(117,004)
Dividends on preferred stock	66,240	—
Other	156,651	124,776

Provision for income taxes	$3,726,914	3,101,237

Citi Trends, Inc.
Notes to Financial Statements—(Continued)
January 31, 2004 and February 1, 2003
The components of deferred tax assets and liabilities at January 31, 2004 and February 1, 2003 are as follows:

	2004	2003

Deferred tax assets:
Book and tax depreciation differences	$—	73,522
Deferred rent amortization	189,682	151,456
Inventory capitalization	572,515	361,057
Vacation liability	61,750	47,500
Stock compensation	129,071	80,848
Other	16,000	100,884

	969,018	815,267
Deferred tax liabilities:
Book and tax depreciation differences	(188,881)	—
Prepaid expenses	(309,464)	(286,292)
Goodwill	(129,612)	(88,572)
Other	(143,902)	(81,361)

	(771,859)	(456,225)

Net deferred tax asset	$197,159	359,042

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. As such, a valuation allowance for deferred tax assets was not considered necessary at January 31, 2004 and February 1, 2003.

(7)	Preferred Shares Subject to Mandatory Redemption
The Company’s Series A Preferred Stock is nonvoting and has liquidation and dividend preferences over the common stock. All outstanding shares of Series A Preferred Stock can be redeemed by the Company with board of director approval, and must be redeemed by April 2009 or earlier in the event of a change in control or the liquidation of the Company, at a price of $1,000 per share, plus accrued dividends. Dividends on Series A Preferred Stock are cumulative at the rate of 9% of the amount of capital contributed for such shares and are payable upon the earlier of a declaration by the board of directors or a change in control or liquidation of the Company. At January 31, 2004 and February 1, 2003 the Company had accrued dividends payable of $1,555,313 and $1,230,863, respectively. During fiscal 2003, the Company’s board of directors adopted a resolution whereby the Company intends to begin repaying its Series A Preferred Stock and all dividends accrued thereon at a rate of $500,000 per quarter, beginning in the second quarter of fiscal 2004.

(8)	Stockholders’ Equity

(a)	Stockholders Agreement
The Company is party to a Stockholders Agreement dated April 13, 1999 (the “Stockholders Agreement”) with Hampshire Equity Partners II, L.P., George Bellino and certain management stockholders. Pursuant to the stockholders agreement, four members of the Company’s board of directors may be designated by the owners of the majority of the voting stock beneficially owned by Hampshire Equity Partners and its affiliates; the Company’s

Citi Trends, Inc.
Notes to Financial Statements—(Continued)
January 31, 2004 and February 1, 2003
stockholders have agreed generally not to transfer their shares; the Company’s management stockholders have been granted tag-along rights in the event of the sale of more than 50% of our common stock; the Company’s management stockholders have agreed to cooperate in any sale of the company by Hampshire Equity Partners and the Company has agreed to register shares of the Company’s common stock held by the stockholder parties in the event that the Company registers additional shares of the Company’s common stock under the Securities Act, other than on a registration statement on Form S-4 or S-8, or in connection with an exchange offer, merger, acquisition, dividend reinvestment plan, stock option or other employee benefit plan.

(b)	Equity Transactions with Officer
In December 2001, the Company issued options to an officer for 16,800 shares of common stock. Since the estimated fair market value of the Company’s common stock issued exceeded the exercise price of these options on the date of grant, the Company recognized charges to earnings during fiscal 2003 and 2002 of $84,441 and $161,882, respectively. The Company will recognize additional charges related to these options of $44,627 and $17,721 in fiscal 2004 and 2005, respectively.

(c)	Equity Transactions with Majority Stockholder
In August 2003, the Company’s board of directors adopted a plan whereby stock options are to be issued to the Company’s majority stockholder, as well as certain defined members of management, in amounts necessary to prevent the dilution of their ownership percentage as a result of the issuance of stock options to other employees of the Company. Options granted under this anti-dilution plan are to be issued at the estimated fair market value of the Company’s common stock on the date of grant and vest immediately. During fiscal 2003, the Company issued stock options for 1,503 shares of common stock under this anti-dilution plan, 1,425 of which were issued to its majority stockholder. Because the majority stockholder does not qualify as an employee, FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” required the Company to recognize a charge to earnings during the year ended January 31, 2004 of $38,832. The fair value of the vested options was determined using the Black-Scholes option-pricing model.

(d)	Stock Options
In 1999, the Company established the 1999 Citi Trends, Inc. Stock Option Plan (the “Plan”). The Plan provides for the grant of incentive and nonqualified options to key employees and directors. The board of directors determines the exercise price of option grants. Option grants generally vest in equal installments over four years from the date of grant and are generally exercisable up to ten years from the date of grant. The Company has authorized up to 75,000 shares of common stock for issuance under the Plan.
A summary of option activity in the Plan for fiscal 2003 and 2002 is as follows:

	2003		2002

		Wtd Avg		Wtd Avg
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of period	66,496	11	66,096	$10
Granted	7,403	99	1,800	54
Exercised	—	—	—	—
Forfeited	(5,000)	18	(1,400)	10

Outstanding end of period	68,899	20	66,496	11

Options exercisable end of period	53,196	11	37,035	$10

Citi Trends, Inc.
Notes to Financial Statements—(Continued)
January 31, 2004 and February 1, 2003
At January 31, 2004 the range of exercise prices and weighted-average remaining contractual life of outstanding options was $10 to $116 and 7.7 years, respectively.
The following table summarizes the status of Company options exercisable at January 31, 2004 by exercise price:

		Weighted Average
	Number	Remaining	Number
Exercise Price	Outstanding	Contractual Life	Exercisable

$ 10	60,496	6.0	52,696
$ 50	800	8.0	200
$ 70	400	8.5	100
$ 94	4,603	8.9	200
$ 99	1,400	9.6	—
$116	1,200	9.8	—

	68,899		53,196

The fair value of options granted during the years ended January 31, 2004 and February 1, 2003 was $34.18 and $20.85, respectively, using the Black-Scholes option-pricing model, with the following weighted average assumptions:

	2004	2003

Dividend yield	0.00%	0.00%
Expected volatility	50.00%	50.00%
Risk-free interest rate	2.50%	3.60%
Expected life, in years	10 years	10 years
Forfeiture rate	10.00%	10.00%

(9)	Commitments and Contingencies
The Company leases its stores under operating leases, which generally have an initial term of five years with a five-year renewal option. Future minimum rental payments under operating leases having noncancelable lease terms at January 31, 2004 are as follows:

Fiscal Year Ending:

2004	$5,919,819
2005	4,903,143
2006	4,025,774
2007	3,073,088
2008	1,942,456
Thereafter	2,109,233

Total future minimum lease payments	$21,973,513

Certain operating leases provide for fixed monthly rentals while others provide for rentals computed as a percentage of net sales. Certain operating leases provide for a combination of both fixed monthly rental and rentals computed as a percentage of net sales. Rental expense was $6,363,257 and $4,787,768 for the fiscal 2003 and 2002 (including $794,444 and $539,090 of percentage rent), respectively.

Citi Trends, Inc.
Notes to Financial Statements—(Continued)
January 31, 2004 and February 1, 2003
The Company is involved in certain legal matters arising in the normal course of business. In the opinion of management, the outcome of these matters will not materially affect its financial condition, results of operations, or liquidity.

(10)	Related Party Transactions
The Company is a party to a consulting agreement with an affiliate of its majority stockholder for management consulting services. Included in operating expenses are management fees of $240,000 and $190,000 for fiscal 2003 and 2002, respectively.
The consulting agreement has a four year term and is subject to automatic one year renewals each February 1, subject to 60 days prior notice of termination by either party. In addition, either party has the right to terminate the consulting agreement upon 90 days prior notice in the event of (a) a sale of all or substantially all of our common stock or assets, (b) a merger or consolidation in which we are the surviving corporation or (c) a registered public offering of our common stock.

Citi Trends, Inc.
Balance Sheet
February 2, 2002

Assets
Current assets:
Cash and cash equivalents	$4,097,717
Inventory	14,932,040
Prepaid and other assets	1,525,868
Income tax receivable	255,863
Deferred tax asset	352,146

Total current assets	21,163,634
Property and equipment	6,544,275
Goodwill, net of accumulated amortization of $197,196	1,371,404
Deferred tax asset	548,638
Other assets	104,707

Total assets	$29,732,658

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowing under revolving line of credit	$3,689,938
Accounts payable	11,512,314
Accrued expenses	1,198,143
Accrued compensation	932,272
Current portion of capital lease obligation	814,053
Layaway deposits	244,067

Total current liabilities	18,390,787
Long-term capital lease obligation	490,733
Other long-term liabilities	607,146

Total liabilities	19,488,666

Series A preferred stock, $0.01 par value. Liquidation preference of $1,000 per share. Authorized 5,000 shares; issued and outstanding 3,605 shares in 2001	4,508,150
Stockholders’ equity:
Common stock, $0.01 par value. Authorized 500,000 shares; 363,275 shares issued in 2001	3,633
Paid-in-capital	3,726,446
Subscription receivable	(25,000)
Retained earnings	2,088,513
Treasury stock, at cost; 5,775 shares	(57,750)

Total stockholders’ equity	5,735,842

Commitments and contingencies (note 8)
Total liabilities and stockholders’ equity	$29,732,658

See accompanying notes to financial statements.

Citi Trends, Inc.
Statement of Income
Year Ended February 2, 2002

Net sales	$97,933,306
Cost of sales	62,050,323

Gross profit	35,882,983
Selling, general and administrative expenses	31,405,480

Income from operations	4,477,503
Interest expense	454,597

Income before provision for income taxes	4,022,906
Provision for income taxes	1,565,566

Net income	$2,457,340

Basic income per common share	$5.93

Diluted income per common share	$5.59

Average number of shares outstanding
Basic	360,158

Diluted	382,190

See accompanying notes to financial statements.

Citi Trends, Inc.
Statement of Cash Flows
Year Ended February 2, 2002

Operating activities:
Net income	$2,457,340
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,737,797
Deferred tax asset	(442,228)
Loss on disposal of fixed assets	96,430
Noncash compensation expense	97,329
Changes in assets and liabilities:
Inventory	(1,928,967)
Prepaid and other assets	(633,385)
Tax receivable	206,351
Accounts payable	86,450
Accrued expenses and other liabilities	157,048
Layaway deposits	49,000

Net cash provided by operating activities	2,883,165

Investing activities:
Purchase of property and equipment	(2,124,820)

Financing activities:
Net repayment under revolving line of credit	(1,223,850)
Repayments under capital lease	(769,163)
Purchase of treasury stock	(12,000)
Proceeds from sale of stock	82,000

Net cash used in financing activities	(1,923,013)

Net decrease in cash	(1,164,668)
Cash:
Beginning of period	5,262,386

End of period	$4,097,718

Supplemental disclosures of cash flow information:
Cash paid for interest	$454,597
Cash paid for income taxes	1,801,443
Supplemental disclosures of noncash activities:
Dividends accrued on redeemable preferred stock	$324,450
Purchases of property and equipment financed by entering into capital leases	$18,200
See accompanying notes to financial statements.

Citi Trends, Inc.
Statements of Stockholders’ Equity
Year ended February 2, 2002

					Retained
	Common Stock				earnings	Treasury Stock
			Paid-in	Subscription	(accumulated
	Shares	Amount	capital	receivable	deficit)	Shares	Amount	Total

Balance — February 3, 2001	358,575	$3,586	3,582,164	(25,000)	(44,377)	4,575	$(45,750)	$3,470,623
Exercise of stock options	1,200	12	11,988					12,000
Purchase of 1,200 shares of common stock for cash						1,200	(12,000)	(12,000)
Issuance of 3,500 and 35 shares of preferred and common stock, respectively, for cash	3,500	35	104,965					105,000
Expense recorded in connection with issuance of stock options			27,329					27,329
Accrued preferred stock dividends					(324,450)			(324,450)
Net income					2,457,340			2,457,340

Balance — February 2, 2002	363,275	3,633	3,726,446	(25,000)	2,088,513	5,775	(57,750)	5,735,842

See accompanying notes to financial statements.

Citi Trends, Inc.
Notes to Financial Statements
February 2, 2002

(1)	Organization and Business
Citi Trends, Inc. (the “Company”) is a rapidly growing, value-priced retailer of urban fashion apparel and accessories for the entire family. As of February 2, 2002, the Company operated 123 stores in Alabama, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee.

(2)	Summary of Significant Accounting Policies

(a)	Fiscal Year
The Company’s fiscal year ends on the Saturday closest to January 31 of each year. Fiscal year 2001 comprises 52 weeks. The year ended February 2, 2002 is referred to as fiscal 2001 in the accompanying financial statements.

(b)	Cash and Cash Equivalents
For purposes of the balance sheet and statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(c)	Inventory
Inventory is stated at the lower of cost (first-in, first-out basis) or market as determined by the retail inventory method less a provision for inventory shrinkage. Under the retailer inventory method, the cost value of inventory and gross margins are determined by calculating a cost-to-retail ratio and applying it to the retail value of inventory. The Company believes the first-in first-out retail inventory method results in an inventory valuation that is fairly stated.

(d)	Property and Equipment, net
Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments. Depreciation and amortization are computed using the straight-line method over the lesser of the estimated useful lives (principally three to five years for computer equipment and furniture, fixtures and equipment, five years for leasehold improvements and 15 years for buildings) of the related assets or the relevant lease term, whichever is shorter.

(e)	Goodwill
Goodwill represents the excess of the purchase price over the fair value of assets acquired and, until February 3, 2002, was being amortized over a 20-year period. During the year ended February 2, 2002 the Company recorded $76,950 for goodwill amortization.

(f)	Impairment of Long-Lived Assets
If facts and circumstances indicate that a long-lived asset, including property and equipment, may be impaired, the carrying value of long-lived assets is reviewed. If this review indicates that the carrying value of the asset will not be recovered as determined based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of the asset is reduced to its estimated fair value. Impairment losses in the future are dependent on a number of factors such as site selection and general economic trends, and thus could be significantly different from historical results. To the extent the Company’s estimates for nets sales, gross profit and store expenses are not realized, future assessments of recoverability could result in impairment charges.

Citi Trends, Inc.
Notes to Financial Statements— (Continued)
February 2, 2002

(g)	Stock-Based Compensation
The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including Financial Accounting Standards Board (“FASB”) interpretation (FIN) No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current fair value of the underlying stock exceeds the exercise price. The Company recognizes the fair value of stock rights granted to nonemployees in the accompanying financial statements. SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation— Transition and Disclosure, an amendment of FASB Statement No. 123, establishes accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and the Company has adopted only the disclosure requirements of SFAS No. 123, as amended. The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards in the period. Pro forma information regarding net income and net income per share is required in order to show our net income as if we had accounted for employee stock options under the fair value method of SFAS No. 123, as amended. The fair values of options and shares issued pursuant to our option plan at each grant date were estimated using the Black-Scholes option pricing model.

Net income, as reported	$2,457,340
Add stock-based employee compensation expense included in reported net income, net of tax of $37,877	59,452
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax of $47,359	(74,336)

Pro forma net income	$2,442,456

Pro forma Basic Income per common share	5.89

Pro forma Diluted Income per common share	5.55

(h)	Revenue Recognition
Revenue from retail sales is recognized at the time of the sale, net of an allowance for estimated returns. Revenue from layaway sales is recognized when the customer has paid for and received the merchandise. If the merchandise is not fully paid for within 60 days, the customer is given a refund or store credit for merchandise payments made, less a re-stocking fee and a program service charge. Program services charges are recognized in revenue when collected. All sales are from cash, check or major credit card company transactions. The Company does not offer company-sponsored customer credit accounts. Net sales also include $726,823 of rental income from a leased department for fiscal 2001.

(i)	Earnings Per Share
Earnings per common share amounts are based on the weighted average number of common shares outstanding and diluted earnings per share amounts are based on the weighted average number of common shares outstanding plus the incremental shares that would have been outstanding upon the assumed exercise of all dilutive stock options.

Citi Trends, Inc.
Notes to Financial Statements— (Continued)
February 2, 2002
The following table provides a reconciliation of the earnings figure used to calculate earnings per share and used in calculating diluted earnings per share for fiscal 2001:

Net income, as reported	$2,457,340
Subtract dividends on preferred shares subject to mandatory redemption	321,563

Numerator for EPS Calculation	$2,135,777

The following table provides a reconciliation of the number of average common shares outstanding used to calculate earning per share to the number of common shares and common share equivalents outstanding used in calculating diluted earnings per share for fiscal 2001:

Average number of common shares outstanding	360,158
Incremental shares from assumed exercises of stock options	22,032

Average number of common shares and common stock equivalents outstanding	382,190

For the fiscal year ended 2001 there were no options outstanding to purchase shares of common stock excluded from the calculation of diluted earnings per share because of antidilution.

(j)	Advertising
The Company expenses all advertising expenditures as incurred. Advertising expense for fiscal 2001 was $680,675.

(k)	Store Opening and Closing Costs
New and relocated store opening costs are charged directly to expense when incurred. When the Company decides to close or relocate a store, the Company records an expense for the present value of expected future rent payments net of sublease income in the period that a store closes or relocates.

(l)	Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(m)	Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(n)	Business Reporting Segments
The Company is a rapidly growing, value-priced retailer of urban fashion apparel and accessories for the entire family and has determined that its operations are within one reportable segment. Accordingly, financial information on industry segments is omitted. All sales are to customers and assets are located within the United States.

Citi Trends, Inc.
Notes to Financial Statements— (Continued)
February 2, 2002

(o)	Derivative Financial Instruments and Hedging Activities
The FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement, as amended, established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activity. The Company adopted SFAS No. 133, as amended, on February 4, 2001. The adoption of SFAS No. 133 had no effect on the Company’s financial statements as the Company does not use derivatives.

(3)	Property and Equipment
The components of property and equipment at February 2, 2002 are as follows:

Land	$
Leasehold improvements		7,277,129
Furniture, fixtures, and equipment		1,421,121
Computer equipment		3,063,516

		11,761,766
Accumulated depreciation		5,217,491

		$6,544,275

Property and equipment held under capital leases and related accumulated depreciation is $2,109,576 and $850,019, respectively, at February 2, 2002.

(4)	Revolving Line of Credit
The Company has a revolving line of credit secured by substantially all of the Company’s assets pursuant to which the Company pays customary fees. This secured line of credit expires in April 2003. At February 2, 2002, the line of credit provides for aggregate cash borrowings and the issuance of letters of credit up to the lesser of $15,000,000 or the Company’s borrowing base, as defined in the credit agreement. Borrowings under this secured line of credit bear interest at either the prime rate plus 0.25% or the Eurodollar rate plus 2.75%, at the Company’s election, based on conditions in the credit agreement. Additionally, there is a letter of credit fee of 1.25% per annum on the outstanding balance of letters of credit. The interest rate on borrowings at February 2, 2002 was 5.00%. There were no letters of credit outstanding at February 2, 2002. Under the terms of the credit agreement, the Company is required to maintain a minimum tangible net worth. The Company was in compliance with this requirement at February 2, 2002.

(5)	Long-term Debt and Capital Lease Obligations
As of February 2, 2002, long-term debt and capital lease obligations consist of the following:

Capital lease obligations issued to finance purchase of computer equipment; payable in monthly installments averaging approximately $73,718, and $41,579 in 2002, and 2003, with maturity dates ranging from August 2003 to December 2003; interest at rates ranging from 2.5% to 13.1%; secured by computer equipment	1,304,786

1,304,786
Less current portion of long-term debt and capital lease obligations	(814,053)

$490,733

Citi Trends, Inc.
Notes to Financial Statements— (Continued)
February 2, 2002
As of February 2, 2002, capital lease obligation maturities are as follows:

Fiscal Year

2004	$884,621
2005	498,953
2006	—
2007	—
2008	—

1,383,574
Less portion attributable to future interest payments (at rates ranging from 2.5% to 13.1%)	(78,788)

$1,304,786

During the year ended February 3, 2001, the Company entered into a sale and leaseback agreement for certain store equipment. The transaction resulted in a $163,236 gain on sale of the assets which has been deferred and is being amortized over the life of the lease (36 months).

(6)	Income Taxes
The provision for income taxes for fiscal 2001 consists of the following:

Current:
Federal	$1,694,322
State	313,472

2,007,794

Deferred:
Federal	(372,329)
State	(69,899)

(442,228)

$1,565,566

Income tax expense computed using the federal statutory rate is reconciled to the reported income tax expense as follows for fiscal 2001:

Statutory rate applied to income before income taxes	$1,367,547
State income taxes, net of federal benefit	160,578
Other	37,441

Income tax expense	$1,565,566

Citi Trends, Inc.
Notes to Financial Statements— (Continued)
February 2, 2002
The components of deferred tax assets and liabilities at February 2, 2002 are as follows:

Deferred tax assets:
Book and tax depreciation differences	$621,354
Deferred rent amortization	136,234
Inventory capitalization	427,852
Vacation liability	33,600
Other	53,200

1,272,240
Deferred tax liabilities:
Prepaid expenses	(293,540)
Other	(77,916)

(371,456)

Net deferred tax asset	$900,784

As of February 2, 2002, a valuation allowance for deferred tax assets is not considered necessary because it is more likely than not the deferred tax asset will be fully realized.

(7)	Stockholders’ Equity

(a)	Preferred Shares Subject to Mandatory Redemption
The Company’s Series A Preferred Stock is nonvoting and has liquidation and dividend preferences over the common stock. All outstanding shares of Series A Preferred Stock can be redeemed by the Company with board of director approval, and must be redeemed by April 2009 or earlier in the event of a change in control or liquidation of the Company, at a price of $1,000 per share, plus accrued dividends. Dividends on Series A Preferred Stock are cumulative at the rate of 9% of the amount of capital contributed for such shares and are payable upon the earlier of a declaration by the board of directors, a change in control or liquidation of the Company. At February 2, 2002 the Company had accrued dividends payable of $903,150.

(b)	Stockholders Agreement
The Company is party to a Stockholders Agreement dated April 13, 1999 (the “Stockholders Agreement”) with Hampshire Equity Partners II, L.P., George Bellino and certain management stockholders. Pursuant to the stockholders agreement, four members of the Company’s board of directors may be designated by the owners of the majority of the voting stock beneficially owned by Hampshire Equity Partners and its affiliates; the Company’s stockholders have agreed generally not to transfer their shares; the Company’s management stockholders have been granted tag-along rights in the event of the sale of more than 50% of the Company’s common stock; the Company’s management stockholders have agreed to cooperate in any sale of the Company by Hampshire Equity Partners and the Company has agreed to register shares of the Company’s common stock held by the stockholder parties in the event that the Company registers additional shares of the Company’s common stock under the Securities Act, other than on a registration statement on Form S-4 or S-8, or in connection with an exchange offer, merger, acquisition, dividend reinvestment plan, stock option or other employee benefit plan.

(c)	Equity Transactions with New Officer
In December 2001, the Company issued options to an officer for 16,800 shares of common stock. Since the estimated fair market value of the Company’s common stock issued exceeded the exercise price of these options on the date of grant, the Company recognized a charge to earnings during fiscal 2001 of $27,329. The Company will recognize additional charges related to these options totaling $308,671 through December 2005.

Citi Trends, Inc.
Notes to Financial Statements— (Continued)
February 2, 2002

(d)	Stock Options
In 1999, the Company established the 1999 Citi Trends, Inc. Stock Option Plan (the “Plan”). The Plan provides for the grant of incentive and nonqualified options to key employees and directors. The board of directors determines the exercise price of option grants. Options grants generally vest in equal installments over four years from the date of grant and are generally exercisable up to 10 years from the date of grant. The Company has authorized up to 75,000 shares of common stock for issuance under the Plan. During the year ended February 2, 2002, the Company granted options to employees and outside directors to acquire shares of its common stock at an exercise price of $10 per share. Since the estimated fair market value of the Company’s common stock issued exceeded the exercise price of certain of these options on the date of grant, the Company recognized a charge to earnings during the year ended February 2, 2002 of $27,329. The Company will recognize additional charges to earnings totaling $308,671 through December 2005 relating to these options.
A summary of option activity in the Plan for fiscal 2001 is as follows (all options outstanding have an exercise price of $10 per share):

Outstanding at beginning of period	46,646
Granted	23,850
Exercised	(1,200)
Forfeited	(3,200)

Outstanding at end of period	66,096
Options exercisable at end of period	22,023
The fair value of options granted during fiscal 2001 was $24.18, using the Black-Scholes option-pricing model, with the following weighted average assumptions.

Dividend yield	0.00%
Expected volatility	0.00%
Risk-free interest rate	5.35%
Expected life, in years	10 years

(8)	Commitments
The Company leases its stores under operating leases, the majority of which expire at various times during the next five years. Future minimum rental payments under capital and operating leases having noncancelable lease terms at February 2, 2002 as follows:

Fiscal year ending:
2002	$3,756,180
2003	3,524,248
2004	2,710,859
2005	1,428,603
2006	654,805
Thereafter	1,465,129

Total future minimum lease payments	13,539,824

Certain leases contain renewal options. Certain leases provide for fixed monthly rentals and others provide that rent is computed as a percentage of net sales in addition to fixed rentals. Rental expense was $4,065,638 for fiscal 2001 (including $273,727 of percentage rent).

Citi Trends, Inc.
Notes to Financial Statements— (Continued)
February 2, 2002
The Company is involved in certain legal matters arising in the normal course of business. In the opinion of management, the outcome of these matters will not materially affect its financial condition, results of operations, or liquidity.

(9)	Related Party Transactions
The Company is a party to a consulting agreement with an affiliate of its majority stockholder for management consulting services. Included in operating expenses are management fees of $120,000 for fiscal 2001.
The consulting agreement has a four year term and is subject to automatic one year renewals each February 1, subject to 60 days prior notice of termination by either party. In addition, either party has the right to terminate the consulting agreement upon 90 days prior notice in the event of (a) a sale of all or substantially all of our common stock or assets, (b) a merger or consolidation in which we are the surviving corporation or (c) a registered public offering of our common stock.

Citi Trends, Inc.
Condensed Balance Sheets
October 30, 2004 and January 31, 2004
(Unaudited)

	10/30/04	1/31/04

Assets
Current assets:
Cash and cash equivalents	$2,156,019	9,954,232
Inventory	37,439,758	22,712,369
Prepaid and other current assets	2,494,550	1,770,998
Income tax receivable	579,386	—
Deferred tax asset	668,604	530,604

Total current assets	43,338,317	34,968,203
Property and equipment, net	16,078,755	12,749,601
Goodwill	1,371,404	1,371,404
Other assets	119,704	123,992

Total assets	$60,908,180	49,213,200

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under revolving lines of credit	$5,388,067	—
Accounts payable	20,615,716	19,577,370
Accrued expenses	2,923,041	2,121,520
Accrued compensation	2,655,387	1,669,462
Current portion of long-term debt	77,949	74,762
Current portion of capital lease obligations	614,373	566,667
Income tax payable	—	331,342
Layaway deposits	1,141,656	133,028

Total current liabilities	33,416,189	24,474,151
Long-term debt, less current portion	1,442,757	1,494,302
Capital lease obligations, less current portion	646,425	494,547
Preferred shares subject to mandatory redemption	4,403,651	5,160,313
Deferred tax liability	471,445	333,445
Other long-term liabilities	1,406,482	752,574

Total liabilities	41,786,949	32,709,332

Stockholders’ equity:
Common stock, $0.01 par value. Authorized 500,000 shares; 363,875 and 363,275 shares issued in 2004 and 2003	3,639	3,633
Paid-in-capital	4,109,737	4,011,601
Retained earnings	15,196,868	12,571,384
Treasury stock, at cost; 6,375 and 5,775 shares in 2004 and 2003	(164,550)	(57,750)
Subscription receivable	(24,463)	(25,000)

Total stockholders’ equity	19,121,231	16,503,868

Commitments and contingencies (note 10)
Total liabilities and stockholders’ equity	$60,908,180	49,213,200

See accompanying notes to financial statements.

Citi Trends, Inc.
Condensed Statements of Income
39 Weeks Ended October 30, 2004 and November 1, 2003
(Unaudited)

	2004	2003

Net sales	$137,128,892	$107,952,093
Cost of sales	86,288,239	67,466,353

Gross profit	50,840,653	40,485,740
Selling, general and administrative expenses	46,013,981	35,931,919

Income from operations	4,826,672	4,553,821
Interest expense, including redeemable preferred stock dividend	557,590	315,048

Income before provision for income taxes	4,269,082	4,238,773
Provision for income taxes	1,643,596	1,637,924

Net income	$2,625,486	$2,600,849

Basic income per common share	$7.22	$6.79

Diluted income per common share	$6.20	$5.89

Average number of shares outstanding
Basic	363,808	363,275

Diluted	423,701	418,532

See accompanying notes to financial statements.

Citi Trends, Inc.
Condensed Statements of Cash Flows
39 Weeks Ended October 30, 2004 and November 1, 2003
(Unaudited)

	2004	2003

Operating activities:
Net income	$2,625,486	2,600,849
Adjustment to reconcile net income to net cash provided by operating activities:
Dividends on preferred shares subject to mandatory redemption	243,338	108,150
Depreciation and amortization	3,569,848	3,004,906
Noncash compensation expense	92,142	102,163
Changes in assets and liabilities:
Inventory	(14,727,389)	(10,835,495)
Prepaid and other current assets	(723,552)	(65,577)
Income tax receivable	(910,729)	(27,780)
Other assets	4,288	5,555
Accounts payable	1,038,347	3,939,674
Accrued expenses and other long-term liabilities	1,455,430	215,119
Accrued compensation	985,925	(70,322)
Layaway deposits	1,008,627	938,281

Net cash used in operating activities	(5,338,239)	(84,477)

Investing activities:
Purchase of property and equipment	(6,230,583)	(5,094,521)

Financing activities:
Net Borrowing (repayments) under revolving line of credit	5,388,067	3,043,894
Repayments on long-term debt and capital lease obligations	(623,458)	(780,013)
Payment of dividends on preferred shares subject to mandatory redemption	(1,000,000)	—
Proceeds from issuance of Capital Stock	6,000	—

Net cash provided by financing activities	3,770,609	2,263,881

Net decrease in cash and cash equivalents	(7,798,213)	(2,915,117)
Cash and cash equivalents:
Beginning of period	9,954,232	5,824,847

End of period	$2,156,019	2,909,730

Supplemental disclosures of cash flow information:
Cash paid for interest	$296,900	189,546
Cash paid for income taxes	$2,559,729	1,663,704
Supplemental disclosures of noncash activities:
Dividends accrued on redeemable preferred stock	$243,338	243,338
Purchases of property and equipment financed by entering into capital leases	$670,503	660,012
See accompanying notes to financial statements.

Citi Trends, Inc.
Notes to Condensed Financial Statements
39 Weeks Ended October 30, 2004 and November 1, 2003

(1)	Basis of Presentation
The consolidated financial statements included herein have been prepared by management without audit and should be read in conjunction with the consolidated financial statements and notes thereto for fiscal 2003 included in this document. Due to the seasonality of the Company’s business, the results for the interim periods are not necessarily indicative of the results for the year. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although management believes that the disclosures are adequate to fairly present the information. The accompanying consolidated financial statements reflect, in the opinion of management, all such adjustments necessary for a fair presentation of the interim financial statements. In the opinion of management, all such adjustments are of a normal recurring nature, except for the adjustments resulting from the adoption of FAS No. 150. See Note (7).

(2)	Organization and Business
Citi Trends, Inc. (the “Company”) is a rapidly growing, value-priced retailer of urban fashion apparel and accessories for the entire family. As of October 30, 2004, the Company operated 195 stores in Alabama, Arkansas, Florida, Georgia, Louisiana, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Texas, and Virginia.

(3)	Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(4)	Recently Adopted Accounting Standards
In December 2003, the FASB issued FIN 46R, Consolidation of Variable Interest Entities, which is an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. FIN 46R requires that if an entity has a controlling interest in a variable interest entity, the assets, liabilities and results of activities of the variable interest entity should be included in the consolidated financial statements of the entity. FIN 46R is effective immediately for all new variable interest entities created or acquired after December 31, 2003. The adoption of FIN 46R did not have an impact on the Company’s consolidated financial position or results of operations.

(5)	Revolving Lines of Credit
The Company has a revolving line of credit secured by substantially all of the Company’s assets pursuant to which the Company pays customary fees. This secured line of credit expires in April 2007. At October 30, 2004, the line of credit provides for aggregate cash borrowings and the issuance of letters of credit up to the lesser of $25,000,000 or the Company’s borrowing base, as defined in the credit agreement. Borrowings under this secured line of credit bear interest at either the prime rate plus 0.25% or the Eurodollar rate plus 2.75%, at the Company’s election, based on conditions in the credit agreement. Additionally, there is a letter of credit fee of 1.25% per annum on the outstanding balance of letters of credit. The interest rate on borrowings at October 30, 2004 was 4.75%. At October 30, 2004, there was $4.0 million in outstanding borrowings on the revolving line of credit, there were no outstanding letters of credit. Under the terms of the

Citi Trends, Inc.
Condensed Notes to Financial Statements—(Continued)
39 Weeks Ended October 30, 2004 and November 1, 2003
credit agreement the Company is required to maintain a minimum tangible net worth of $3.9 million. The Company was in compliance with this requirement at October 30, 2004.
In September 2003, the Company entered into an annual unsecured revolving line of credit with Bank of America that was renewed in June 2004. The line of credit provides for aggregate cash borrowings up to $3,000,000 to be used for general operating purposes. Borrowings under the credit agreement bear interest at LIBOR plus 2.00% and the interest rate was 3.96% as of October 30, 2004. At October 30, 2004, there was $1.4 million in outstanding borrowings on the unsecured revolving line of credit.

(6)	Preferred Shares Subject to Mandatory Redemption
The Company’s Series A Preferred Stock is nonvoting and has liquidation and dividend preferences over the common stock. All outstanding shares of Series A Preferred Stock can be redeemed by the Company with board of director approval, and must be redeemed by April 2009 or earlier in the event of a change in control or the liquidation of the Company, at a price of $1,000 per share, plus accrued dividends. Dividends on Series A Preferred Stock are cumulative at the rate of 9% of the amount of capital contributed for such shares and are payable upon the earlier of a declaration by the board of directors or a change in control or liquidation of the Company. At October 30, 2004 and November 1, 2003 the Company had accrued dividends payable of $798,651 and $1,474,201, respectively. During fiscal 2003, the Company’s board of directors adopted a resolution whereby the Company has begun repaying its Series A Preferred Stock and all dividends accrued thereon at a rate of $500,000 per quarter beginning in the second quarter of fiscal 2004.

(7)	Certain Financial Instruments with Characteristics of Liabilities and Equity
The Company prospectively adopted SFAS No. 150, which establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 also includes required disclosures for financial instruments within its scope. For the Company, SFAS No. 150 was effective for instruments entered into or modified after May 1, 2003 and otherwise effective as of February 1, 2004, except for mandatorily redeemable financial instruments. As such, the Company adopted the provisions of SFAS No. 150 for our Series A Preferred Stock on July 6, 2003 which required the Company to classify the Series A Preferred Stock as a liability on our balance sheet. The effective date of SFAS No. 150 has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. To illustrate the effect of SFAS 150 the following table shows net income if SFAS No. 150 had not been adopted in the two 39-week periods ending October 30, 2004 and November 1, 2003.

	2004	2003

Net income, as reported	$2,625,486	2,600,848
Add dividends on preferred shares subject to mandatory redemption	243,338	108,150

Pro forma net income	$2,868,824	2,708,998

(8)	Stock-Based Compensation
The Company applies the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB interpretation (FIN) No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current fair value of the underlying stock exceeds the exercise price. The Company recognizes the fair value of stock rights granted to non-employees in the accompanying financial statements. SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148,

Citi Trends, Inc.
Condensed Notes to Financial Statements—(Continued)
39 Weeks Ended October 30, 2004 and November 1, 2003
Accounting for Stock-Based Compensation— Transition and Disclosure, an amendment of FASB Statement No. 123, establishes accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and the Company has adopted only the disclosure requirements of SFAS No. 123, as amended. The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards in the period. Pro forma information regarding net income and net income per share is required in order to show our net income as if we had accounted for employee stock options under the fair value method of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation— Transition Disclosure. The fair values of options and shares issued pursuant to our option plan at each grant date were estimated using the Black-Scholes option pricing model.

	2004	2003

Net income, as reported	$2,625,486	2,600,849
Add stock-based employee compensation expense included in reported net income, net of tax of $48,224 and $60,220, respectively	75,049	101,662
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax of 73,626 and $50,492, respectively	(114,580)	(85,239)

Pro forma net income	$2,585,955	2,617,272

Pro forma Basic Income per common share	7.11	6.83

Pro forma Diluted Income per common share	6.10	5.93

(9)	Related Party Transactions
The Company is a party to a consulting agreement with an affiliate of its majority stockholder for management consulting services. Included in operating expenses are management fees of $180,000 and $180,000 for the 39 weeks ended October 30, 2004 and November 1, 2003, respectively.
The consulting agreement has a four year term and is subject to automatic one year renewals each February 1, subject to 60 days prior notice of termination by either party. In addition, either party has the right to terminate the consulting agreement upon 90 days prior notice in the event of (a) a sale of all or substantially all of our common stock or assets, (b) a merger or consolidation in which we are not the surviving corporation or (c) a registered public offering of our common stock, which includes this offering. It is expected that both parties to the consulting agreement will waive any notice requirement for termination upon consummation of this offering.

(10)	Contingencies
The Company is from time to time involved in various legal proceedings incidental to the conduct of its business, including claims by its customers, employees or former employees. The Company is currently the defendant in two putative collective action lawsuits commenced after August, 2004 by former employees under the Fair Labor Standards Act. The plaintiff in each of the lawsuits is represented by the same law firm, and both suits are pending in District Court of the United States for the Middle District of Alabama, Northern Division. Each of the cases is in its early stages, and the Company is in the process of evaluating the claims made. While its review of the allegations is preliminary, the Company believes that its business practices are, and were during the relevant periods, in compliance with the law. While the Company is unable to predict the outcome of these matters, it plans to defend these suits vigorously.

Citi Trends, Inc.
Condensed Notes to Financial Statements—(Continued)
39 Weeks Ended October 30, 2004 and November 1, 2003

(11)	Recently Issued Accounting Standards Not Currently Effective
In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Under SFAS No. 123R, the Company, beginning in the third quarter of 2005, will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award (with limited exceptions). The cost will be recognized over the period during which an employee is required to provide services in exchange for the award.
Currently, the Company discloses the estimated effect on net income of these share-based payments in the footnotes to the financial statements. The estimated fair value (cost) of the share-based payments has historically been determined using the Black-Scholes pricing model. As of the date of this report, the Company had not calculated the cost of share-based payments using the various other methods allowed by SFAS No. 123R and has not yet decided on the method to be used upon implementation of this standard. The actual compensation cost resulting from share-based payments to be included in the Company’s future results of operations may vary significantly from the amounts currently disclosed in the footnotes to the financial statements.

[Pictures of the outside and inside of various stores]

                                         Shares
Common Stock

PROSPECTUS

                    , 2005
CIBC World Markets
Piper Jaffray
SG Cowen & Co.
Wachovia Securities

You should rely only on information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.
Until                     , 2005 (25 days after the commencement of the offering), all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in the offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II
Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD fee and the Nasdaq National Market listing fee.

SEC Registration fee		$6,767.75
NASD filing fee		6,250.00
Nasdaq national market listing fee		5,000.00
Printing		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*
Total	$	*

*	To be provided by amendment

Item 14.	Indemnification of Directors and Officers.
As permitted by Section 102(b)(7) of the Delaware General Corporation Law, we have adopted provisions in our second amended and restated certificate of incorporation and amended and restated by-laws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonable available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director except for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.
These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our second amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.
As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated by-laws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated by-laws are not exclusive.
Our second amended and restated certificate of incorporation, attached as Exhibit 3.1 hereto, and our amended and restated by-laws, attached as Exhibit 3.2 hereto, provide for the indemnification provisions described above and elsewhere herein. In addition, we have purchased a policy of directors’ and officers’

liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.
The form of Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers and directors for specified liabilities, including matters arising under the Securities Act of 1933, as amended.

Item 15.	Recent Sales of Unregistered Securities.
Set forth below in reverse chronological order is information regarding the number of shares of capital stock and options issued by us since                     , 2002. Also included is the consideration if any received by us for the securities.
There was no public offering in any such transaction and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, by reason of Regulation D and Section 4(2) of the 1933 Act, based on the private nature of the transactions and the financial sophistication of the purchasers, all of whom had access to complete information concerning us and acquired the securities for investment and not with a view to the distribution thereof. In addition, we believe that the transactions described below with respect to the issuance of option grants and warrants to our employees and directors were exempt from registration requirements of the 1933 Act by reason of Rule 701 promulgated thereunder.
     Common Stock
In January 2004, a former employee of ours, resigned with 600 shares of vested stock options. The employee exercised his options in March 2004 pursuant to the provisions of our Amended and Restated 1999 Stock Option Plan and we issued to him shares of our common stock. In September 2004, pursuant to the terms and conditions of our Amended and Restated 1999 Stock Option Plan, we repurchased the 600 shares of common stock from him for the then fair market value of the common stock. As consideration we issued him a non-negotiable three year junior subordinated note in the amount of $106,800. The common shares we repurchased are currently held by us in treasury stock.
     Options
In August 2003, our board of directors adopted a plan whereby stock options are to be issued to Hampshire Equity Partners, as well as other common stockholders, in amounts necessary to prevent the dilution of their ownership percentage as a result of the issuance of stock options to our other employees. Options granted under this anti-dilution plan are to be issued at the estimated fair market value of our common stock on the date of grant and vest immediately. During fiscal 2003, we issued stock options for 1,503 shares of common stock under this anti-dilution plan, 1,425 of which were issued to Hampshire Equity Partners. Because Hampshire Equity Partners does not qualify as an employee, FIN No. 44 required us to recognize a charge to earnings during fiscal 2004 of $38,832. The fair value of the vested options was determined using the Black-Scholes option-pricing model.

Item 16.	Exhibits and Financial Statement Schedules
(a)     Exhibits. The following exhibits are filed as part of this registration statement:

Exhibit No.		Description

1.1		Form of Underwriting Agreement

3.1		Form of Second Amended and Restated Certificate of Incorporation

3.2		Form of Amended and Restated By-laws

4.1		Specimen certificate for shares of common stock, $.01 par value*

5.1		Opinion of Paul, Hastings, Janofsky & Walker LLP*

10.1		Letter Agreement by and between R. Edward Anderson and Citi Trends, Inc., dated November 16, 2001

10.2		Employment and Non-Interference Agreement by and between George Bellino and Citi Trends, Inc., dated as of April 13, 1999

10.3		Amendment No. 1 to the Employment and Non-Interference Agreement by and between George Bellino and Citi Trends, Inc., dated as of December 2001

10.4		The Loan and Security Agreement, dated as of April 2, 1999, by and between Congress Financial Corporation (Southwest) and Allied Fashion, Inc.

10.5		First Amendment to Loan and Security Agreement, dated as of June 28, 2000, by and between Congress Financial Corporation (Southwest) and Allied Fashion, Inc.

10.6		Second Amendment to Loan and Security Agreement, dated as of November 30, 2000, by and between Congress Financial Corporation (Southwest) and Allied Fashion, Inc.

10.7		Third Amendment to Loan and Security Agreement, dated as of January 2003, by and between Congress Financial Corporation (Southwest) and Citi Trends, Inc.

10.8		Fourth Amendment to Loan and Security Agreement, dated as of February 9, 2005, by and between Congress Financial Corporation (Southwest) and Citi Trends, Inc.

10.9		Lease Agreement, dated as of September 30, 2004, by and between Meyer Warehouse, LLC, as landlord, and Citi Trends, Inc., as tenant

10.1	0	$3.0 Million Promissory Note of Citi Trends, Inc. payable to Bank of America issued on June 21, 2004

10.1	1	Form of 2005 Long Term Incentive Plan

10.1	2	Nominating Agreement, dated as of , 2005, by and between Citi Trends, Inc. and Hampshire Equity Partners II, L.P.*

10.1	3	Registration Rights Agreement, dated as of , 2005, by and between Citi Trends, Inc. and Hampshire Equity Partners II, L.P.*

Exhibit No.		Description

10.1	4	Termination Agreement, dated as of , 2005, by and between Citi Trends, Inc. and Hampshire Management Company LLC*

14.1		Citi Trends, Inc. Code of Business Conduct and Ethics*

23.1		Consent of KPMG LLP

23.2		Consent of Paul Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)*

24.1		Power of Attorney (included on the signature page hereto)

* To be filed by amendment.

Item 17.	Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 28th of February, 2005.

CITI TRENDS, INC.

By:	/s/ R. Edward Anderson

R. Edward Anderson
Chief Executive Officer
Power of Attorney
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints R. Edward Anderson and Thomas W. Stoltz, and each of them, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done.

Signature	Title	Date

/s/ R. Edward Anderson R. Edward Anderson	Chief Executive Officer (Principal Executive Officer)	February 28, 2005

/s/ Thomas W. Stoltz Thomas W. Stoltz	Chief Financial Officer (Principal Financial Officer)	February 28, 2005

/s/ George A. Bellino George A. Bellino	Director	February 28, 2005

/s/ Gregory P. Flynn Gregory P. Flynn	Director	February 28, 2005

/s/ Laurens M. Goff Laurens M. Goff	Director	February 28, 2005

/s/ John S. Lupo John S. Lupo	Director	February 28, 2005

/s/ Tracy L. Noll Tracy L. Noll	Director	February 28, 2005

Exhibit Index

Exhibit No.		Description

1.1		Form of Underwriting Agreement

3.1		Form of Second Amended and Restated Certificate of Incorporation

3.2		Form of Amended and Restated By-laws

4.1		Specimen certificate for shares of common stock, $.01 par value*

5.1		Opinion of Paul, Hastings, Janofsky & Walker LLP*

10.1		Letter Agreement by and between R. Edward Anderson and Citi Trends, Inc., dated November 16, 2001

10.2		Employment and Non-Interference Agreement by and between George Bellino and Citi Trends, Inc., dated as of April 13, 1999

10.3		Amendment No. 1 to the Employment and Non-Interference Agreement by and between George Bellino and Citi Trends, Inc., dated as of December 2001

10.4		The Loan and Security Agreement, dated as of April 2, 1999, by and between Congress Financial Corporation (Southwest) and Allied Fashion, Inc.

10.5		First Amendment to Loan and Security Agreement, dated as of June 28, 2000, by and between Congress Financial Corporation (Southwest) and Allied Fashion, Inc.

10.6		Second Amendment to Loan and Security Agreement, dated as of November 30, 2000, by and between Congress Financial Corporation (Southwest) and Allied Fashion, Inc.

10.7		Third Amendment to Loan and Security Agreement, dated as of January 2003, by and between Congress Financial Corporation (Southwest) and Citi Trends, Inc.

10.8		Fourth Amendment to Loan and Security Agreement, dated as of February 9, 2005, by and between Congress Financial Corporation (Southwest) and Citi Trends, Inc.

10.9		Lease Agreement, dated as of September 30, 2004, by and between Meyer Warehouse, LLC, as landlord, and Citi Trends, Inc., as tenant

10.1	0	$3.0 Million Promissory Note of Citi Trends, Inc. payable to Bank of America issued on June 21, 2004

10.1	1	Form of 2005 Long Term Incentive Plan

10.1	2	Nominating Agreement, dated as of , 2005, by and between Citi Trends, Inc. and Hampshire Equity Partners II, L.P.*

10.1	3	Registration Rights Agreement, dated as of , 2005, by and between Citi Trends, Inc. and Hampshire Equity Partners II, L.P.*

10.1	4	Termination Agreement, dated as of , 2005, by and between Citi Trends, Inc. and Hampshire Management Company LLC*

Exhibit No.	Description

14.1	Citi Trends, Inc. Code of Business Conduct and Ethics*

23.1	Consent of KPMG LLP

23.2	Consent of Paul Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page hereto)

* To be filed by amendment.